UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12
Encompass Health Corporation
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials:
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

March 26, 2021

Dear Fellow Stockholder:
I am pleased to invite you to attend our 2021 Annual Meeting of Stockholders of Encompass Health Corporation, to be held on Thursday, May 6, 2021, at 11:00 a.m., central time. As we continue our precautions relating to the COVID-19 pandemic, we will conduct this year’s annual meeting by live webcast on the internet. You will be able to attend and participate in the meeting by visiting www.virtualshareholdermeeting.com/EHC2021 and entering the 16-digit control number included on your Notice of Internet Availability of Proxy Materials (the “Notice”) or on your proxy card if you receive the proxy materials by mail. Due to public health and safety considerations, there will not be an in-person meeting this year.

We will consider the items of business described in the Notice and in the Proxy Statement accompanying this letter and respond to any questions you may have. The Proxy Statement contains important information about the matters to be voted on and the process for voting, along with information about Encompass Health, its management and its directors.
Every stockholder’s vote is important to us. Even if you plan to attend the annual meeting by logging into the virtual annual meeting website, please promptly vote by submitting your proxy by phone, by internet or by mail. The “Commonly Asked Questions” section of the Proxy Statement and the enclosed proxy card contain detailed instructions for submitting your proxy. If you plan to attend the annual meeting by logging into the virtual annual meeting website, you must provide proof of share ownership by entering the 16-digit control number included on your Notice.
On behalf of the directors, management and employees of Encompass Health, thank you for your continued support of and ownership in our company.
Sincerely,
Leo I. Higdon, Jr.
Chairman of the Board of Directors

ENCOMPASS HEALTH CORPORATION
Notice of Annual Meeting of Stockholders

TIME	11:00 a.m., central time, on Thursday, May 6, 2021

PLACE
As a precaution intended to protect the health and well-being of our employees, stockholders and others during the COVID-19 pandemic, this year’s annual meeting will be conducted by live webcast on the internet. You may attend and participate in the meeting by visiting www.virtualshareholdermeeting.com/EHC2021 and entering the 16-digit control number included on your proxy card or Notice of Internet Availability of Proxy Materials. If you hold your shares through an intermediary, such as a bank or broker, and do not have a control number, please contact the bank or broker. Due to public health and safety considerations, there will not be an in-person meeting.

ITEMS OF BUSINESS
•To elect 14 directors to the board of directors to serve until our 2022 annual meeting of stockholders.
➢ The board of directors recommends a vote FOR each nominee.
•To ratify the appointment by Encompass Health’s Audit Committee of PricewaterhouseCoopers LLP as Encompass Health’s independent registered public accounting firm.
➢ The board of directors recommends a vote FOR ratification.
•To approve, on an advisory basis, the compensation of the named executive officers as disclosed in Encompass Health’s Definitive Proxy Statement for the 2021 annual meeting.
➢ The board of directors recommends a vote FOR the approval of the compensation of our named executive officers.
•To transact such other business as may properly come before the annual meeting and any adjournment or postponement.

RECORD DATE	You can vote if you are a holder of record of Encompass Health common stock on March 9, 2021.

PROXY VOTING
Your vote is important. Please vote in one of these ways:
•Via internet: Go to http://www.proxyvote.com and follow the instructions. You will need to enter the control number printed on your proxy card or Notice of Internet Availability of Proxy Materials;
•By telephone: Call toll-free 1-800-690-6903 and follow the instructions. You will need to enter the control number printed on your proxy card or Notice of Internet Availability of Proxy Materials;
•In writing: Complete, sign, date and promptly return your proxy card in the enclosed envelope; or
•Submit a vote during the virtual annual meeting at www.virtualshareholdermeeting.com/EHC2021.

Important Notice for the Stockholders Meeting to be Held on May 6, 2021
Encompass Health’s Proxy Statement on Schedule 14A, form of proxy card, and 2020 Annual Report (including the 2020 Annual Report on Form 10-K) are available at http://www.proxyvote.com after entering the control number printed on your proxy card or Notice of Internet Availability of Proxy Materials.

Birmingham, Alabama	Patrick Darby
March 26, 2021	Secretary

ENCOMPASS HEALTH CORPORATION
PROXY STATEMENT
i

 NOTE TO READERS

As used in this report, the terms “Encompass Health,” “we,” “us,” “our,” and the “Company” refer to Encompass Health Corporation and its consolidated subsidiaries, unless otherwise stated or indicated by context. We use the term “Encompass Health Corporation” to refer to Encompass Health Corporation alone wherever a distinction between Encompass Health Corporation and its subsidiaries is required or aids in the understanding of this filing. We refer to our consolidated subsidiary, EHHI Holdings, Inc. and its subsidiaries, which collectively operate our home health and hospice business, as “EHHI.”

This proxy statement and the accompanying form of proxy are first being sent to our stockholders on March 26, 2021.

ii

ENCOMPASS HEALTH CORPORATION
PROXY STATEMENT
PROXY SUMMARY
This summary highlights selected information about the items to be voted on at our annual meeting and information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider in deciding how to vote, so you should read the entire proxy statement carefully before voting.

Proposals That Require Your Vote

Proposals	Board Recommendation	Votes Required for Approval	More Information
1. Election of 14 directors to serve until our 2022 annual meeting	FOR each nominee	Votes for the nominee exceed 50% of the votes cast with respect to such nominee	Page 9
2. Ratification of the appointment of our independent registered public accounting firm	FOR	Votes for the proposal exceed the votes against the proposal	Page 17
3. Approval, on an advisory basis, of our executive compensation	FOR	Votes for the proposal exceed the votes against the proposal	Page 19

Say-on-Pay Highlights
We have received a say-on-pay approval vote of greater than 93% every year. We believe our stockholders have overwhelmingly endorsed our pay-for-performance track record, strong corporate governance, and compensation risk mitigation practices, including the following best practices related to executive compensation:

✓	Annual and long-term incentive plans have maximum award opportunities.
✓	Annual and long-term incentive plans are designed with multiple measures of performance.
✓	Annual incentive plan includes both financial and quality of care (ESG) metrics.
✓	Compensation recoupment, or “claw-back,” policy applies to both cash and equity incentives.
✓
Equity ownership guidelines for executives require retention of 50% of net shares at the time of exercise/vest until the ownership multiple is met. Non-employee directors must hold awards until departure.

✓	Insider trading policy expressly prohibits hedging or pledging of our stock by executives and directors.
✓	Supplemental executive benefits or perquisites are substantially limited to a nonqualified 401(k) plan and optional executive physical examinations.
✓	Independent sessions are scheduled at every regular meeting of our board and its committees (no members of management are present at these independent sessions).
✓	Change-of-control compensation arrangements include “double triggers” and do not gross-up for taxes.
Our pay-for-performance and other compensation best practices are discussed further beginning on page 38.

Governance Highlights

✓	Independent, non-executive chairman of the board
✓	13 of 14 independent directors (all except CEO)
✓	All standing board committees are fully independent
✓	Heightened board independence requirement (75% of directors must be independent)
✓	All directors attended at least 75% of the meetings of the board and the respective committees
✓	Robust stock ownership requirements for directors and officers
✓	Majority voting in uncontested director elections, combined with contingent resignations of directors
✓	Declassified board with annual elections
✓	None of the directors serve on more than 3 outside public company boards
✓	Gender diversity (women comprise 36% of the board and 38% of executive officers)
✓	No poison pill in place
✓	Annual board and committee performance evaluations and periodic involvement of outside advisors in such evaluations
✓	Active stockholder engagement program
✓	Focus on diversity in succession planning (see page 28 for latest on board refreshment process)
✓	Regular reviews of succession plans for CEO and other senior executives
✓	Stockholders may amend our bylaws by simple majority vote
✓	Proxy reimbursement bylaw for stockholder proxy solicitation expenses (see page 29)
✓	Stockholder-adopted exclusive forum bylaw
✓	Stockholders may act by written consent
✓	Stockholders representing 20% of outstanding shares may call a special meeting
✓	Term limit for directors of 15 years, subject to exceptions at the board’s discretion
✓	Mandatory retirement age for directors of 75, subject to exceptions at the board’s discretion
✓	No related party transactions with directors
✓	Limitations on directorships for executive officers
✓	Enterprise risk management, including cybersecurity, oversight by full board and designated committees on regular schedule (see pages 20-22)
✓	ESG oversight by full board and designated committees on regular schedule (see pages 21-22)
✓	Sustainability targets in the executive compensation program (quality of care metrics) (see pages 43-44)
✓	Organizational focus on a strong culture that values inclusion, diversity, and equity and employee development and engagement (see the discussion in our 2020 Annual Report on Form 10-K)

COMMONLY ASKED QUESTIONS
Why did I receive these proxy materials?
We are furnishing this proxy statement in connection with the solicitation by our board of directors of proxies to be voted at our 2021 annual meeting of stockholders and at any adjournment or postponement. As a reminder, our annual meeting will be entirely by means of live internet webcast, frequently referred to as a “virtual annual meeting.” At our annual meeting, stockholders will act upon the following proposals:
(1)to elect 14 directors to the board of directors to serve until our 2022 annual meeting of stockholders;
(2)to ratify the appointment by the Audit Committee of our board of directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm;
(3)to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement for the 2021 annual meeting; and
(4)to transact such other business as may properly come before the 2021 annual meeting of stockholders and any adjournment or postponement.
These proxy solicitation materials are being sent to our stockholders on or about March 26, 2021 and summarize the purposes of the meeting and the information you need to know to vote at the annual meeting.
How can I participate in the virtual annual meeting?
Attendance at the 2021 annual meeting of stockholders is limited to stockholders. You will be able to attend and participate in the virtual annual meeting by visiting www.virtualshareholdermeeting.com/EHC2021 and entering the 16-digit control number included on your proxy card or Notice of Internet Availability of Proxy Materials. If you hold your shares through an intermediary or nominee, such as a bank or stockbroker, and do not have a control number, please contact the bank, broker or nominee for instructions. Please log in to the website by 10:45 a.m., central time, on the day of the meeting.
You may vote and submit questions during the annual meeting by following the instructions available on the meeting website. All questions that comply with the rules for the meeting posted on the meeting website will be answered. If the time allotted for the meeting is not sufficient to allow for answering all the questions submitted, we will post the question and our response on our website at https://investor.encompasshealth.com at our earliest convenience. Out of fairness and respect to all attendees, we will not answer questions that are:
•not pertinent to the business of the Company or to the business of the annual meeting,
•related to material non-public information of the Company,
•related to personal grievances or individual personnel matters or not otherwise a matter of interest to stockholders generally,
•derogatory references to individuals or that are otherwise offensive or in bad taste,
•repetitious questions or statements already submitted or made by another stockholder,
•related to pending or threatened litigation, or
•otherwise not in compliance with the rules for the meeting posted on the meeting website.

Who is entitled to vote at the meeting?
The board of directors has determined that those stockholders who are recorded in our record books as owning shares of our common stock as of the close of business on March 9, 2021, are entitled to receive notice of and to vote at the annual meeting of stockholders. As of February 12, 2021, there were 99,265,706 shares of our common stock issued and outstanding. Your shares may be (1) held directly in your name as the stockholder of record or (2) held for you as the beneficial owner through a stockbroker, bank or other nominee, or both. Our common stock is our only class of outstanding voting securities. Each share of common stock owned as of the close of business on March 9, 2021 is entitled to one vote on each matter properly brought before the annual meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Most of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote during the meeting on the virtual annual meeting website. If you requested a paper copy of the proxy materials, we have enclosed a proxy card for you to use.
Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the meeting. However, because you are not the stockholder of record, you may not vote these shares during the meeting on the virtual annual meeting website unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker, bank, or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares. If you do not provide the stockholder of record with voting instructions, your shares will constitute broker non-votes. The effect of broker non-votes is more specifically described in “What vote is required to approve each item?” below.
How can I vote my shares at the virtual annual meeting?
Shares held directly in your name as the stockholder of record may be voted during the virtual annual meeting, and you will need the control number included on your proxy card or Notice of Internet Availability of Proxy Materials. Submitting your proxy by telephone, by internet or by mail will in no way limit your right to vote during the virtual annual meeting.
Shares held beneficially in street name may be voted by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares. Owners of shares held in street name that expect to attend and vote during the virtual annual meeting should contact their broker, bank or nominee as soon as possible to obtain the necessary proxy.
Even if you currently plan to attend the virtual annual meeting, we recommend that you also submit your proxy as described below so your vote will be counted if you later decide not to attend the meeting.
How can I vote my shares without attending the meeting?
Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker, bank, or nominee.
Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker, bank, or nominee. The internet and telephone voting procedures established for our stockholders of record are designed to authenticate your identity, to allow you to give your voting instructions, and to confirm those instructions have been properly recorded. Internet and telephone voting for stockholders of record will be available 24 hours a day, and will close at 11:59 p.m. eastern time on May 5, 2021. The availability of internet and telephone voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions you receive.
•BY INTERNET – If you have internet access, you may submit your proxy from any location in the world by following the “internet” instructions on the proxy card or Notice of Internet Availability of Proxy Materials. Please have one of those documents in hand when accessing the website as you will need the control number found there.
•BY TELEPHONE – If you live in the United States, Puerto Rico, or Canada, you may submit your proxy by following the “telephone” instructions on your proxy card or Notice of Internet Availability of Proxy Materials. Please have one of those documents in hand when you call as you will need the control number found there.

•BY MAIL – If you requested a paper copy of the proxy materials, you may vote by mail by marking, signing, and dating your proxy card or, for shares held in street name, the voting instruction card included by your broker, bank, or nominee and mailing it in the accompanying enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you do not have the pre-addressed envelope available, please mail your completed proxy card to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Mailed proxy cards must be received no later than May 5, 2021 in order to be counted.
If you cast your vote in any of the ways set forth above, your shares will be voted in accordance with your voting instructions unless you validly revoke your proxy. We do not currently anticipate that any other matters will be presented for action at the annual meeting. If any other matters are properly presented for action, the persons named as your proxies will vote your shares on these other matters in their discretion, under the discretionary authority you have granted to them in your proxy.
Shares cannot be voted by marking, writing on and/or returning a Notice of Internet Availability of Proxy Materials. Any Notices of Internet Availability that are returned will not be counted as votes.
Can I access the proxy statement and annual report on the internet?
Yes. You may have received a Notice of Internet Availability of Proxy Materials with instructions on how to access the materials on the internet. Regardless, this proxy statement, the form of proxy card and our Annual Report on Form 10-K for the year ended December 31, 2020 (the “2020 Form 10-K”) are available at http://www.proxyvote.com. If you received a paper copy of the proxy materials, you have made a previous election to that effect. If you are a stockholder of record and would like to access future proxy materials electronically instead of receiving paper copies in the mail, there are several ways to do this. You can mark the appropriate box on your proxy card or follow the instructions if you vote by telephone or the internet. If you have internet access, we hope you make this choice. Receiving future annual reports and proxy statements via the internet will be simpler for you, will save the Company money and is friendlier to the environment.
A copy of our 2020 Form 10-K and the proxy materials are also available without charge from the “Investors” section of our website at https://investor.encompasshealth.com. The 2020 Form 10-K and the proxy materials are also available in print to stockholders without charge and upon request, addressed to Encompass Health Corporation, 9001 Liberty Parkway, Birmingham, Alabama 35242, Attention: Corporate Secretary.
Rules adopted by the Securities and Exchange Commission permit us to provide stockholders with proxy materials electronically instead of in paper form. We have decided to provide a Notice of Internet Availability of Proxy Materials with instructions on how to access the materials on the internet except in the event a stockholder has previously elected to receive printed material.
Can I change my vote after I submit my proxy?
Yes. Even after you have submitted your proxy, you may change your vote at any time prior to the close of voting at the annual meeting by:
•filing with our corporate secretary at 9001 Liberty Parkway, Birmingham, Alabama 35242, a signed, original written notice of revocation dated later than the proxy you submitted;
•submitting a duly executed proxy bearing a later date;
•voting by telephone or internet on a later date; or
•attending the virtual annual meeting and voting during the meeting on the meeting website.
In order to revoke your proxy, you must send an original notice of revocation of your proxy to the address in the first bullet above sent by U.S. mail or overnight courier prior to the voting deadline. You may not revoke your proxy by any other means. If you grant a proxy, you are not prevented from attending the virtual annual meeting and voting. However, your attendance at the virtual annual meeting will not by itself revoke a proxy you have previously granted; you must vote during the virtual annual meeting to revoke your proxy.
If your shares are held by a broker, bank or other nominee, you may revoke your proxy by following the instructions provided by your broker, bank, or nominee. All valid proxies not revoked will be voted at the annual meeting.

What is “householding” and how does it affect me?
We are delivering the Notice of Internet Availability of Proxy Materials or other proxy materials addressed to all stockholders who share a single address unless they have notified us they wish to “opt out” of the program known as “householding.” Under the householding procedure, stockholders of record who have the same address and last name receive only one copy of the Notice of Internet Availability or other proxy materials. Householding is intended to reduce our printing and postage costs and material waste. WE WILL DELIVER A SEPARATE COPY OF THE ANNUAL REPORT, PROXY STATEMENT, OR NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS PROMPTLY UPON WRITTEN OR ORAL REQUEST. You may request a separate copy by contacting our corporate secretary at 9001 Liberty Parkway, Birmingham, Alabama 35242, or by calling 1-205-967-7116.
If you are a stockholder of record and you choose not to have these disclosure documents sent to a single household address as described above, you must “opt-out” by writing to: Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or by calling 1-866-540-7095, and we will cease householding disclosure documents within 30 days. If we do not receive instructions to remove your account(s) from this service, your account(s) will continue to be householded. Conversely, if you are receiving multiple copies of these disclosure documents and wish to receive only one copy, you should contact your bank or broker for information regarding householding of disclosure documents and to request a change in delivery status.
Is there a list of stockholders entitled to vote at the meeting?
A complete list of stockholders entitled to vote at the meeting will be open for examination by our stockholders for any purpose germane to the meeting, during regular business hours at the meeting place, for ten days prior to the meeting.
What constitutes a quorum to transact business at the meeting?
Before any business may be transacted at the annual meeting, a quorum must be present. The presence at the annual meeting, by participation in the virtual meeting or by proxy, of the holders of a majority of the shares of all of our capital stock outstanding and entitled to vote on the record date will constitute a quorum. At the close of business on February 12, 2021, 99,265,706 shares of our common stock were issued and outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the annual meeting for purposes of a quorum.

If a quorum is not present or if we decide that more time is necessary for the solicitation of proxies, we may adjourn the annual meeting. We may do this with or without a stockholder vote. If the stockholders vote to adjourn the annual meeting in accordance with our Bylaws, the named proxies will vote all shares of common stock for which they have voting authority in favor of adjournment.

What is the recommendation of the board of directors?
Our board of directors unanimously recommends a vote:
•“FOR” the election of each of our 14 nominees to the board of directors;
•“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Encompass Health’s independent registered public accounting firm; and
•“FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.
With respect to any other matter that properly comes before the annual meeting, the proxy holders will vote in accordance with their judgment on such matter.

What vote is required to approve each item?
The vote requirements for Proposals One and Two are as follows:
•Each nominee for director named in Proposal One will be elected if the votes for the nominee exceed 50% of the number of votes cast with respect to such nominee. Votes cast with respect to a nominee will include votes to withhold authority but will exclude abstentions and broker non-votes.
•The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm will be approved if the votes cast for the proposal exceed those cast against the proposal. Broker non-votes will not be counted as votes cast for or against the proposal.
Please note that “say-on-pay,” Proposal Three, is only advisory in nature and has no binding effect on the Company or our board of directors. The board will consider the proposal approved if the votes cast in favor of it exceed the votes cast against it. Broker non-votes will not be counted as votes cast for or against it.
A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the ratification of the independent registered public accounting firm even if the record holder does not receive voting instructions from you. Absent instructions from you, the record holder may not vote on any “nondiscretionary” matter including a director election, an equity compensation plan, a matter relating to executive compensation, certain corporate governance changes, or any stockholder proposal. In that case, without your voting instructions, a broker non-vote will occur. An “abstention” will occur at the annual meeting if your shares are deemed to be present at the annual meeting, either because you attend the annual meeting or because you have properly completed and returned a proxy, but you do not vote on any proposal or other matter which is required to be voted on by our stockholders at the annual meeting. You should consult your broker if you have questions about this.
The affirmative vote of at least a majority of our issued and outstanding shares present, by logging into the virtual annual meeting website or by proxy, and entitled to vote at the annual meeting will be required to approve any stockholder proposal validly presented at a meeting of stockholders. Under applicable Delaware law, in determining whether any stockholder proposal has received the requisite number of affirmative votes, abstentions will have the same effect as a vote against any stockholder proposal. Broker non-votes will be ignored. There are no dissenters’ rights of appraisal in connection with any stockholder vote to be taken at the annual meeting.
What does it mean if I receive more than one proxy or voting instruction card?
It means your shares of common stock are registered differently or are in more than one account. Please return each proxy and voting instruction card you receive. For each Notice of Internet Availability of Proxy Materials you receive, please submit your vote for each control number you have been assigned.
Where can I find the voting results of the meeting?
We will announce preliminary voting results at the meeting. We will publish the voting results in a Current Report on Form 8-K to be filed with the SEC no later than four business days following the end of the annual meeting. If preliminary results are reported initially, we will update the filing when final, certified results are available.
Who will count the votes?
A representative of Broadridge Financial Solutions, Inc., acting as the inspector of election, will tabulate and certify the votes.
Who will pay for the cost of this proxy solicitation?
We are making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. If you choose to access the proxy materials or vote over the internet, however, you are responsible for internet access charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will request banks, brokers, nominees, custodians, and other fiduciaries who hold shares of our stock in street name, to forward these proxy solicitation materials to the beneficial owners of those shares and we will reimburse the reasonable out-of-pocket expenses they incur in doing so.
Who should I contact if I have questions?
If you hold our common stock through a brokerage account and you have any questions or need assistance in voting your shares, you should contact the broker or bank where you hold the account. If you are a registered holder of our common stock and you have any questions or need assistance in voting your shares, please call our Investor Relations department at 1-205-968-6400. As an additional resource, the SEC website has a variety of information about the proxy voting process at www.sec.gov/spotlight/proxymatters.shtml.
NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT WILL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

ITEMS OF BUSINESS REQUIRING YOUR VOTE
Proposal 1 – Election of Directors
Director Nominees
Our board of directors currently consists of 14 members. Based on the recommendation of the Nominating/Corporate Governance Committee, our board proposes that each of the 14 nominees listed below be elected as directors at this annual meeting and serve until our 2022 annual meeting of stockholders.
Each director nominee named in Proposal One will be elected if the votes for that nominee exceed 50% of the number of votes cast with respect to that nominee. Votes cast with respect to a nominee will include votes to withhold authority but will exclude abstentions and broker non-votes. If a nominee becomes unable or unwilling to accept the nomination or election, the persons designated as proxies will be entitled to vote for any other person designated as a substitute nominee by our board of directors. We have no reason to believe that any of the following nominees will be unable to serve. Below we have provided information relating to each of the director nominees proposed for election by our board, including a brief description of why he or she was nominated.

Name of Nominee	Age	Current Roles	Date Became Director
Greg D. Carmichael*	58	Member of Compensation and Human Capital Committee and Nominating/Corporate Governance Committee	1/1/2020
John W. Chidsey *	58	Member of Audit Committee (Chair) and Finance Committee	10/2/2007
Donald L. Correll *	70	Member of Compensation and Human Capital Committee and Finance Committee (Chair)	6/29/2005
Yvonne M. Curl *	66	Member of Compensation and Human Capital Committee (Chair) and Nominating/Corporate Governance Committee	11/18/2004
Charles M. Elson *	61	Member of Finance Committee and Nominating/Corporate Governance Committee	9/9/2004
Joan E. Herman *	67	Member of Audit Committee and Compliance/Quality of Care Committee (Chair)	1/25/2013
Leo I. Higdon, Jr. *	74	Chairman of the Board of Directors; Member of Compensation and Human Capital Committee and Nominating/Corporate Governance Committee	8/17/2004
Leslye G. Katz *	66	Member of Finance Committee and Nominating/Corporate Governance Committee	1/25/2013
Patricia A. Maryland*	67	Member of Compensation and Human Capital Committee and Compliance/Quality of Care Committee	1/1/2020
John E. Maupin, Jr. *	74	Member of Compensation and Human Capital Committee and Compliance/Quality of Care Committee	8/17/2004
Nancy M. Schlichting*	66	Member of Audit Committee and Compliance/Quality of Care Committee	12/11/2017
L. Edward Shaw, Jr. *	76	Member of Compensation and Human Capital Committee and Nominating/Corporate Governance Committee (Chair)	6/29/2005
Mark J. Tarr	59	President and Chief Executive Officer	12/29/2016
Terrance Williams*	52	Member of Audit Committee and Finance Committee	1/1/2020

 * Denotes independent director.
There are no arrangements or understandings known to us between any of the nominees listed above and any other person pursuant to which that person was or is to be selected as a director or nominee, other than any arrangements or understandings with persons acting solely as directors or officers of Encompass Health.

Greg D. Carmichael
Mr. Carmichael is the chairman and chief executive officer of Fifth Third Bancorp. He joined Fifth Third in June 2003 as executive vice president and chief information officer. After being named chief operating officer in 2006, he became president in 2012. He was appointed to Fifth Third’s board of directors and became CEO in 2015 and was elected chairman of the board in 2018. From 2000 to 2003, Mr. Carmichael was vice president and chief information officer for Emerson Electric, a worldwide provider of technology and energy solutions. From 1996 to 2000, he served in the same roles for a subsidiary of Emerson, and from 1986 to 1996, he served in several information technology and leadership roles at General Electric. Mr. Carmichael currently serves on the board of the American Bankers Association.
Mr. Carmichael has extensive experience in matters of information technology, cybersecurity, finance, corporate strategy and senior leadership relevant to large public companies. He qualifies as an “audit committee financial expert” within the meaning of SEC regulations.

John W. Chidsey
    Mr. Chidsey is the chief executive officer of Subway Restaurants. Prior to joining Subway in November 2019, he served as an executive board member of TopTech Holdings, LLC, a provider of comprehensive cloud-based technology with expertise in hiring, training, scheduling, back office and standardization, prior to the sale of that company in August 2019. From the time of the October 2010 sale of Burger King Holdings, Inc. to 3G Capital until April 18, 2011, Mr. Chidsey served as co-chairman of the board of directors of Burger King Holdings, Inc. Before the sale, he served as chief executive officer and a member of its board from April 2006, including as chairman of the board from July 2008. From September 2005 until April 2006, he served as president and chief financial officer. He served as president, North America, from June 2004 to September 2005, and as executive vice president, chief administrative and financial officer from March 2004 until June 2004. Prior to joining Burger King, Mr. Chidsey served as chairman and chief executive officer for two corporate divisions of Cendant Corporation: the Vehicle Services Division that included Avis Rent A Car, Budget Rent A Car Systems, PHH and Wright Express and the Financial Services Division that included Jackson Hewitt and various membership and insurance companies. Mr. Chidsey currently serves on the board and the audit and compensation committees of Norwegian Cruise Line Holdings Ltd. He recently served as a director of Brinker International, Inc.

 Mr. Chidsey has extensive experience in matters of finance, corporate strategy and senior leadership relevant to large public companies. Mr. Chidsey is a certified public accountant and a member of the Georgia Bar Association. He qualifies as an “audit committee financial expert” within the meaning of SEC regulations.

Donald L. Correll
Mr. Correll is chief executive officer and co-founder of Water Capital Partners, LLC, a firm that identifies, invests in, advises, and manages water and wastewater infrastructure assets and operations. Mr. Correll served as the president and chief executive officer and a director of American Water Works Company, Inc., the largest and most geographically diversified provider of water services in North America, from April 2006 to August 2010. Between August 2003 and April 2006, Mr. Correll served as president and chief executive officer of Pennichuck Corporation, a publicly traded holding company which, through its subsidiaries, provides public water supply services, certain water related services, and certain real estate activities, including property development and management. From 2001 to 2003, Mr. Correll served as an independent advisor to water service and investment firms on issues relating to marketing, acquisitions, and investments in the water services sector. From 1991 to 2001, Mr. Correll served as chairman, president and chief executive officer of United Water Resources, Inc., a water and wastewater utility company. He currently serves as the non-executive chairman as well as a member of the audit, leadership development and compensation, and executive committees of New Jersey Resources Corporation.
Mr. Correll has extensive experience in matters of accounting, finance, corporate strategy and senior leadership relevant to large public companies. He is a certified public accountant and has experience with a major public accounting firm. Mr. Correll qualifies as an “audit committee financial expert” within the meaning of SEC regulations.

Yvonne M. Curl
Ms. Curl is a former vice president and chief marketing officer of Avaya, Inc., a global provider of next-generation business collaboration and communications solutions, which position she held from October 2000 through April 2004. Before joining Avaya, Ms. Curl was employed by Xerox Corporation beginning in 1976, where she held a number of middle and senior management positions in sales, marketing and field operations, culminating with her appointment to corporate vice president. Ms. Curl currently serves as a director/trustee of VALIC Companies I & II, a mutual fund complex sponsored by American International Group, Inc., and as a director on the boards of the Hilton Head Community Foundation and the Hilton Head Humane Association. In the past five years, she has served as a director of Nationwide Mutual Insurance Company.
Ms. Curl has proven senior executive experience with broad operational experience in sales, marketing, and general management through her previous roles with large public companies as described above. Having served on several compensation committees on the board of directors of public companies, she has experience in the development and oversight of compensation programs and policies.

Charles M. Elson
Mr. Elson is a professor of Finance and the Edgar S. Woolard, Jr. Chair in Corporate Governance at the University of Delaware’s Alfred Lerner College of Business and Economics. From 2000 to 2020, he served as the director of the John L. Weinberg Center for Corporate Governance at the University of Delaware. Mr. Elson has also served on the National Association of Corporate Directors’ Commissions on Director Compensation, Executive Compensation and the Role of the Compensation Committee, Director Professionalism, CEO Succession, Audit Committees, Governance Committee, Strategic Planning, Director Evaluation, Risk Governance, Role of Lead Director, Strategy Development, Board Diversity, Board and Long-term Value Creation, and Building the Strategic Asset Board. Additionally, he has served as a member of the National Association of Corporate Directors’ Best Practices Council on Coping with Fraud and Other Illegal Activity and of that organization’s Advisory Council. Mr. Elson serves on the board of Blue Bell Creameries U.S.A., Inc., a privately held company. He recently served as a director of Bob Evans Farms, Inc. In addition, Mr. Elson serves as vice chairman of the American Bar Association’s Committee on Corporate Governance. Mr. Elson has been Of Counsel/consultant to the law firm of Holland & Knight LLP from 1995 to the present.

Mr. Elson has extensive knowledge of and experience in matters of corporate governance through his leadership roles with professional organizations dedicated to the topic as described above. Through his other professional roles, Mr. Elson is in a unique position to monitor and counsel on developments in corporate governance.

Joan E. Herman
Ms. Herman has served as the president and chief executive officer of Herman & Associates, LLC, a healthcare and management consulting firm, since 2008. Herman & Associates provides services to healthcare providers, pharmacy benefit managers, managed care organizations, and private equity firms. From 1998 to 2008, she served in a number of senior management positions, including president and chief executive officer for two corporate divisions, at Anthem, Inc. (f/k/a WellPoint, Inc.), a leading managed healthcare company that offers network-based managed care plans. Prior to joining Anthem, she served in a number of senior positions at Phoenix Life Insurance Company for 16 years, lastly as senior vice president of strategic development. She currently serves as a director and a member of the audit committee of Ionis Pharmaceuticals, Inc., an RNA-targeted drug discovery and development firm. In the past five years, she has served as a director of Convergys Corporation, a publicly traded company until it was acquired by Synnex Corporation in October 2018.
Ms. Herman has extensive experience leading large complex businesses, including in the healthcare and insurance industries. With Anthem, she gained experience dealing with government reimbursement issues as well as state and federal healthcare and insurance regulators. Additionally, she has completed the National Association of Corporate Directors’ Cyber-Risk Oversight Program, which is designed to enhance cybersecurity literacy and strengthen cyber-risk oversight practices, and holds a CERT Certificate in Cybersecurity Oversight. She also qualifies as an “audit committee financial expert” within the meaning of SEC regulations. Her senior involvement and board service with various community and charity organizations, such as the Venice Family Clinic Foundation where she is the board chair, evidences her leadership skills and character.

Leo I. Higdon, Jr.
Mr. Higdon was unanimously elected to serve as chairman of our board of directors on May 1, 2014. He served as president of Connecticut College from July 1, 2006 to December 31, 2013. He served as the president of the College of Charleston from October 2001 to June 2006. Between 1997 and 2001, Mr. Higdon served as president of Babson College in Wellesley, Massachusetts. He also served as dean of the Darden Graduate School of Business Administration at the University of Virginia. His financial experience includes a 20-year tenure at Salomon Brothers, where he became vice chairman and member of the executive committee, managing the Global Investment Banking Division. Mr. Higdon also serves as the lead independent director of Eaton Vance Corp., a provider of investment management and advisory services, and as a director of Citizens Financial Group, Inc.
As a result of his 20 years of experience in the financial services industry combined with his strategic management skills gained through various senior executive positions, including in academia, and service on numerous boards of directors, Mr. Higdon has extensive experience with strategic and financial planning and the operations of large public companies.

Leslye G. Katz
From January 2007 to December 2010, Ms. Katz served as senior vice president and chief financial officer of IMS Health, Inc., a provider of information, services, and technology for clients in the pharmaceutical and healthcare industries. Prior to that, she served as vice president and controller for five years. From July 1998 to July 2001, Ms. Katz served as senior vice president and chief financial officer of American Lawyer Media, Inc., a privately held legal media and publishing company. Prior to joining American Lawyer Media, Ms. Katz held a number of financial management positions with The Dun & Bradstreet Corporation, followed by two years as vice president and treasurer of Cognizant Corporation, a spin-off from D&B. Ms. Katz recently served as a director of ICF International, Inc., a provider of management, technology, and policy consulting and implementation services to government and commercial clients. She currently serves as vice-chair of the board of directors of My Sisters’ Place, a not-for-profit provider of shelter, advocacy, and support services to victims of domestic violence.
Ms. Katz has extensive experience in financial management at companies serving the healthcare and pharmaceutical industries, as well as expertise in mergers and acquisitions, treasury, financial planning and analysis, SEC reporting, investor relations, real estate, and procurement. She has further demonstrated her leadership and character in her board service with a community charity. She qualifies as an “audit committee financial expert” within the meaning of SEC regulations.

Patricia A. Maryland
Ms. Maryland has 40 years of healthcare administration experience. In 2019, she retired as an Executive Vice President for Ascension and president and chief executive officer at Ascension Healthcare, a leading non-profit health system operating more than 2,600 sites of care including 150 hospitals and more than 50 senior living facilities in 20 states and the District of Columbia. Prior to that, Ms. Maryland held other executive and management positions in the Ascension organization for 13 years, including president and chief executive of the St. John Providence Health System and President of the Indianapolis Hospital, St. Vincent’s Health System. Prior to joining Ascension, Ms. Maryland worked in administrative roles with Detroit Medical Center, North Oakland Medical Centers, Cleveland Clinic Foundation and Mercy Hospital. Ms. Maryland also serves as a director on the board of Surgery Partners, Inc., an operator of surgical facilities and provider of ancillary services.
Ms. Maryland has extensive senior management and strategy planning experience with large healthcare provider organizations as described above and as a result brings a wealth of knowledge and understanding of the healthcare industry. She has demonstrated leadership and character through involvement, including board roles, over many years in numerous community and healthcare related non-profit organizations.

John E. Maupin, Jr.
Dr. Maupin is a retired healthcare executive with over 40 years of diverse executive leadership experience in academic medicine, public health, ambulatory care and government relations. He served as president and chief executive officer of Morehouse School of Medicine for eight years until his retirement in July 2014. Prior to that, he was the president and chief executive officer of Meharry Medical College for 12 years. His other executive leadership positions have included chief administrative officer of the Morehouse School of Medicine, chief executive officer of Southside Healthcare, Inc., and Deputy Commissioner Medical Services, Baltimore City Health Department. Dr. Maupin currently serves as a director/trustee of VALIC Companies I & II, a mutual fund complex sponsored by American International Group, Inc. In the past five years, he has served as a director on the boards of LifePoint Health, Inc. and Regions Financial Corp.
Dr. Maupin has a distinguished record as a health policy expert, having served on numerous national public health and scientific advisory boards and panels. He also has extensive experience working with the legislative and executive branches of federal and state government and agencies within the U.S. Department of Health and Human Services. Additionally, he has demonstrated his leadership and character through involvement in board roles in community and civic organizations as well as through his over 20 years of service as a career dental officer in the U.S. Army Reserves, retiring in 1996.

Nancy M. Schlichting
In December 2016, Ms. Schlichting retired as the president and chief executive officer at Henry Ford Health System, Inc., a position she held from June 2003. Prior to that, Ms. Schlichting served as HFHS’s executive vice president and chief operating officer from 1998 to 2003. She also served as president and chief executive officer of HFHS’s Henry Ford Hospital from 2001 to 2003. During her time at HFHS, the company garnered significant national recognition, including the Malcolm Baldrige National Quality Award and the John M. Eisenberg Patient Safety and Quality Award. Prior to joining HFHS in 1998, Ms. Schlichting served as the president of the Eastern Region of Catholic Health Initiatives, president and chief executive officer of Riverside Methodist Hospitals and executive vice president and chief operating officer of Akron City Hospital and Summa Health System. Ms. Schlichting currently serves as a director of Walgreens Boots Alliance, Inc., where she serves on the audit, compensation and leadership performance committees, and Hill-Rom Holdings, Inc., where she serves on the nominating/corporate governance and compensation and management development committees.
Ms. Schlichting has extensive senior management and administrative experience with large healthcare provider organizations as described above and as a result brings a wealth of knowledge and understanding of the healthcare industry. She has demonstrated leadership and character through involvement, including board roles, over many years in numerous community and healthcare related non-profit organizations. Additionally, she has broad accounting and financial knowledge gained from her education and experience and qualifies as an “audit committee financial expert” within the meaning of SEC regulations.

L. Edward Shaw, Jr.
Following his practice as a partner at Milbank LLP, Mr. Shaw served as general counsel of The Chase Manhattan Bank from 1983 to 1996 and Aetna, Inc. from 1999 to 2003. In addition to his legal role, his responsibilities at both institutions included a wide range of strategic planning, risk management, compliance and public policy issues. From 1996 to 1999, he served as chief corporate officer of the Americas for National Westminster Bank PLC. In 2004, Mr. Shaw was appointed independent counsel to the board of directors of the New York Stock Exchange dealing with regulatory matters. From March 2006 to July 2010, he served on a part-time basis as a senior managing director of Richard C. Breeden & Co., and affiliated companies engaged in investment management, strategic consulting, and governance matters. In the past five years, Mr. Shaw has served as a director of MSA Safety Inc. He currently serves as a director and former chairman of Covenant House, the nation’s largest privately funded provider of crisis care to children.
Mr. Shaw has a wide ranging legal and business background, including senior leadership roles, in the context of large public companies as described above with particular experience in corporate governance, risk management and compliance matters. He also has significant experience in the healthcare industry as a result of his position with Aetna.

Mark J. Tarr
Mr. Tarr became our president and chief executive officer on December 29, 2016. Previously, he served as executive vice president of our operations since October 1, 2007, to which the chief operating officer designation was added on February 24, 2011. Mr. Tarr joined us in 1993 and has held various management positions with us, including serving as president of our inpatient division from 2004 to 2007, as senior vice president with responsibility for all inpatient operations in Texas, Louisiana, Arkansas, Oklahoma, and Kansas from 1997 to 2004, as director of operations of our 80-bed rehabilitation hospital in Nashville, Tennessee from 1994 to 1997, and as chief executive officer/administrator of our 70-bed rehabilitation hospital in Vero Beach, Florida from 1992 to 1994.
Mr. Tarr, as our president and chief executive officer, directs the strategic, financial and operational management of the Company and, in this capacity, provides unique insights into its detailed operations. He also has the benefit of more than 25 years of experience in the operation and management of inpatient rehabilitation hospitals.

Terrance Williams
Mr. Williams is the Executive Vice President and General Manager of Allstate Agency Distribution group, where he oversees the Market Operating Committees, Distribution Strategy and Program Development, and Allstate Canada. Before joining Allstate in January 2020, he served as executive vice president and chief marketing officer for Nationwide Mutual Insurance Company as well as the president of the Nationwide’s emerging businesses group, which included legacy niche and emerging businesses, innovation teams, and a venture capital fund. During 24 years with Nationwide, he advanced through leadership roles touching almost every aspect of the business, including underwriting, claims, operations, sales and various profit and loss management roles. He currently serves on the board of the Columbus (OH) Regional Airport Authority and the advisory board for Darla Moore School of Business at the University of South Carolina.

Mr. Williams has a deep and broad base of marketing, insurance (payor), and regulated-industry experience. He also brings extensive experience in managing every aspect of business from sales, marketing, and operations to enterprise strategy across a large geographic platform. He qualifies as an “audit committee financial expert” within the meaning of SEC regulations.

Board Recommendation
The board of directors unanimously recommends that you vote “FOR” the election of all 14 director nominees.

Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm
Appointment of PricewaterhouseCoopers LLP
In accordance with its charter, the Audit Committee of our board of directors selected the firm of PricewaterhouseCoopers LLP to be our independent registered public accounting firm for the 2021 audit period, and with the endorsement of the board of directors, recommends to our stockholders that they ratify that appointment. The Audit Committee will reconsider the appointment of PricewaterhouseCoopers LLP for the next audit period if such appointment is not ratified. Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting and will have the opportunity to make a statement if they desire, and are expected to be available to respond to appropriate questions.
The Audit Committee recognizes the importance of maintaining the independence of our independent registered public accounting firm, both in fact and appearance. Consistent with its charter, the Audit Committee has evaluated PricewaterhouseCoopers LLP’s qualifications, performance, and independence, including that of the lead audit partner. The Audit Committee reviews and approves, in advance, the audit scope, the types of non-audit services, if any, and the estimated fees for each category for the coming year. For each category of proposed service, PricewaterhouseCoopers LLP is required to confirm that the provision of such services does not impair their independence. Before selecting PricewaterhouseCoopers LLP, the Audit Committee carefully considered that firm’s qualifications as an independent registered public accounting firm for the Company. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with PricewaterhouseCoopers LLP in all of these respects. The Audit Committee’s review included inquiry concerning any litigation involving PricewaterhouseCoopers LLP and any proceedings by the SEC against the firm. In this respect, the Audit Committee has concluded that the ability of PricewaterhouseCoopers LLP to perform services for us is in no way adversely affected by any such investigation or litigation.
Pre-Approval of Principal Accountant Services
The Audit Committee is responsible for the appointment, oversight, and evaluation of our independent registered public accounting firm. In accordance with our Audit Committee’s charter, our Audit Committee must approve, in advance of the service, all audit and permissible non-audit services provided by our independent registered public accounting firm. Our independent registered public accounting firm may not be retained to perform the non-audit services specified in Section 10A(g) of the Securities Exchange Act of 1934, as amended. The Audit Committee has concluded that provision of the non-audit services described in that section is not compatible with maintaining the independence of PricewaterhouseCoopers LLP.
The Audit Committee has established a policy regarding pre-approval of audit and permissible non-audit services provided by our independent registered public accounting firm, as well as all engagement fees and terms for our independent registered public accounting firm. Under the policy, the Audit Committee must approve the services to be rendered and fees to be charged by our independent registered public accounting firm. Typically, the Audit Committee approves services up to a specific amount of fees. The Audit Committee must then approve, in advance, any services or fees exceeding those pre-approved levels. The Audit Committee may delegate general pre-approval authority to a subcommittee of which the chairman of the Audit Committee is a member, provided that any delegated approval is limited to services with fees of no more than 5% of previously approved amounts.

Principal Accountant Fees and Services
With respect to the audits for the years ended December 31, 2020 and 2019, the Audit Committee approved the audit services to be performed by PricewaterhouseCoopers LLP, as well as certain categories and types of audit-related and permitted non-audit services. In 2020 and 2019, the Audit Committee approved all audit, audit-related, and other fees in accordance with SEC pre-approval rules. The following table shows the aggregate fees paid or accrued for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2020 and 2019, with respect to various services provided to us and our subsidiaries.

	For the Year Ended December 31,
	2020	2019
	(In Millions)
Audit fees(1)	$3.16	$3.15
Audit-related fees(2)	0.20	0.28
Total audit and audit-related fees	3.36	3.43
Tax fees(3)	0.02	0.03
All other fees(4)	0.09	0.08
Total fees	$3.47	$3.54

(1)Audit fees – Represents aggregate fees paid or accrued for professional services rendered for the audit of our consolidated financial statements and internal control over financial reporting for each year presented; fees for professional services rendered for the review of financial statements included in our Form 10-Qs, and fees for professional services normally provided by our independent registered public accounting firm in connection with statutory and regulatory engagements required by various partnership agreements or state and local laws in the jurisdictions in which we operate or manage hospitals.
(2)Audit-related fees – Represents aggregate fees paid or accrued for assurance and related services that are reasonably related to the performance of audit services and traditionally are performed by our independent auditor, including fees related to the delivery of comfort letters for our senior notes offerings.
(3)Tax fees – Represents fees for all professional tax services provided by our independent auditor’s tax professionals, such as preparation of Puerto Rico tax returns and other tax compliance matters, but not including any services related to the audit of our financial statements.
(4)All other fees – Represents fees paid or due to our independent auditor for due diligence work associated with proposed transactions and acquisitions.
Board Recommendation
The board of directors and the Audit Committee unanimously recommend that you vote “FOR” ratifying the appointment of PricewaterhouseCoopers LLP as Encompass Health’s independent registered public accounting firm for the 2021 audit period.

Proposal 3 – Advisory Vote on Executive Compensation
We seek your advisory vote on our executive compensation programs and ask that you support the compensation of our named executive officers as disclosed under the heading “Executive Compensation,” including the “Executive Summary” section, beginning on page 34 and the accompanying tables and related narrative disclosure. This proposal, commonly referred to as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies, and practices described in this proxy statement.
As described under the heading “Compensation Discussion and Analysis” on page 34, the Company provides annual and long-term compensation programs as well as the other benefit plans, to attract, motivate, and retain the named executive officers, each of whom is critical to the Company’s success, and to create a remuneration and incentive program that aligns the interests of the named executive officers with those of stockholders. The board of directors believes the program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing the named executive officers to dedicate themselves fully to value creation for our stockholders. At the 2020 annual meeting, 97.4% of stockholders voting on the say-on-pay proposal approved of our executive compensation.
You are encouraged to read the information detailed under the heading “Executive Compensation” beginning on page 34 for additional details about the Company’s executive compensation programs.
The board of directors strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Encompass Health Corporation Definitive Proxy Statement for the 2021 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2020 Summary Compensation Table and the other related tables and disclosure.”
This say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation and Human Capital Committee or the board of directors. Our board of directors and its Compensation and Human Capital Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider stockholders’ concerns and the Compensation and Human Capital Committee will evaluate whether any actions are necessary to address those concerns. The board has elected to hold the say-on-pay advisory vote annually until further notice, so the next advisory vote is expected to be in connection with the 2022 annual meeting of stockholders.
Board Recommendation
The board of directors unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

CORPORATE GOVERNANCE AND BOARD STRUCTURE
Corporate Governance
Corporate Governance Guidelines
Our board of directors has developed corporate governance policies and practices in order to help fulfill its responsibilities to stockholders and provide a flexible framework for it to review, evaluate, and oversee the Company’s business operations and management. The board adopted Corporate Governance Guidelines provide, among other things, that each member of the board will:
•dedicate sufficient time, energy, and attention to ensure the diligent performance of his or her duties;
•comply with the duties and responsibilities set forth in the guidelines and in our Bylaws;
•comply with all duties of care, loyalty, and confidentiality applicable to directors of publicly traded Delaware corporations; and
•adhere to our Standards of Business Ethics and Conduct, including the policies on conflicts of interest.
Our Nominating/Corporate Governance Committee oversees and periodically reviews the Guidelines, and recommends any proposed changes to the board for approval.
Code of Ethics
We have adopted the Standards of Business Ethics and Conduct, our “code of ethics,” that applies to all employees, directors and officers, including our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. The purpose of the code of ethics is to promote:
•honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•full, fair, accurate, timely, and understandable disclosure in periodic reports required to be filed by us;
•compliance with all applicable rules and regulations that apply to us and our employees, officers, and directors;
•prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and
•accountability for adherence to the code.
We disclose any amendments to, or waivers from, certain provisions of these ethical policies and standards for executive officers and directors on our website promptly following the date of the amendment or waiver. Upon written request to our corporate secretary, we will also provide a copy of the code of ethics free of charge.
Corporate Website
We maintain a “Corporate Governance” section on our website at https://investor.encompasshealth.com where you can find copies of our principal governance documents, including:
•Charters of the Company and of each of the standing committees of its board of directors;
•Bylaws;
•Standards of Business Ethics and Conduct; and
•Corporate Governance Guidelines.
Board Oversight of the Company’s Risks
We maintain a comprehensive enterprise risk management program designed to identify potential events and conditions that may affect the Company and to manage risks to avoid materially adverse effects on the Company. Our management, including an executive risk committee, is responsible for the design and implementation of the enterprise risk management, or ERM, program. The Audit Committee of the board of directors, pursuant to its charter, is responsible for reviewing and evaluating our policies and procedures relating to risk assessment and management. The full board of directors monitors the ERM program by way of regular reports from our senior executives on management’s risk assessments and risk status as well as our risk response and mitigation activities. Individual committees monitor, by way of regular reports, the material risks that relate to the responsibilities of that committee and report to the full board appropriate information. For example, the Compliance/Quality of Care Committee oversees assessment and management of several risk-related topics, such as cybersecurity, privacy, Medicare claims audits, patient satisfaction data, quality of care data, and compliance program administration. In 2020, the Compliance/Quality of Care Committee and the Audit Committee held a joint meeting to review the Company’s monitoring and management of the accelerating expansion of local, state and federal regulatory requirements.
The Compensation and Human Capital Committee reviews and considers our compensation policies and programs in light of the board of directors’ risk assessment and management responsibilities on an annual basis. In 2020, Mercer (US) Inc. in consultation with our human resources department prepared and presented to the Compensation and Human Capital Committee a risk assessment report that addressed the incentive compensation structure, programs, and processes at the corporate and field operation levels. The assessment included, among other things, a review of pay mix (fixed v. variable, cash v. equity and short v. long-term), performance metrics, target setting, performance measurement practices, pay determination, mitigation practices such as the Compensation Recoupment Policy, and overall governance and administration of pay programs. After reviewing this report and making inquiries of management, the Compensation and Human Capital Committee determined we have no compensation policies and programs that give rise to risks reasonably likely to have a material adverse effect on us. Additionally, the Compensation and Human Capital Committee oversees assessment and management of human capital-related risks, such as those involving recruitment, retention, inclusion and diversity, employee engagement, and employment litigation. For further discussion of our human capital management, see Item 1, Business, of our Annual Report on Form 10-K for the year ended December 31, 2020.
Board Oversight of the Company’s Cybersecurity Program
The proper function, availability, and security of our information systems are critical to our business. We have structured our cybersecurity program around the National Institute of Standards and Technology (“NIST”) Cybersecurity Framework, which provides best practices to identify, protect from, respond to, and recover from cyberattacks. The cybersecurity program, led by our chief security officer (“CSO”), consists of dedicated internal IT employees, including the staff of a security operations center, and long-term third-party security vendors. Members of our internal and external security team also participate in industry and governmental cybersecurity cooperative groups, including the Health Information Sharing and Analysis Center, the Institute for Applied Network Security, and the FBI’s InfraGard. The CSO reports directly to our Chief Information Officer (“CIO”). Our CIO provides quarterly reports on our cybersecurity program to the Compliance/Quality of Care Committee and at least annually to our full board of directors. The reports to the committee and the full board include details and metrics on, among other things, our routine vulnerability assessments, internal and external threat intelligence, quarterly NIST framework assessments, quarterly company-wide phishing exercises and training, device encryption, routine resilience efforts including quarterly disaster recovery exercises, annual tabletop incident response exercise, annual business continuity exercise, cyber penetration tests, and 22 other NIST cyber hygiene controls.

Similarly, our chief compliance officer provides quarterly reports to the Compliance/Quality of Care Committee on patient privacy compliance efforts and related matters. We also maintain an inter-departmental privacy and security committee that generally meets at least quarterly and oversees our programs and initiatives that seek to protect and secure patient information as well as our data and systems. For example, this committee is responsible for our IT-security incident response plan and various training and awareness programs that promote good patient privacy and system security practices by employees.
Board Oversight of Sustainability Matters
As a healthcare provider, our business model by definition promotes sustainable ends. As our corporate purpose states, “We believe integrated care delivery across the healthcare continuum is critical to achieving the best outcomes for patients. We exist to provide a better way to care that elevates expectations and outcomes.” In other words, our goal is to improve the health and well-being of our patients and, in the case of our hospice services, to support our patients and their caregivers with compassionate end-of-life care. That commitment we have to caring for our patients extends to our employees, as well as the communities in which we serve. For further detail on our sustainability story, please visit https://investor.encompasshealth.com/investor-resources/sustainability. Our website is not and shall not be deemed to be a part of this proxy statement by reference or otherwise incorporated into any other filings we make with the SEC.

In the context of our ERM program, our board has historically overseen those matters now frequently referred to as environmental, social and governance, or ESG, matters that have the potential to be material to the Company. Much of that oversight has been delegated to its committees. For example, the Compliance/Quality of Care Committee is tasked with oversight of patient care and privacy matters, and the Compensation and Human Capital Committee has reviewed employee recruitment and retention matters. The board formalized and approved an ESG reporting structure, set out in the table below, and schedule based in large part on the Sustainability Accounting Standards Board, or SASB, standards for healthcare delivery. Given our business model, not all topics below are material to us. Therefore, those topics are not reviewed by the board on a regular basis. However, we monitor changes in our operations, business model, regulatory requirements, and the broader business environment to assess the materiality of the ESG topics over time. The board is committed to monitoring our business as well as the broader concerns of our stockholders to identify changes in the importance of issues we face.

Board Committee	ESG Topic
Compliance/Quality of Care
Quality of Care and Patient Satisfaction*
Patient Privacy and Electronic Health Records*
Employee Health and Safety*
Pricing and Billing Transparency*
Climate Change Impacts on Human Health and Infrastructure*

Audit	Fraud and Unnecessary Procedures* Access for Low-Income Patients* Energy and Waste Efficiency* Management of Controlled Substances* Water Usage Supply Chain Risks
Compensation and Human Capital	Employee Recruitment, Development, and Retention* Inclusion and Diversity Gender Pay Equality Employee Relations Matters (including discrimination and harassment allegations)
Nominating/Corporate Governance	Political Spending Anti-competitive Practices Stockholder Engagement
* Topics from SASB’s Proposed Health Care Delivery SAS, October 2017.
Annual Evaluation of the Performance of the Board and Its Committees
On an annual basis, members of our board complete an evaluation of the performance of the board as well as each committee on which they serve, as required by the Corporate Governance Guidelines. The evaluations are intended to determine whether the board and its committees are functioning effectively and fulfilling the requirements set forth in the Corporate Governance Guidelines or the committee charters, as applicable. The evaluations also provide the board and its committees with an opportunity to reflect upon and improve processes and effectiveness. The board may, and does on occasion, obtain the advice and assistance of outside advisors in performing the evaluation, including conducting private interviews to provide for unattributed feedback. Results are reviewed by the Nominating/Corporate Governance Committee which then shares those results and any follow up recommendations with all members of the board.

Stockholder Engagement and Communications to Directors
We believe that thoughtful stockholder engagement is important, and we have an active engagement program in which we meet regularly with stockholders to discuss our business, strategy, operational initiatives, and corporate governance, as well as other topics of interest to them. Our stockholder engagement efforts allow us to better understand our stockholders’ priorities, perspectives, and concerns, and enable the Company to effectively address issues that matter most to our stockholders. Members of management also attend several investor conferences throughout the year. We attend and participate in meetings of the Council of Institutional Investors and other investor groups in order to engage with members of the institutional shareholder community more generally. In March 2020, we hosted an investor day in New York City to give a broad base of our stockholders the opportunity to engage in person with members of our senior management. Our board of directors receives regular reports on feedback given by investors to management.
Stockholders and other parties interested in communicating directly to the board of directors, any committee, or any non-employee director or group of directors may do so by writing to:

ENCOMPASS HEALTH CORPORATION BOARD OF DIRECTORS 9001 LIBERTY PARKWAY BIRMINGHAM, ALABAMA 35242 ATTENTION: [Addressee*]

* Including the name of the specific addressee(s) will allow us to direct the communication to the intended recipient.
Stockholders and other interested parties may also submit a message electronically via a web-based form at https://investor.encompasshealth.com/corporate-governance/board-of-directors/contact-the-board/default.aspx, which generates an email that is sent to the office of our general counsel. All written and electronic communications will be opened by the office of our general counsel for the sole purpose of determining whether the contents represent a message to our directors. Correspondence appropriately directed to the board that is not in the nature of advertising, promotions of a product or service, or offensive material will be forwarded promptly to the addressee(s). In the case of communications to the board of directors or any group or committee of directors, sufficient copies of the contents will be made for all of the addressees.

Board Structure and Committees
Board Structure and Meetings
Our business, property, and affairs are managed under the direction of our board of directors. Our Corporate Governance Guidelines provide for an independent director to serve as the non-executive chairman of the board who sets the agenda for, and presides over, board meetings, coordinates the work of the committees of our board of directors, and performs other duties delegated to the chairman by the board. The non-executive chairman also presides over independent sessions generally held at each board meeting. The board adopted this structure to promote decision-making and governance independent of that of our management and to better perform the board’s monitoring and evaluation functions. Members of the board are kept informed of our business through discussions with our chief executive officer and other officers, by reviewing materials provided to them, by visiting our offices and facilities, and by participating in meetings of the board and its committees.
Our board met eight times during 2020. Each member of the board attended 75% or more of the meetings of the board and the committees on which he or she served during the year. In addition, it is our expectation that each director attend the annual meeting of stockholders. The members of the board generally hold a meeting the same day and location as the annual meeting of stockholders. All members of our board attended the annual meeting in 2020.
The board has the five standing committees set out in the table below, each of which is governed by a charter and reports its actions and recommendations to the full board. Each committee has the authority to retain, at the expense of the Company, outside advisors, including consultants and legal and accounting advisors. The following table shows the number of meetings and the membership of each board committee as of December 31, 2020.

	Audit	Compensation and Human Capital	Compliance/ Quality of Care	Finance	Nominating/ Corporate Governance
Number of Meetings in 2020:	9	7	6	7	7
Greg D. Carmichael		X			X
John W. Chidsey	Chair			X
Donald L. Correll		X		Chair
Yvonne M. Curl		Chair			X
Charles M. Elson				X	X
Joan E. Herman	X		Chair
Leo I. Higdon, Jr.		X			X
Leslye G. Katz				X	X
Patricia A. Maryland		X	X
John E. Maupin, Jr.		X	X
Nancy M. Schlichting	X		X
L. Edward Shaw, Jr.		X			Chair
Terrance Williams	X			X
Audit Committee
The Audit Committee’s purpose, per the terms of its charter, is to assist the board of directors in fulfilling its responsibilities to the Company and its stockholders, particularly with respect to the oversight of the accounting, auditing, financial reporting, and internal control and compliance practices of the Company. The specific responsibilities of the Audit Committee are, among others, to:
•assist the board in the oversight of the integrity of our financial statements and compliance with legal and regulatory requirements, the qualifications and independence of our independent auditor, and the performance of our internal audit function and our independent auditor;
•appoint, compensate, replace, retain, and oversee the work of our independent auditor;
•at least annually, review a report by our independent auditor regarding its internal quality control procedures, material issues raised by certain reviews, inquiries or investigations relating to independent audits within the last five years, and relationships between the independent auditor and the Company;
•review and evaluate our quarterly and annual financial statements with management and our independent auditor, including management’s assessment of and the independent auditor’s opinion regarding the effectiveness of our internal control over financial reporting;

•discuss earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies with management;
•discuss policies with respect to risk assessment and risk management; and
•appoint and oversee the activities of our Inspector General who has the responsibility to identify violations of Company policy and law relating to accounting or public financial reporting.
The Audit Committee Report appears on page 32 of this proxy statement.
Compensation and Human Capital Committee
The Compensation and Human Capital Committee’s purpose and objectives are to attract and retain high-quality personnel to better ensure the long-term success of the Company and the creation of long-term shareholder value. Accordingly, this committee oversees our compensation and employee benefit objectives, plans and policies and approves, or recommends to the independent members of the board of directors for approval, the individual compensation of our executive officers. This committee also reviews our human capital strategy and management activities. The specific responsibilities of this committee are, among others, to:
•review and approve our compensation programs and policies, including our benefit plans, incentive compensation plans and equity-based plans and administer those plans as may be required;
•review and approve (or recommend to the board in the case of the chief executive officer) goals and objectives relevant to the compensation of the executive officers and evaluate their performances in light of those goals and objectives;
•determine and approve (together with the other independent directors in the case of the chief executive officer) the compensation levels for the executive officers;
•review and discuss with management the Compensation Discussion and Analysis and recommend inclusion thereof in our annual report or proxy statement;
•review and approve (or recommend to the board in the case of the chief executive officer) employment arrangements, severance arrangements and termination arrangements and change in control arrangements to be made with any executive officer;
•review at least annually our management succession plan and material compensation and human capital related risk exposures as well as management’s efforts to monitor and mitigate those exposures; and
•review and recommend to the board the compensation for the non-employee members of the board.
The Compensation and Human Capital Committee Report appears on page 33 of this proxy statement.
As discussed in further detail in the table on page 40, the Compensation and Human Capital Committee engaged the independent compensation consultant, FW Cook, to assist it in its review and evaluation of executive compensation practices. The Compensation and Human Capital Committee has reviewed the independence of FW Cook and of each individual employee of the firm with whom it works. FW Cook does not perform other services for the Company, and the total fees paid to FW Cook during fiscal 2020 did not exceed $120,000. The committee has determined FW Cook has no conflict of interest in providing advisory services.
Compliance/Quality of Care Committee
The Compliance/Quality of Care Committee’s function is to assist our board of directors in fulfilling its fiduciary responsibilities relating to our regulatory compliance and cyber risk management activities and to ensure we deliver quality care to our patients. The committee is primarily responsible for overseeing, monitoring, and evaluating our compliance with all of its regulatory obligations other than tax and securities law-related obligations and reviewing the quality of services provided to patients at our facilities. The specific responsibilities of the Compliance/Quality of Care Committee are, among others, to:
•ensure the establishment and maintenance of a regulatory compliance program and the development of a comprehensive quality of care program designed to measure and improve the quality of care and safety furnished to patients;
•appoint and oversee the activities of a chief compliance officer and compliance office with responsibility for developing and implementing our regulatory compliance program;

•oversee the cyber risk management program designed to monitor, mitigate and respond to cyber risks, threats, and incidents, and review periodic reports from the chief information officer, including developments in cyber threat environment and cyber risk mitigation efforts;
•review periodic reports from the chief compliance officer, including an annual regulatory compliance report summarizing compliance-related activities undertaken by us during the year, and the results of all regulatory compliance audits conducted during the year; and
•review and approve annually the quality of care program and review periodic reports from the chief medical officer regarding our efforts to advance patient safety and quality of care.
Finance Committee
The purpose and objectives of the Finance Committee are to assist our board of directors in the oversight of the use and development of our financial resources, including our financial structure, investment policies and objectives, and other matters of a financial and investment nature. The specific responsibilities of the Finance Committee are, among others, to:
•review and approve certain expenditures, contractual obligations and financial commitments per delegated authority from our board; and
•review, evaluate, and make recommendations to the board regarding (i) capital structure and proposed changes thereto, including significant new issuances, purchases, or redemptions of our securities, (ii) plans for allocation and disbursement of capital expenditures, (iii) credit rating, activities with credit rating agencies, and key financial ratios, (iv) long-term financial strategy and financial needs, (v) major activities with respect to mergers, acquisition and divestitures, and (vi) plans to manage insurance and asset risk.
Nominating/Corporate Governance Committee
The purposes and objectives of the Nominating/Corporate Governance Committee are to assist our board of directors in fulfilling its duties and responsibilities to us and our stockholders, and its specific responsibilities include, among others, to:
•recommend nominees for board membership to be submitted for stockholder vote at each annual meeting, and to recommend to the board candidates to fill vacancies on the board and newly-created positions on the board;
•assist the board in determining the appropriate characteristics, skills and experience for the individual directors and the board as a whole and create a process to allow the committee to identify and evaluate individuals qualified to become board members;
•evaluate annually and make recommendations to the board regarding the composition of each standing committee of the board, the policy with respect to rotation of committee memberships and/or chairpersonships, and the functioning of the committees;
•review the suitability for each board member’s continued service as a director when his or her term expires, and recommend whether or not the director should be re-nominated;
•assist the board in considering whether a transaction between a board member and the Company presents an inappropriate conflict of interest and/or impairs the independence of any board member; and
•develop Corporate Governance Guidelines that are consistent with applicable laws and listing standards, periodically review those guidelines, and recommend to the board any changes the committee deems necessary or advisable.

Board Composition and Director Nomination Process
Board Composition

Our board of directors is comprised of skilled directors who represent a diverse set of experiences, expertise and attributes. The board is almost entirely independent, with Mr. Tarr being the only non-independent member. Additionally, we maintain a beneficial mix of short- and long-tenured directors, with an average tenure of slightly less than ten years, in order to ensure that fresh perspectives are provided and that experience, continuity and stability exist on the board. Although there is no formal policy on diversity of nominees, both the board of directors and the Nominating/Corporate Governance Committee believe diversity of skills, perspectives and experiences as represented on the board as a whole, in addition to the primary factors, attributes or qualities discussed below, promote improved monitoring and evaluation of management on behalf of the stockholders and produces more creative thinking and solutions. The Nominating/Corporate Governance Committee considers the distinctive skills, perspectives and experiences that candidates diverse in race, gender, ethnic background, geographic origin and professional experience offer in the broader context of the primary evaluation described below. For a discussion of the individual experiences and qualifications of our board members, please refer to the section entitled “Items of Business Requiring Your Vote - Proposal 1: Election of Directors” in this proxy statement.
Criteria for Board Members
In evaluating the suitability of individual candidates and nominees, the Nominating/Corporate Governance Committee and our board of directors consider relevant factors, including, but not limited to: a general understanding of marketing, finance, information technology and cybersecurity, corporate strategy and other elements relevant to the operation of a large publicly-traded company in today’s business environment, senior leadership experience, an understanding of our business, educational and professional background, diversity of skills, perspectives and experiences, character, and whether the candidate would satisfy the independence standards of the New York Stock Exchange (the “NYSE”). The Nominating/Corporate Governance Committee also considers the following attributes or qualities in evaluating the suitability of candidates and nominees to the board:
•Integrity: Candidates should demonstrate high ethical standards and integrity in their personal and professional dealings.
•Accountability: Candidates should be willing to be accountable for their decisions as directors.
•Judgment: Candidates should possess the ability to provide wise and thoughtful counsel on a broad range of issues.
•Responsibility: Candidates should interact with each other in a manner which encourages responsible, open, challenging and inspired discussion. Directors must be able to comply with all duties of care, loyalty, and confidentiality.
•High Performance Standards: Candidates should have a history of achievements which reflects high standards for themselves and others.
•Commitment and Enthusiasm: Candidates should be committed to, and enthusiastic about, their performance for the Company as directors, both in absolute terms and relative to their peers. Directors should be free from conflicts of interest and be able to devote sufficient time to satisfy their board responsibilities.
•Financial Literacy: Candidates should be able to read and understand fundamental financial statements and understand the use of financial ratios and information in evaluating financial performance.
•Courage: Candidates should possess the courage to express views openly, even in the face of opposition.
Process for Identifying and Evaluating Candidates
The Nominating/Corporate Governance Committee has two primary methods for identifying director nominees. First, on a periodic basis, the committee solicits ideas for possible candidates from members of the board of directors, senior level executives, and individuals personally known to the members of the board of directors. Second, the committee may from time to time use its authority under its charter to retain, at the Company’s expense, one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms).
The Nominating/Corporate Governance Committee will consider all candidates duly identified and will evaluate each of them based on the same criteria. The process that will be followed by the committee will include meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating/Corporate Governance Committee, other members of the board and senior management. The committee emphasizes creating a pool of candidates diverse in race, gender and ethnicity. The candidates recommended for the board’s consideration will be those individuals from that pool who the committee believes will create a board of directors that is, as a whole, strong in its collective knowledge of, and diverse in skills, perspectives, and experience with respect to, accounting and finance, management and leadership, vision and strategy, business operations, business judgment, crisis management, risk assessment, information technology and cybersecurity, industry knowledge, and corporate governance.
Board Succession Planning
    In addition to executive and management succession, the Nominating/Corporate Governance Committee regularly oversees and plans for director succession and refreshment of our board of directors to ensure a mix of skills, perspectives, experience, tenure, and diversity that promote and support our long-term strategy. For some time, the Nominating/Corporate Governance Committee has been focused on succession planning issues arising from the fact that approximately half of our non-employee directors were appointed to our board at essentially the same time. That group has now reached the tenure limits set forth in our Corporate Governance Guidelines. Specifically, the committee has attempted to craft an orderly and gradual transition for a majority of the board seats. In connection with this ongoing long-term succession planning, the Nominating/Corporate Governance Committee has engaged a search firm from time to time to identify director candidates for our board in anticipation of replacing the directors who are approaching the tenure limits over the next few years. In December 2017, our board unanimously approved an increase in the number of directors to 11 and appointed Ms. Schlichting to the board. In December 2019, our board unanimously approved an increase in the number of directors to 14 and appointed Mr. Carmichael, Ms. Maryland, and Mr. Williams to the board effective January 1, 2020. These new directors greatly enhance diversity of skills and experiences on our board. For the 2021 stockholder elections, our board waived the tenure limits for Mr. Correll, Ms. Curl, Mr. Elson, Mr. Higdon, Dr. Maupin, and Mr. Shaw in order to facilitate an orderly transition from the legacy board composition to the newly constituted board and allow each longer tenured director to contribute his or her extensive knowledge of, and experience with, the Company during the ongoing board refreshment process. The Nominating/Corporate Governance Committee intends to continue its search for additional director candidates in the near term. Once the new directors have been seated, the board then intends to reduce the number of directors in future years as the longer tenured directors roll off the board.
Director Nominees Proposed by Stockholders
The Nominating/Corporate Governance Committee will consider written proposals from stockholders for director nominees. In considering candidates submitted by stockholders, the Nominating/Corporate Governance Committee will take into consideration the needs of the board of directors and the qualifications of the candidate. In accordance with our Bylaws, any such nominations must be received by the Nominating/Corporate Governance Committee, c/o the corporate secretary, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event the annual meeting is called for a date that is not within 30 days before or after such anniversary date, a nomination, in order to be timely, must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. The Nominating/Corporate Governance Committee received no nominee recommendations from stockholders for the 2021 annual meeting. Pursuant to our Bylaws, stockholder nominations for our 2022 annual meeting of stockholders must be received at our principal executive offices on or after January 6, 2022 and not later than February 7, 2022. All stockholder nominations must be sent by mail or courier service and addressed to Encompass Health Corporation, 9001 Liberty Parkway, Birmingham, Alabama 35242, Attention: Corporate Secretary. Other electronic mail and facsimile delivery are not monitored routinely for stockholder submissions or may change from time to time, so timely delivery cannot be ensured.
Stockholder nominations must include the information set forth in Section 3.4 of our Bylaws and be accompanied by a written consent of each proposed nominee to being named as a nominee and to serving as a director if elected. A stockholder providing notice of a nomination must update and supplement the notice so that the information in the notice is true and correct as of the record date(s) for determining the stockholders entitled to receive notice of and to vote at the annual meeting. Any stockholder that intends to submit a nomination for the board of directors should read the entirety of the requirements in Section 3.4 of our Bylaws which can be found in the “Corporate Governance” section of our website at https://investor.encompasshealth.com. The chairperson of the meeting shall have the power to determine and declare to the meeting whether or not a nomination was made in accordance with the procedures set forth in our Bylaws and, if the chairman determines that a nomination is not in accordance with the procedures set forth in the Bylaws, to declare to the meeting that the defective nomination will be disregarded.

Our Bylaws provide for reimbursement of certain reasonable expenses incurred by a stockholder or a group of stockholders in connection with a proxy solicitation campaign for the election of one nominee to the board of directors. This reimbursement right is subject to conditions including the board’s determination that reimbursement is consistent with its fiduciary duties. We will reimburse certain expenses that a nominating stockholder, or group of nominating stockholders, has incurred in connection with nominating a candidate for election to our board if the conditions set out in Section 3.4(c) of our Bylaws are met. If those conditions are met and the proponent’s nominee is elected, we will reimburse the actual costs of printing and mailing the proxy materials and the fees and expenses of one law firm for reviewing the proxy materials and one proxy solicitor for conducting the related proxy solicitation. If those conditions are met and the proponent’s nominee is not elected but receives 40% or more of all votes cast, we will reimburse the proportion of those qualified expenses equal to the proportion of votes that the nominee received in favor of his or her election to the total votes cast. For additional detail including the conditions to which any potential reimbursement is subject, please read Section 3.4(c) of our Bylaws which can be found in the “Corporate Governance” section of our website at https://investor.encompasshealth.com.
Director Independence
The NYSE listing standards require that the Company have a majority of independent directors and provide that no director will qualify as “independent” for these purposes unless the board of directors affirmatively determines that the director has no material relationship with the Company. Additionally, the listing standards set forth a list of relationships and transactions that would prevent a finding of independence if a director or an immediate family member of that director were a party.
On an annual basis, our board of directors undertakes a review of the independence of the nominees. In accordance with the NYSE listing standards, we do not consider a director to be independent unless the board determines (i) the director meets all NYSE independence requirements and (ii) the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). Members of the Audit, Compensation and Human Capital, and Nominating/Corporate Governance Committees must also meet applicable independence tests of the NYSE and the SEC. In connection with this determination, each director and executive officer completes a questionnaire which requires disclosure of, among other topics: any transactions or relationships between any director or any member of his or her immediate family and the Company and its subsidiaries, affiliates, our independent registered public accounting firm or any advisors to the Compensation and Human Capital Committee; any transactions or relationships between any director or any member of his or her immediate family and members of the senior management of the Company or their affiliates; and any charitable contributions to not-for-profit organizations for which our directors or immediate family members serve as executive officers. There were no such director-related transactions or contributions in 2020.
Our board has determined that all 13 of our non-employee directors are independent in accordance with our Corporate Governance Guidelines and the NYSE listing standards. All of the members of the Audit, Compensation and Human Capital, Nominating/Corporate Governance, Compliance/Quality of Care, and Finance Committees satisfy those independence tests. Additionally, our board has determined that each of the members of the Audit Committee qualifies as an “audit committee financial expert” under SEC regulations.
Indemnification and Exculpation
We indemnify our directors and officers to the fullest extent permitted by Delaware law. Our certificate of incorporation also includes provisions that eliminate the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:
•for any breach of the director’s duty of loyalty to us or our stockholders;
•for acts or omissions not in good faith or that involved intentional misconduct or knowing violation of law;
•under Section 174 of the Delaware law (regarding unlawful payment of dividends); or
•for any transaction from which the director derives an improper personal benefit.
We believe these provisions are necessary to attract and retain qualified people who will be free from undue concern about personal liability in connection with their service to us.

Compensation of Directors
Every year, pursuant to its charter, the Compensation and Human Capital Committee evaluates the compensation of our non-employee directors, including the respective chairperson fees, and recommends any changes it deems advisable to the full board of directors, which is responsible for adopting the final form and amount of non-employee director compensation. As part of its annual review, the Compensation and Human Capital Committee receives comparative peer and industry data and recommendations from its independent compensation consultant, FW Cook. This peer group is the same one used for executive compensation and discussed on page 41. Recognizing there are timing differences in the data and variability year to year, the Compensation and Human Capital Committee and the board attempt to ensure non-employee director compensation, including chairperson fees, is competitive with the corresponding market median compensation levels. In 2020, based on the peer review, the board determined that no change to director compensation was needed. Additionally, the terms of our 2016 Omnibus Performance Incentive Plan, approved by our stockholders in 2016, establish a maximum value ($300,000) for both the equity awards granted and the cash fees paid to a non-employee director in a given year. The total of both cannot exceed $600,000.
In 2020, we provided the following annual compensation to directors who are not employees:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Greg D. Carmichael	100,000	201,745	2,137	303,882
John W. Chidsey	121,538	150,013	75,484	347,035
Donald L. Correll	109,808	150,013	79,051	338,872
Yvonne M. Curl	120,000	150,013	79,051	349,064
Charles M. Elson	100,000	150,013	79,051	329,064
Joan E. Herman	115,000	150,013	29,977	294,990
Leo I. Higdon, Jr.	225,000	150,013	79,051	454,064
Leslye G. Katz	108,654	150,013	29,977	288,644
Patricia A. Maryland	100,000	201,745	2,137	303,882
John E. Maupin, Jr.	100,000	150,013	79,051	329,064
Nancy M. Schlichting	100,000	150,013	7,745	257,758
L. Edward Shaw, Jr.	120,000	150,013	79,051	349,064
Terrance Williams	100,000	201,745	2,137	303,882
_____________________________
(1)The amounts reflected in this column are the retainer and chairperson fees earned for service as a director for 2020, regardless of when such fees are paid.
(2)Each non-employee director received an award of restricted stock units, or RSUs, with a grant date fair value, computed in accordance with Accounting Standards Codification 718, Compensation – Stock Compensation, of $150,013 (2,304 units). In January 2020, the newly appointed directors, Mr. Carmichael, Ms. Maryland, and Mr. Williams, received RSU grants corresponding to their partial year of service from January through the 2020 annual meeting with a grant date fair value of $51,732 (748 units). RSU awards are fully vested in that they are not subject to forfeiture; however, no shares underlying a particular award will be issued until after the date the director ends his or her service on the board. As of December 31, 2020, each director held the following aggregate RSU awards: Mr. Carmichael - 3,086, Mr. Chidsey – 69,248, Mr. Correll –72,465, Ms. Curl – 72,465, Mr. Elson – 72,465, Ms. Herman – 28,200, Mr. Higdon – 72,465, Ms. Katz – 28,200, Ms. Maryland - 3,086, Dr. Maupin – 72,465, Ms. Schlichting – 8,145, Mr. Shaw – 72,465, and Mr. Williams - 3,086. There were no other outstanding stock awards.
(3)The amounts reflected in this column represent the value of additional RSUs granted as dividend equivalents in connection with the payment of dividends on our common stock during 2020 as required by the terms of the original grants.
Our non-employee directors received an annual base cash retainer of $100,000. We also paid the following chairperson fees to compensate for the enhanced responsibilities and time commitments associated with those positions:

Chair Position	Fees Earned or Paid in Cash ($)
Chairman of the Board	125,000
Audit Committee	25,000
Compensation and Human Capital Committee	20,000
Compliance/Quality of Care Committee	15,000
Finance Committee	15,000
Nominating/Corporate Governance Committee	20,000
Our non-employee directors may elect to defer all or part of their cash fees under our Directors’ Deferred Stock Investment Plan. Elections must be made prior to the beginning of the applicable year. Under the plan, amounts deferred by non-employee directors are promptly invested in our common stock by the plan trustee at the market price at the time of the payment of the fees. Stock held in the deferred accounts is entitled to any dividends paid on our common stock, which dividends are promptly invested in our common stock by the plan trustee at the market price. Fees deferred under the plan and/or the acquired stock are held in a “rabbi trust” by the plan trustee. Accordingly, the plan is treated as unfunded for federal tax purposes. Amounts deferred and any dividends reinvested under the plan are distributed in the form of our common stock upon termination from board service for any reason. Distributions generally will commence within 30 days of leaving the board. As of December 31, 2020, the number of shares held in the plan were: Dr. Maupin’s 2,196 shares, Mr. Chidsey’s 50,465 shares, and Mr. Shaw’s 15,251 shares.
In addition, each non-employee member of the board of directors receives a grant of restricted stock units valued at approximately $150,000. When dividends are paid on our common stock, the directors receive the equivalent in restricted stock units based on the number of restricted stock units held and the value of the stock. The restricted stock units held by each director will be settled in shares of our common stock following the director’s departure from the board.
In furtherance of the goal to align the interests of our management with those of our stockholders, we have equity ownership guidelines for senior management and members of the board of directors. Each non-employee director should own equity equal in value to $500,000 within five years of appointment or election to the board. As of February 12, 2021, all of our non-employee directors with five or more years of service have attained the ownership levels under the guidelines.
Mr. Tarr received no additional compensation for serving on the board.

AUDIT COMMITTEE REPORT
The board of directors has the ultimate authority for effective corporate governance, including the role of oversight of the management of the Company. The Audit Committee’s purpose is to assist the board of directors in fulfilling its responsibilities to the Company and its stockholders by overseeing the accounting and financial reporting processes, the qualifications and selection of the independent registered public accounting firm engaged by the Company, and the performance of the Company’s Inspector General, internal auditors and independent registered public accounting firm. The Audit Committee members’ functions are not intended to duplicate or to certify the activities of management or the Company’s independent registered public accounting firm.
In its oversight role, the Audit Committee relies on the expertise, knowledge and assurances of management, the internal auditors, and the independent registered public accounting firm. Management has the primary responsibility for establishing and maintaining effective systems of internal and disclosure controls (including internal control over financial reporting), for preparing financial statements, and for the public reporting process. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements, for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles in the United States, and for expressing its own opinion on the effectiveness of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. In this context, the Audit Committee:
•reviewed and discussed with management and PricewaterhouseCoopers LLP the fair and complete presentation of the Company’s consolidated financial statements and related periodic reports filed with the SEC (including the audited consolidated financial statements for the year ended December 31, 2020, and PricewaterhouseCoopers LLP’s audit of the Company’s internal control over financial reporting);
•discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T; and
•received the written disclosures and the letter from PricewaterhouseCoopers LLP required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence) and discussed with PricewaterhouseCoopers LLP its independence from the Company and its management.
The Audit Committee also discussed with the Company’s internal auditors and PricewaterhouseCoopers LLP the overall scope and plans for their respective audits; reviewed and discussed with management, the internal auditors, and PricewaterhouseCoopers LLP the significant accounting policies applied by the Company in its financial statements, as well as alternative treatments and risk assessment; and met periodically in executive sessions with each of management, the internal auditors, and PricewaterhouseCoopers LLP.
The Audit Committee was kept apprised of the progress of management’s assessment of the Company’s internal control over financial reporting and provided oversight to management during the process.
Based on the reviews and discussions described above, the Audit Committee recommended to the board of directors, and the board of directors approved, that the audited consolidated financial statements for the year ended December 31, 2020, and management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020, be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC. The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2021.

Audit Committee
John W. Chidsey (Chair)
Joan E. Herman
Nancy M. Schlichting
Terrance Williams

COMPENSATION AND HUMAN CAPITAL COMMITTEE MATTERS
Scope of Authority
The Compensation and Human Capital Committee acts on behalf of our board of directors to establish the compensation of our executive officers, other than the chief executive officer, and provides oversight of the Company’s compensation philosophy for senior management. The Compensation and Human Capital Committee reviews and recommends to the board for final approval the compensation of the chief executive officer and the non-employee directors. The Compensation and Human Capital Committee also acts as the oversight committee and administrator with respect to our equity compensation, bonus and other compensation plans covering executive officers and other senior management. In overseeing those plans, the Compensation and Human Capital Committee may delegate authority for day-to-day administration and interpretation of the plans, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to officers of the Company. However, the Compensation and Human Capital Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the executive officers. The Compensation and Human Capital Committee may also delegate other responsibilities to a subcommittee comprised of no fewer than two of its members, provided that it may not delegate any power or authority required by any applicable law or listing standard to be exercised by the committee as a whole. In addition to its compensation oversight authority, the Compensation and Human Capital Committee oversees assessment and management of human capital-related risks, such as those involving recruitment, retention, inclusion and diversity, employee engagement, and employment litigation.
Compensation Committee Interlocks and Insider Participation
No member of our Compensation and Human Capital Committee is an officer or employee of the Company. None of our current executive officers serves or has served as a member of the board of directors or compensation committee of any other company that had one or more executive officers serving as a member of our board of directors or Compensation and Human Capital Committee.
Compensation and Human Capital Committee Report
The Compensation and Human Capital Committee reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and, based upon such review and discussions, the Compensation and Human Capital Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Compensation and Human Capital Committee
Yvonne M. Curl (Chair)
Greg D. Carmichael
Donald L. Correll
Leo I. Higdon, Jr.
Patricia A. Maryland
John E. Maupin, Jr.
L. Edward Shaw, Jr.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This section presents the key components of our executive compensation program. We explain why we compensate our executives in the manner we do and how these philosophies guide the individual compensation decisions for our named executive officers, or “NEOs.” Our 2020 compensation decisions were directed by our board of directors and its Compensation and Human Capital Committee, which we refer to as the “Committee” in this section only. Our NEOs as of December 31, 2020 were:

Name	Title
Mark J. Tarr	President and Chief Executive Officer
Douglas E. Coltharp	Executive Vice President and Chief Financial Officer
Barbara A. Jacobsmeyer	Executive Vice President and President, Inpatient Hospitals
April K. Anthony	Chief Executive Officer, Home Health and Hospice
Patrick Darby	Executive Vice President, General Counsel and Secretary
EXECUTIVE SUMMARY

Strategy and Business Overview
Encompass Health is a leading provider of post-acute healthcare services, offering both facility-based and home-based patient care through our network of inpatient rehabilitation hospitals, home health agencies, and hospice agencies. As of December 31, 2020, our national footprint spans 39 states and Puerto Rico and includes 137 hospitals and 241 home health and 82 hospice locations. We are committed to delivering high-quality, cost effective integrated patient care. We manage our operations in two operating segments: (1) inpatient rehabilitation and (2) home health and hospice. On December 9, 2020, we announced a formal process to explore strategic alternatives for our home health and hospice business.
2020 Business Highlights and Recent Track Record
In 2020, we faced many challenges due to the COVID-19 pandemic yet continued to execute our business strategy. The impacts of COVID-19 on our business are highlighted in blue bordered boxes throughout this section of the proxy.

COVID-19 Business Impact Overview
Both of our business segments started 2020 on a positive note. For the two-month period of January and February 2020, year-over-year volume growth included increases of 7.7% for inpatient rehabilitation (“IRF”) total discharges, 18.5% for home health episodic admissions, and 31.5% for hospice total admissions. However, in mid-March, the pandemic began to impact patient census and volume growth in both segments. The willingness and ability of patients to seek healthcare services were negatively affected by restrictive measures, such as travel bans, social distancing, quarantines, and shelter-in-place orders. Elective procedures were postponed by physicians and acute care hospitals and limited by governmental order to preserve capacity for the expected volume of COVID-19 patients and reduce the risk of the spread of COVID-19. At the same time, the healthcare industry experienced significant supply chain disruptions as a result of the pandemic. Beginning in March, we experienced increased supply expenses due to higher utilization of personal protective equipment, or “PPE,” and increased purchasing of other medical supplies and cleaning and sanitization materials as well as higher prices for supplies in shortage.

COVID-19 Business Impact Overview (continued)
In this continuously changing operating environment, we took the following steps to ensure the safety and well-being of our patients and employees:
•Created COVID-19 Task Force to monitor and manage the frequently updated CDC recommendations and guidance on testing and the use of PPE
•Worked with our supply chain and secured secondary sources to ensure an adequate supply of PPE
•Acquired COVID testing devices for our hospitals
•Followed social distancing recommendations in our therapy gyms and performed therapy in patient rooms, as needed
•Changed hospital configurations to protect patients from potential exposure to the virus
•Maintained ample liquidity while returning all CARES Act relief funds
•Maintained patient satisfaction and quality outcomes in the face of patient census and case mix variability
•Modified bonus programs for non-executive plans to preserve the opportunity to earn target payouts
•Implemented COVID Incremental Time Off program for front line employees
•Modified employee benefit plans to waive fees for virus testing and treatment and extended coverage through furloughs
•Responded to numerous and sometimes conflicting legislative and regulatory mandates
While facing the challenges of the pandemic, we continued to focus on the execution of key business initiatives:
•Maintained growth momentum by opening new hospitals and completing bed expansions
•Continued marketing efforts while losing direct access to patients/families/referral sources
•Maintained implementation schedule for patient quality initiatives
•Continued to invest in inclusion and diversity initiatives to address both employee and patient relations
•Improved employee engagement scores

In 2020, we worked through the unprecedented challenges of the pandemic and furthered our long-term strategic objectives:

Operational Achievements
✓	We successfully transitioned to new Medicare payment systems in both the inpatient rehabilitation, or “IRF,” and the home health businesses.
✓	We continued development and implementation of post-acute solutions.
✓	We grew total and “same store” hospice admissions by 23.2% and 8.1%, respectively.
✓	Our hospitals delivered high-quality outcomes in a cost-effective manner.
✓	We entered new IRF markets and enhanced our geographic coverage in existing markets in 2020 by adding four new hospitals, including one joint venture and expanded existing hospitals by 117 beds.
✓	We increased our participation in alternative payment models.

Quality of Care and Outcomes for Our Patients
✓	We continued to outperform the industry averages in most IRF and home health quality of care measures.
✓	We improved the patient experience, including through integrated care delivery in 89 overlap markets.
✓	We expanded our utilization of clinical data analytics designed to further improve patient outcomes.

Financial Strength and Success
✓	We increased Net operating revenues 0.9% over 2019.
✓	We retained our quarterly cash dividend at $0.28 per share and maintained ample liquidity.
✓	Our stockholders experienced a total return of 21.37%.

* Reconciliation to GAAP provided in Appendix A to this proxy statement.

Operating Performance and Executive Compensation
We utilize performance objectives in our compensation plans which we believe will, over time, lead to enhanced stockholder value. Over the past several years, we established a track record of strong results from operations, and we are proud of our 2020 financial performance in light of the unprecedented challenges posed by the pandemic.
Healthcare is a highly regulated industry. Successful healthcare providers are those who provide high-quality, cost-effective care and have the ability to adjust to changes in the regulatory and operating environments. We believe we have the necessary capabilities — scale, infrastructure, capital structure, and human resource talent — to adapt to changes and continue to succeed in a highly regulated industry, and we have a proven track record of doing so.

COVID-19 Performance/Executive Compensation Note:
The Committee initiated discussions with management in the first half of 2020 regarding the pandemic’s impacts on our incentive plan performance metrics and requested regular updates on those impacts as well as the impacts the pandemic could have on leadership retention and performance. Management provided the Committee with details of the Company’s response to the challenges presented by the pandemic and highlighted operational activities (discussed above) related to future business growth and employee relations efforts. The Committee monitored the ongoing impact to performance under our incentive plans and, during the course of the year, considered appropriate adjustments while considering EHC’s core values (Set the Standard, Lead with Empathy, Do What’s Right, Focus on the Positive, and Stronger Together). The Committee made no guarantees to participants, and no incentive plans were revised. The Committee considered the discretion available to it and determined to exercise this discretion taking into account fairness, award achievement history, leadership retention, and our practice of incentivizing and rewarding overall performance.

Overview of Executive Compensation Actions in 2020
For 2020, our board of directors (for actions related to our President and Chief Executive Officer) and the Committee (for all other NEOs) considered the total compensation packages, both in whole and by component, of our NEOs to determine appropriateness in light of our executive compensation philosophy, 2019 accomplishments and 2020 anticipated challenges. We took the following actions:

2020 Executive Compensation Actions Summary
Compensation Component	Actions Related to Plans from Prior Years	Actions Related to 2020 Plans
Base Salary	Not applicable.
•Kept base salaries flat for the CEO and all NEOs with exception of Ms. Anthony
◦Effective January 1, Ms. Anthony’s base salary increased to $550,000 per her revised management agreement.
•Executives voluntarily reduced base salaries in light of the economic uncertainty associated with the COVID-19 pandemic
◦Effective April 26, Mr. Tarr and Mr. Coltharp voluntarily took 20% base salary reductions and Ms. Jacobsmeyer, Ms. Anthony, and Mr. Darby voluntarily took 10% base salary reductions which lasted for 24 weeks.

Senior Management Bonus Plan (“SMBP”)	Approved 2019 SMBP awards based on performance compared to targets; awards equaled a weighted average of 143.4% of target opportunity.
•Kept the 2020 design unchanged from prior year with slight adjustments to target award opportunities
◦Approved 2020 design with increases in target award opportunities for Mr. Tarr and Ms. Jacobsmeyer to 120% and 85% of base salary, respectively, to recognize performance and better align with the market and peer group medians. Ms. Anthony’s target increased to 75% of base salary per her revised management agreement.
◦Retained consolidated adjusted earnings before interest, tax, depreciation and amortization expenses, or “Adjusted EBITDA,” and the “Quality Scorecard” (defined below) as the corporate performance metrics while eliminating the individual objectives component.

Long-Term Incentive Plan (“LTIP”)	Approved 2018 PSU award payouts based on performance compared to targets for 2018-19 performance; awards equaled a weighted average of 138.5% of target opportunity.
•Kept the 2020 design unchanged from prior year with slight adjustments to target award opportunities
◦Increased target award opportunities for Mr. Tarr, Mr. Coltharp, and Ms. Jacobsmeyer to $4,700,000, 250%, and 225% of base salary, respectively, to recognize performance and better align total direct compensation with the market and peer group medians.
◦Retained PSU metrics of earnings per share, or “EPS,” and return on invested capital, or “ROIC”.

Response to 2020 Proxy Votes
The Committee believes the 97.4% affirmative vote on our 2020 “say-on-pay” vote indicates our stockholders support our current executive compensation program’s alignment with our business strategy in the evolving healthcare industry. In 2020, in continuing to emphasize performance-based compensation, we made no material changes to our executive compensation program.
EXECUTIVE COMPENSATION PHILOSOPHY

Our Compensation Philosophy	•Provide a competitive rewards program for our senior management that aligns management’s interests with those of our long-term stockholders

•Correlate compensation with corporate, regional and business unit outcomes by recognizing performance with appropriate levels and forms of awards

•Establish financial and operational goals to sustain strong performance over time

•Place 100% of annual cash incentives and a majority of equity incentive awards at risk by directly linking those incentive payments and awards to the Company’s performance

•Provide limited executive benefits to members of senior management
We believe this philosophy will enable us to attract, motivate, and retain talented and engaged executives who will enhance long-term stockholder value.

Pay and Performance

Our executive compensation program is designed to provide a strong correlation between pay and performance. Pay refers to the value of an executive’s total direct compensation, or “TDC.”	Base Salary
+
Annual Cash Incentives
+
Long-Term Equity Incentives
Total Direct Compensation

NEO Target Total Direct Compensation
Named Executive Officer	Base Salary	Target Annual Cash Incentive (% of Base)	Target Long-Term Equity Incentive		Target Total Direct Compensation
Mark J. Tarr	1,050,000	120%	$4,700,000		7,010,000
Douglas E. Coltharp	700,000	85%	250%	of Base	3,045,000
Barbara A. Jacobsmeyer	650,000	85%	225%	of Base	2,665,000
April K. Anthony	550,000	75%	150%	of Base	1,787,500
Patrick Darby	550,000	75%	150%	of Base	1,787,500
In 2020, all cash incentive target amounts and a substantial majority of NEO equity award values were dependent on performance measured against predetermined, board-approved objectives. The graphs below approximately reflect: (i) the portion of our NEOs’ 2020 target TDC that is performance-based and (ii) the time frame (i.e., annual vs. long-term) for our NEOs to realize the value of the various TDC components.

President & Chief Executive Officer (Tarr)
71.6% Performance Based

Base Pay	Annual Incentive	Options	PSU	RSA
15.0%	18.0%	13.4%	40.2%	13.4%

		67.0% Long-Term

Other NEOs Average (Coltharp, Jacobsmeyer, Anthony, and Darby)
	62.5% Performance Based

Base Pay	Annual Incentive		Options	PSU	RSA
29.0%	21.6%		10.2%	30.7%	10.2%

			51.1% Long-Term
Note: Numbers may not sum to 100% due to rounding.
Annually, as a “checkup” of pay and performance, FW Cook prepares an analysis of the prior year TDC for the NEOs and the reported prior year TDC for the NEOs of our peer companies for the “Healthcare Peer Group” (as identified below). This analysis includes our rankings against the peer group for key financial and operating performance metrics for one-, three-, and five-year periods. These metrics are grouped into four categories: “growth,” “operating performance,” “returns,” and “investor experience.” The Committee has not taken any specific action in response to this information but does consider it in assessing whether the Company is paying for performance – both absolute and relative to peers. During the December 2020 review, for periods ending in 2019, Encompass Health’s performance was at, or above median for 27 of these metrics while falling below median for 3 of these metrics.

Other Best Practices
To ensure the Company has strong corporate governance and risk mitigation, the board of directors also adopted the following best practices related to executive compensation:

✓	Annual and long-term incentive plans have capped, maximum award opportunities.	✓	Insider trading policy expressly prohibits hedging or pledging of our stock by executives and directors.
✓	Annual and long-term incentive plans are designed with multiple measures of performance.	✓	Supplemental executive benefits or perquisites are substantially limited to a nonqualified 401(k) plan and optional executive physical examinations.
✓	Annual incentive plan includes both financial and quality of care metrics.	✓	The Committee’s independent consultant, FW Cook, is retained directly by the Committee and performs no other work for the Company.
✓	Compensation recoupment, or “claw-back,” policy applies to both cash and equity incentives and covers misconduct in some cases where a financial restatement has not occurred.	✓	Independent sessions are scheduled at every regular meeting of our board and the Committee (no members of management are present at these independent sessions).
✓	Equity ownership guidelines for senior executives require retention of 50% of net shares at the time of exercise/vest until ownership multiple is met.	✓	Change-of-control compensation arrangements include a “double trigger” requiring generally both a change in control and termination of employment to receive cash benefits and accelerated vesting of equity and do not provide tax gross-ups.

DETERMINATION OF COMPENSATION

Key Participants	Roles and Responsibilities
Compensation and Human Capital Committee	Oversees our compensation and employee, benefit and human capital objectives, plans, and policies. Reviews and approves (or recommends for approval of the independent directors of our board in the case of the Chief Executive Officer) the individual compensation of the executive officers. The Committee is comprised solely of seven independent directors. Its responsibilities related to the compensation of our NEOs, include:
•review and approve the Company’s compensation programs and policies, including incentive compensation plans and equity-based plans;

•review and approve corporate goals and objectives relevant to the compensation of our NEOs, then (i) evaluate their performance and (ii) determine and approve their base compensation levels and incentive compensation based on this evaluation; and, in the case of our Chief Executive Officer, recommend such to the board for approval.

The Committee receives support from the Chief Human Resources Officer and the human resources staff and also engages its own executive compensation consultant as described below.
Chief Executive Officer	Makes recommendations to the Committee regarding our executive compensation plans and, for all other NEOs, proposes adjustments to base salaries and awards under our annual incentive compensation and long-term equity-based plans, establishes individual objectives, and reviews with the Committee the performance of the other NEOs on their individual objectives.
The Chief Executive and Chief Human Resources Officers regularly attend meetings of the Committee.
Compensation Consultant
Throughout the year, the Committee relies on FW Cook for external executive compensation support. FW Cook is retained by, and works directly for, the Committee and attends meetings of the Committee, as requested by the Committee chair. FW Cook has no decision making authority regarding our executive compensation. Services provided include:

•updates and advice to the Committee on the regulatory environment as it relates to executive compensation matters;
•advice on trends and best practices in executive compensation and executive compensation plan design;
•market data, analysis, evaluation, and advice in support of the Committee’s role; and
•commentary on our executive compensation disclosures.
Management has separately engaged Mercer (US) Inc. The scope of that engagement includes providing data and analysis on competitive executive and non-executive compensation practices. Mercer data on executive compensation practices was provided to the Committee, subject to review by, and input from, FW Cook. Mercer also provides a diagnostic tool and support to our assessment of risk related to our compensation practices. Mercer does not directly advise the Committee in determining or recommending the amount or form of executive compensation.
Assessment of Competitive Compensation Practices
The Committee does not employ a strict formula in determining executive compensation. A number of factors are considered in determining executive base salaries, annual incentive opportunities, and long-term incentive awards, including:

✓	the executive’s responsibilities	✓	aspects of the role that are unique to the Company
✓	the executive’s experience	✓	internal equity within senior management
✓	the executive’s performance	✓	competitive market data
To assess our NEOs’ target total direct compensation, the Committee reviews competitive data from two sources:
•compensation survey data noted below, and
•healthcare peer group data - FW Cook, at the direction of the Committee, assembles data for a targeted group of healthcare industry peers.

The survey data provides a significant sample size, includes information for management positions below senior executives, and includes companies in healthcare and other industries from which we might recruit for executive positions.

Survey Sources
Mercer Benchmark Database	Aon Hewitt Executive
Mercer Integrated Health Networks	Willis Towers Watson Executive
For 2020, the Committee revised its Healthcare Provider Peer Group selection process to reduce subjectivity by making the selection criteria more formulaic and expanding the group by filtering the Russell 3000 index by Global Industry Classification Standard sub-industry codes to include only Health Care Services (35102015), Health Care Facilities (35102020), and Managed Health Care (35102030), with revenues between 33% and 300% of Encompass Health’s and predominately operating in the continental United States.

2020 Healthcare Peer Group
s	Acadia Healthcare	s	Ensign Group	s	Quest Diagnostics*
s	Amedisys	s	Genesis Healthcare	s	Quorum Health*
s	AMN Healthcare	s	LabCorp*	s	Select Medical Holdings
s	Brookdale Senior Living	s	LHC Group*	s	Surgery Partners
s	Chemed	s	Magellan Health*	s	Universal Health Systems
s	DaVita	s	Mednax
s	Diplomat Pharmacy*	s	Premier*
Note: Companies denoted with an asterisk were added to the peer group. Civitas Solutions (acquired), Envision Healthcare (acquired), and Lifepoint Health (acquired) were removed.
The Committee reviews competitive data on base salary levels, annual incentives, and long-term incentives for each executive and the NEO group as a whole. In preparation for 2020 compensation decisions, the Committee reviewed total direct compensation opportunities for our NEOs. Referencing the 50th percentile of both the Mercer survey data and the healthcare peer group data as well as the assessment factors discussed above, Target TDC for Mr. Tarr and Mr. Coltharp and Ms. Jacobsmeyer ranked below median for both the peer group and survey data comparisons. Ms. Anthony and Mr. Darby ranked above median for both comparator groups.
It is important to note the Committee, with input from FW Cook, recognizes the benchmark data changes from year to year, so the comparison against those benchmarks places emphasis on sustained compensation trends to avoid short-term anomalies. In general, the Committee views compensation 10% above or below the targeted market data point to be within a competitive range given year to year variability in the data.
The Committee has considered the appropriate competitive target range to attract and retain the kind of executive talent necessary to successfully achieve our strategic objectives. The Committee’s objective is to establish target performance goals that will result in strong performance by the Company. Executives may achieve higher actual compensation for exceptional performance relative to these target performance goals and below-median levels of compensation for performance that is not as strong as expected.

ELEMENTS OF EXECUTIVE COMPENSATION

Elements of Annual Total Rewards at a Glance
Total Reward Component	Purpose	2020 Actions	2021 Actions
Base Salary	Provide our executives with a competitive level of regular income.	Increased base salary for Ms. Anthony; temporarily reduced base salaries for all NEOs in response to COVID.	No changes.
Annual Incentives	Intended to drive Company performance while focusing on annual objectives.	Increased target opportunities for Mr. Tarr, Ms. Jacobsmeyer, and Ms. Anthony; retained Adjusted EBITDA and Quality Scorecard as weighted metrics.	No changes.
Long-Term Incentives	Intended to focus executive attention on longer-term strength of the business and align their interests with our stockholders.	Increased target opportunities for Mr. Tarr, Mr. Coltharp, and Ms. Jacobsmeyer; retained EPS and ROIC as performance metrics for PSUs; retained time-based restricted stock and stock options.	One-time increase in target opportunities for all NEOs to address retention concerns.
Health and Welfare Benefits	Provide our executives with programs that promote health and financial security.	No changes.	No changes.
Other Benefits and Perquisites	Encourage supplemental tax deferral savings beyond 401(k) limitations and promote health awareness.	No changes.	No changes.
Change in Control and Severance	Provides business continuity during periods of transition.	No changes.	No changes.
The primary elements of our executive compensation program are:

Base Salary	+	Annual Cash Incentives	+	Long-Term Equity Incentives
Base Salary
We provide executives and other employees with base salaries to compensate them with regular income at competitive levels. Base salary considerations include the factors listed under “Assessment of Competitive Compensation Practices” above.
The base salaries of our NEOs are reviewed annually. As a result of the 2020 review the salaries for the NEOs were determined to be appropriate and competitive and maintained at 2019 levels to manage fixed expenses with the exception of Ms. Anthony who received a base salary increase for 2020 per her senior management agreement.1

2020 Annual Base Salaries
Mark J. Tarr	President and Chief Executive Officer	1,050,000
Douglas E. Coltharp	Executive Vice President and Chief Financial Officer	700,000
Barbara A. Jacobsmeyer	Executive Vice President and President, Inpatient Hospitals	650,000
April K. Anthony	Chief Executive Officer, Home Health and Hospice	550,000
Patrick Darby	Executive Vice President, General Counsel and Secretary	550,000
1 Ms. Anthony has been employed in her current role since the acquisition of EHHI Holdings, Inc. of which she was the founder and CEO. Since 2015, her compensation has been in accordance with her senior management agreement. Both the acquisition and the terms of her senior management agreement executed in connection with the acquisition are described under “The Home Health and Hospice Segment Ownership Structure” beginning on page 65. In October 2019, we entered into a new management agreement with Ms. Anthony in anticipation of the expiration of her original agreement. The changes to her compensation for 2020 are described under “Employment Agreement with April Anthony” on page 54.

COVID-19 Base Salary Note:
To demonstrate alignment with our employees who faced employment uncertainties early in the pandemic, our NEOs voluntarily reduced their base salaries effective April 26, 2020 for a 24 week period. Mr. Tarr and Mr. Coltharp reduced their base salaries by 20% while Ms. Jacobsmeyer, Ms. Anthony, and Mr. Darby volunteered 10% reductions.
Annual Incentives
The 2020 Senior Management Bonus Plan, or “SMBP,” was designed to incentivize and reward our NEOs and others for annual performance as measured against predetermined corporate and business segment quantitative objectives intended to improve the Company’s performance and promote stockholder value. Mr. Tarr and Ms. Jacobsmeyer each received increases in the target value of their awards to align their compensation with the competitive market for similar experience and responsibilities. Ms. Anthony’s 2020 annual incentive increased per her senior management agreement.
Plan Objectives and Metrics
For 2020, the Committee retained the corporate quantitative objectives of Adjusted EBITDA2 and the “IRF Quality Scorecard”3 to focus on quality of care metrics. The Committee added the “HHH Quality Scorecard” to Mr. Tarr’s and Ms. Anthony’s objectives to provide a similar focus in the HHH segment. The Quality Scorecard approach provides the flexibility to adjust the metrics year over year as our business and the healthcare operating environment evolve. For 2020, the IRF Quality Scorecard metrics were unchanged (see table below). Achievement of each of these metrics is measured by the percentage of hospitals meeting or exceeding their goals. Hospital-specific goals are established for each metric based on prior performance and relative performance to other hospitals. The HHH Quality Scorecard was new for 2020 with the metrics outlined below. Achievement for each of these metrics is the average of publicly reported ratings for all healthcare provider numbers.
The weightings and payout ranges for these metrics for all NEOs with the exception of Ms. Anthony are:

Base Salary	x	Annual Target Cash Incentive Opportunity	x	EHC Adjusted EBITDA 70% Weighting	+	Quality Scorecard 30% Weighting	=	SMBP Payout

For Ms. Anthony, the weightings and payout ranges are:

Base Salary	x	Annual Target Cash Incentive Opportunity	x	EHC Adjusted EBITDA 20% Weighting	+	HHH Adjusted EBITDA 56% Weighting	+	Quality Scorecard 24% Weighting	=	SMBP Payout

2 For purposes of the 2020 SMBP, Adjusted EBITDA on a consolidated basis is the same as the measure described in the 2020 Form 10-K, and the results for SMBP purposes may be adjusted further for certain unusual or nonrecurring unbudgeted items. Adjusted EBITDA is discussed in more detail, including reconciliations to corresponding GAAP financial measures, in Appendix A to this proxy statement. The Committee has established in advance the following four categories of adjustments for these unusual or nonrecurring unbudgeted items: acquisitions and divestitures, capital structure changes, litigation expenses and settlements, and material legislative changes. The Committee believes these pre-approved categories, along with the application of the same GAAP standards to the calculation of a metric during the life of the award, help the metric to more accurately reflect items within management’s control while also minimizing unintended incentives and disincentives associated with the accounting treatment for or impacts of unbudgeted, discretionary transactions. For 2020, the adjustment for unbudgeted items included: acquisitions of home health and hospice assets and consolidation of a home health agency following a change in the partnership agreement.
3 For purposes of the 2020 SMBP, the IRF Quality Scorecard is a compilation of quality metrics that track patient satisfaction and patient discharge status by hospital. Patient Satisfaction results are derived by NRC Health through their Customer Intelligence Platform, a standardized survey of hospital patients. Patient discharge statuses are tracked via internal systems.

2020 SMBP Quantitative Objectives
		Award Range
		Not Eligible	Threshold	Target	Maximum
Objective		0%	50%	100%	200%
EHC Adjusted EBITDA		<$882,516,000	$882,516,000	$954,071,000	≥$1,025,626,000
HHH Adjusted EBITDA		<$180,740,000	$180,740,000	$195,395,000	≥$210,050,000

IRF Quality Scorecard Sub-Objective	Sub-Weight	% of Hospitals Meeting or Beating Hospital-Specific Goal
Discharge to Community	30%	<60%	60%	70%	80%
Acute Transfer	15%	<60%	60%	70%	80%
Discharge to Skilled Nursing Facility	30%	<60%	60%	70%	80%
Patient Satisfaction	25%	<60%	60%	70%	80%

HHH Quality Scorecard Sub-Objective	Sub-Weight	Consolidated Star/Hospice Rating
Home Health Quality Stars	25%	<3.2	3.2	3.6	4.0
Home Health Patient Satisfaction Stars	25%	<3.0	3.0	3.5	4.0
Hospice HIS Measures	25%	<3.0	3.0	4.0	5.0
Hospice CAHPS	25%	<3.0	3.0	4.0	5.0
Effective for 2020, Mr. Tarr’s Quality Scorecard was determined by weighting the Inpatient Rehabilitation Facilities (“IRF”) Quality Scorecard outcome at 80% and the Home Health and Hospice (“HHH”) Quality Scorecard outcome at 20%. Mr. Coltharp, Ms. Jacobsmeyer and Mr. Darby’s Quality Scorecard outcome remained solely based on IRF results. Ms. Anthony’s Quality Scorecard outcome was solely based on HHH results.
To reward exceptional performance, the NEOs have the opportunity to receive a maximum payout in the event actual results reach a predetermined level for each objective. Conversely, if attained results are less than threshold for a component of the corporate or regional quantitative objectives, then no payout for that component of the quantitative objectives occurs. It is important to note the following:
•performance measures can be achieved independently of each other; and
•as results increase above the threshold, a corresponding percentage of the target cash incentive will be awarded. In other words, levels listed are on a continuum, and straight-line interpolation is used to determine the payout multiple between two payout levels shown in the table above.
The structure of the 2020 SMBP removed the individual objectives component utilized in prior years to shift more emphasis to objective company performance. The Committee, and the board of directors in the case of our President and Chief Executive Officer, has the authority to recognize significant individual achievement or underperformance by modifying a final SMBP award up or down; however, no SMBP payout may exceed 200% of target.
Establishing the Target Cash Incentive Opportunity
Under the SMBP, the Committee first approves a target cash incentive opportunity for each NEO, based upon a percentage of his or her base salary, “Target Cash Incentive Opportunity as a % of Salary” in the table below. This target cash incentive opportunity is established as a result of the Committee’s “Assessment of Competitive Compensation Practices” described above. The Committee then assigns relative weightings (as a percentage of total cash incentive opportunity) to the objectives. The relative weightings of the quantitative objectives take into account the executive’s position.

The table below summarizes the target cash incentive opportunities and relative weightings of quantitative objectives for each NEO.

2020 Senior Management Bonus Plan Weightings
Named Executive Officer	Target Cash Incentive Opportunity as a % of Salary	Consolidated Adjusted EBITDA	IRF Quality Scorecard	HHH Segment Adjusted EBITDA	HHH Quality Scorecard
Mark J. Tarr	120%	70%	24%	N/A	6%
Douglas E. Coltharp	85%	70%	30%	N/A	N/A
Barbara A. Jacobsmeyer	85%	70%	30%	N/A	N/A
April K. Anthony	75%	20%	N/A	56%	24%
Patrick Darby	75%	70%	30%	N/A	N/A
Assessing and Rewarding 2020 Achievement of Objectives
After the close of the year, the Committee assesses performance against the quantitative objectives to determine a weighted average result, or the percentage of each NEO’s target incentive that has been achieved, for each objective. The Committee has the discretion to alter awards and exercised this discretion for 2020 (see COVID-19 SMBP Note below). Actual 2020 Plan results for the quantitative objectives were as follows:

2020 EBITDA Results
Objective	Target	Result	% of Target Metric Achievement
EHC Adjusted EBITDA	$954,071,000	$859,965,000	—%
HHH Adjusted EBITDA	$195,395,000	$162,874,000	—%

2020 IRF Quality Scorecard Results
Objective	% of Target Metric Achievement	Weight	Weighted Metric Achievement
Discharge to Community	152.0%	30%	45.6%
Acute Transfer	—%	15%	—%
Discharge to Skilled Nursing Facility	200.0%	30%	60.0%
Patient Satisfaction	92.0%	25%	23.0%
Combined		100%	128.6%

2020 HHH Quality Scorecard Results
Objective	% of Target Metric Achievement	Weight	Weighted Metric Achievement
Home Health Quality Stars	175.0%	25%	43.8%
Home Health Patient Satisfaction Stars	200.0%	25%	50.0%
Hospice HIS Measures	200.0%	25%	50.0%
Hospice CAHPS	—%	25%	—%
Combined		100%	143.8%

2020 Senior Management Bonus Plan Awards - Calculated Actual
Named Executive Officer	EHC Adjusted EBITDA	HHH Segment Adjusted EBITDA	IRF Quality Scorecard	HHH Quality Scorecard	Total Payout	Result as % of Target
Mark J. Tarr	—	N/A	388,886	108,713	497,599	39.5%
Douglas E. Coltharp	—	N/A	229,551	N/A	229,551	38.6%
Barbara A. Jacobsmeyer	—	N/A	213,155	N/A	213,155	38.6%
April K. Anthony	—	—	N/A	142,362	142,362	34.5%
Patrick Darby	—	N/A	159,143	N/A	159,143	38.6%

COVID-19 SMBP Note:
The Committee believes the achievements outlined earlier in this section reflected exceptional performance in pandemic conditions and under these circumstances deserve recognition beyond the quantitative results described above. The Committee applied a holistic assessment of management’s performance in 2020. Key areas that influenced the Committee’s final determination of pay outcomes reflected the following principles derived from our core values:
◦health and safety of our patients, employees, and the communities in which we operate
◦management leadership during a pandemic
◦alignment of rewards with outcomes
◦long-term interests of the company
◦financial and operational results as well as achievement of strategic priorities
◦employee engagement and morale
◦proper motivation and retention of our leaders
The Committee had multiple discussions throughout the year to evaluate management performance against core values and these principles as well as the original SMBP goals. The Committee determined that the achievements and actions taken by the NEOs and the rest of the leadership team strengthened our position in our industry, promoted the long-term interests of our stockholders, and were deserving of a payout higher than the formulaic results of the SMBP. Accordingly, the Committee approved the cash incentive payments for NEOs at 90% of target performance. The Committee believes this payout is a fair and accurate reflection of the excellent achievements of the management team despite the challenges associated with the pandemic. Other participants received a payout equal to the greater of 90% or their actual performance achievement, in the case of regional goals. These amounts were paid in March 2021 and are included in the 2020 compensation set out in the Summary Compensation Table on page 53.

2020 Senior Management Bonus Plan Payouts
Named Executive Officer	Total Payout	Result as % of Target
Mark J. Tarr	1,134,000	90.0%
Douglas E. Coltharp	535,500	90.0%
Barbara A. Jacobsmeyer	497,250	90.0%
April K. Anthony	371,250	90.0%
Patrick Darby	371,250	90.0%
Long-Term Incentives
To further align the interests of management and stockholders, a significant portion of each NEO’s total direct compensation is in the form of long-term equity awards. We believe such awards promote strategic and operational decisions that align the long-term interests of management and the stockholders and help retain executives. In support of our performance-driven total compensation philosophy, earned equity values are driven by stock price and financial and operational performance.
For 2020, our equity incentive plan provided participants at all officer levels with the opportunity to earn performance-based restricted stock, or “PSUs,” time-based restricted stock, or “RSAs,” and, for the Chief Executive Officer and the Executive Vice Presidents, stock options. We believe these awards align all levels of management with stockholders and place a significant portion of TDC at risk. RSAs are included to enhance retention incentives.

The 2020 value of the long-term incentive awards to the NEOs was reviewed by the Committee. Mr. Tarr, Mr. Coltharp and Ms. Jacobsmeyer received increases in their target award values to align compensation with the competitive market for similar experience and responsibilities.
The following table summarizes the 2020 target equity award opportunity levels and forms of equity compensation for each of our NEOs as approved by the Committee and board. These amounts differ from the equity award values reported in the Summary Compensation Table on page 53 due to the utilization of a 20-day average stock price to determine the number of shares granted as opposed to the grant date values used for accounting and reporting purposes.

2020 Equity Incentive Plan Structure
Named Executive Officer	Total Target Equity Award Opportunity	Options as % of the Award	PSUs as a % of the Award	RSAs as a % of the Award
Mark J. Tarr	4,700,000	20%	60%	20%
Douglas E. Coltharp	1,750,000	20%	60%	20%
Barbara A. Jacobsmeyer	1,462,500	20%	60%	20%
April K. Anthony	825,000	20%	60%	20%
Patrick Darby	825,000	20%	60%	20%
PSU Awards in 2020
The Committee determined that performance-based vesting conditions for the majority of restricted stock granted to NEOs are appropriate to further align executives with the interests of stockholders and promote specific performance objectives while facilitating executive stock ownership. Under our equity incentive plan, NEOs may be awarded PSUs, which entitle them to receive a predetermined range of restricted shares upon achievement of specified performance objectives. PSU awards do not provide for voting rights unless and until restricted stock is earned after the measurement period. Dividends accrue when paid on unvested shares, but the holders of PSUs will not receive the cash payments related to these accrued dividends until the resulting restricted shares, if any, fully vest.
For the 2020 awards, the number of restricted shares earned will be determined at the end of a two-year performance period based on the level of achievement of Normalized Earnings Per Share (“EPS”)4 and Return on Invested Capital (“ROIC”)5. The weighting of these metrics are outlined above. The Committee chose these metrics because the Committee believes they are directly aligned with our stockholders’ interests. If restricted shares are earned at the end of the two-year
4 For purposes of 2020 PSUs, normalized EPS is calculated on a weighted-average diluted shares outstanding basis by adjusting net income from continuing operations attributable to Encompass Health for the normalization of income tax expense, fair value adjustments to the value of stock appreciation rights (“SARs”) and marketable securities, and certain unusual or nonrecurring unbudgeted items. The Committee has established in advance the following four categories for these unusual or nonrecurring unbudgeted items for Committee consideration: acquisitions and divestitures, changes in capital structure, litigation expenses and settlements, and material legislative changes. The Committee believes these pre-approved categories, along with the application of the same GAAP standards to the calculation of a metric during the life of the award, help the metric to more accurately reflect items within management’s control while also minimizing unintended incentives or disincentives associated with the accounting treatment for unbudgeted, discretionary transactions.
For the 2019 PSU performance period ended December 31, 2020, those items included: acquisitions, divestiture, syndication and joint venture transactions; impact from debt refinancings; the put of the EHHI rollover shares; impact of Medicare payment system changes; and litigation and settlement reserves. The diluted share count for LTIP purposes includes, as is the case in our 2020 Form 10-K, the shares associated with restricted stock awards, performance share units, restricted stock units, and dilutive stock options. The diluted share count for the performance period ended December 31, 2020 was adjusted to eliminate the impact of common stock repurchases as noted above. The calculation of normalized earnings per share differs from that of basic and diluted earnings per share and adjusted earnings per share used in our earnings releases and publicly available financial guidance. We believe the calculation for compensation purposes for the associated performance period more accurately represents those matters within the control of management compared to that used in communications with the market.

5 For purposes of 2020 PSUs, ROIC is defined as net operating profit after taxes (“NOPAT”) divided by the average invested capital as of December 31, 2019, 2020, and 2021. Invested capital is calculated as total assets less right of use assets, deferred tax assets, assets from discontinued operations, current liabilities, noncontrolling interest and redeemable noncontrolling plus current portion of long-term debt. NOPAT is defined as income from continuing operations attributable to Encompass Health common shareholders, excluding interest expense, government, class action and related settlements, professional fees - accounting, tax, and legal, fair value adjustments to the value of SARs and marketable securities, and loss on early extinguishment of debt, as adjusted for a normalized income tax expense. Both the numerator and the denominator are then adjusted as described in the note above for the applicable unusual or nonrecurring unbudgeted items, including fair value adjustments related to the EHHI rollover shares, and the GAAP standards applied in the calculation of a metric are held constant during the life of the award.

performance period, the participant must remain employed until the end of the following year at which time the shares fully vest.
It is important to note:
•Management provides a report to the Committee that sets out the calculations of the actual results and engages an accounting firm to produce a report on the accuracy of the calculations;
•if results attained are less than the threshold, then no restricted shares are earned for that performance measure in that performance period; and
•as results increase above the threshold, a corresponding percentage of target equity value will be awarded. In other words, levels listed are on a continuum, and straight-line interpolation is used to determine the payout multiple between two payout levels.
Summary of 2019 PSU Award Results
The 2019 PSU awards completed their performance period on December 31, 2020. The EPS and ROIC objectives had the following achievement levels:

Objective	Target	Result	Target Metric Achievement	Weight	Weighted Metric Achievement
EPS	$7.99	$7.42	85.8%	60%	51.5%
ROIC	12.03%	10.96%	55.4%	40%	22.2%
Combined				100%	73.7%

COVID-19 2019 PSU Note:
The Committee reviewed these results in light of the impact of COVID-19 on 2020 performance results and made no adjustment to the 2019 outstanding PSU awards after considering all relevant factors.
Time-Based Restricted Stock Awards in 2020
The Committee believes the portion of the 2020 award value denominated in RSAs provides retention incentives to our executives and facilitate stock ownership, which further links executives to our stockholders. Under our equity incentive plan, NEOs may be granted RSAs which entitle them to receive a predetermined number of restricted shares upon completion of a specified service period. The recipients of RSA awards have voting rights and rights to receive dividends. Dividends accrue when paid on outstanding shares, but the holders of RSAs will not receive the cash payments related to these accrued dividends until the restricted shares fully vest. As is our standard practice, one-third of the 2020 RSA award vests on each of the first three anniversaries of the grant date.
Stock Option Awards in 2020
The Committee believes nonqualified stock options also are an appropriate means to align the interests of our most senior executives with our stockholders since they provide an incentive to grow stock price.
Each stock option permits the holder, for a period of ten years, to purchase one share of our common stock at the exercise price, which is the closing market price on the date of issuance. Options generally vest ratably in equal annual increments over three years from the award date. In 2020, the number of options awarded equaled 20% of the total target equity award opportunity approved for the related officer divided by the individual option value determined using the Black-Scholes valuation model.
Equity Award Timing
Our practice is to have the independent members on our board of directors approve, based on recommendations of the Committee, equity awards at the February board meeting which allows time to review and consider our prior year’s performance. The number of shares of common stock underlying the PSU, RSA, and stock option awards is determined using the average closing price for our common stock over the 20-day trading period preceding the February board meeting at which the awards are approved. The average of prices mitigates the risk of unintended consequences of using a single closing price that may reflect an anomalous price swing on that day. The strike price for the stock option awards is set at the closing price on the second trading day after the filing of our Form 10-K, which is also the date of issuance. This timing for the pricing and issuance of stock options allows for the exercise price to reflect a broad dissemination of our financial results from the prior year.

Executive Compensation Program Changes for 2021
No changes were made to the base salaries and SMBP targets for any of our NEOs for 2021. This decision was made based on a review of their TDC alignment with market and peer group medians.
Target award values for the 2021 LTIP included a one-time 10% increase for all participants, including NEOs, to address retention concerns stemming from COVID-19’s negative impact on prior PSU awards.
For 2021 SMBP and PSU awards, a fifth adjustment category, “Public Health Emergencies”, was added to adjust for the quantifiable impact of a pandemic or comparable public health emergency on incentive plans. A Public Health Emergency-related adjustment must meet the following criteria: internationally or nationally declared, sustained, unbudgeted, and material.
Benefits
In 2020, our NEOs were eligible for the same benefits offered to other employees, including medical and dental coverage. NEOs are also eligible to participate in a qualified 401(k) plan, subject to the limits on contributions imposed by the Internal Revenue Service. In order to allow deferrals above the amounts provided by the IRS, executives and certain other officers are eligible to participate in a nonqualified deferred 401(k) plan that closely mirrors the current qualified 401(k) plan. Other than the nonqualified deferred 401(k) plan referenced here, we did not provide our executives with compensation in the form of a pension plan or a retirement plan.
Perquisite Practices
We do not have any perquisite plans or policies in place for our executive officers. In general, we do not believe such personal benefit plans are necessary for us to attract and retain executive talent. We do not provide tax payment reimbursements, gross ups, or any other tax payments to any of our executive officers. We do offer to pay for optional executive physical examinations (historically at a cost of less than $3,000 each) that we believe encourage proactive health management by our executives, which in turn benefits the business. On occasion, there may be incidental perquisites arising from important business activities that have, in part, a direct or indirect personal benefit for the executives involved, such as entertainment associated with stockholder engagement or employee retreat functions. Additionally, from time to time, officers and directors may be allowed, if space permits, to have family members accompany them on business flights on our aircraft, at no material incremental cost to us.
OTHER COMPENSATION POLICIES & PRACTICES

Equity Ownership Guidelines for Management and Non-Employee Directors
To further align the interests of our management with those of our stockholders, we have adopted equity ownership guidelines for senior management and members of our board of directors.
Executive officers and outside directors have five years to reach their ownership level and upon each tax recognition or option exercise event, a covered officer must hold at least 50% of the after-tax value of the related equity award until ownership levels are achieved. Equity grants to our non-employee directors must be held until the director leaves the board. All of our NEOs and non-employee directors with five or more years of service have attained the ownership levels under the guidelines and all of our NEOs and non-employee directors with less than five years of tenure are on track to meet the guidelines. Outlined in the table below were the ownership guidelines for 2020:

Position	Required Value of Equity Owned
Chief Executive Officer	5 times annual base salary
Executive Vice President	3 times annual base salary
other executive officer	1.5 times annual base salary
outside director	$500,000

Compensation Recoupment Policy
Our board of directors has approved and adopted a senior management compensation recoupment policy. The policy provides that if the board has, in its sole discretion, determined that any fraud, illegal conduct, intentional misconduct, or gross neglect by any officer was a significant contributing factor to our having to restate all or a portion of our financial statements, the board may:
•require reimbursement of any incentive compensation paid to that officer,
•cause the cancellation of that officer’s restricted or deferred stock awards and outstanding stock options, and
•require reimbursement of any gains realized on the exercise of stock options attributable to incentive awards, if and to the extent (i) the amount of that compensation was calculated based upon the achievement of the financial results that were subsequently reduced due to that restatement and (ii) the amount of the compensation that would have been awarded to that officer had the financial results been properly reported would have been lower than the amount actually awarded.
Additionally, if an officer is found to have committed fraud or engaged in intentional misconduct in the performance of his or her duties, as determined by a final, non-appealable judgment of a court of competent jurisdiction, and the board determines the action caused substantial harm to Encompass Health, the board may, in its sole discretion, utilize the remedies described above.
Anti-Hedging Policy
The Company prohibits the following transactions for all employees and directors:
•short-term trading of our securities,
•short sales of our securities, and
•hedging or monetization transactions, such as zero-cost collars and forward sale contracts.
The Company also prohibits executive officers and directors from pledging our securities as collateral, including as part of a margin account.
Severance Arrangements
It is not our common practice to enter into individual employment agreements with our senior executives. However, in connection with the acquisition of EHHI Holdings, Inc., we executed a senior management agreement with Ms. Anthony, the founder and CEO of that home health business (see “Employment Agreement with April Anthony” on page 54 for additional details). To provide the balance of our senior executives with competitive levels of certainty as a retention tool, potential benefits are provided to our senior executives under our change of control and severance plans. The Committee determined the value of benefits were reasonable, appropriate, and competitive with our healthcare provider peer group. As a condition to receipt of any payment or benefits under either plan, participating employees must enter into a noncompetition, nonsolicitation, nondisclosure, nondisparagement and release agreement. The duration of the restrictive covenants would be equal to the benefit continuation periods described below for each plan. As a matter of policy, payments under either plan do not include “gross ups” for taxes payable on amounts paid. Definitions of “cause,” “retirement,” “change in control,” and “good reason” are provided on page 58.
Executive Severance Plan
The goal of the Executive Severance Plan is to help retain qualified, senior officers whose employment is subject to termination under circumstances beyond their control. Our NEOs, with the exception of Ms. Anthony, are participants in the plan, which is an exhibit to our 2020 Form 10-K. Under the plan, if a participant’s employment is terminated by the participant for good reason or by Encompass Health other than for cause (as defined in the plan), then the participant is entitled to receive a cash severance payment, health benefits, and the other benefits described below. Voluntary retirement, death, and disability are not payment triggering events. The terms of the plan, including the payment triggering events, were determined by the Committee to be consistent with healthcare industry market data from the Committee’s and management’s consultants.
The cash severance payment for participants is the multiple (shown in the table below) of annual base salary in effect at the time of the event plus any accrued, but unused, paid time off, and accrued, but unpaid, salary. This amount is to be paid in a lump sum within 60 days following the participant’s termination date. In addition, except in the event of termination for cause or resignation for lack of good reason, the participants and their dependents continue to be covered by all life, healthcare, medical and dental insurance plans and programs, excluding disability, for a period of time set forth in the following table.

Position	Severance as Multiple of Annual Base Salary	Benefit Plan Continuation Period
Chief Executive Officer	3x	36 months
Executive Vice Presidents	2x	24 months
other executive officers	1x	12 months
Amounts paid under the plan are in lieu of, and not in addition to, any other severance or termination payments under any other plan or agreement with Encompass Health. As a condition to receipt of any payment under the plan, the participant must waive any entitlement to any other severance or termination payment by us, including any severance or termination payment set forth in any employment arrangement with us.
Upon termination of a participant without cause, or his or her resignation for good reason, a prorated portion of any equity award subject to time-based vesting only that is unvested as of the effective date of the termination or resignation will automatically vest. If any restricted stock awards are performance-based, the Committee will determine the extent to which the performance goals for such restricted stock have been met and what awards have been earned.
Ms. Anthony’s senior management agreement, in the event the company terminates her employment without cause or she terminates her employment for good reason, provides twelve months of base salary continuation and COBRA premium payments in addition to any unpaid annual bonus for any fiscal year completed prior to termination.
Change in Control Benefits Plan
The goal of the Change in Control Benefits Plan is to help retain certain qualified senior officers, maintain a stable work environment, and encourage officers to act in the best interest of stockholders if presented with decisions regarding change in control transactions. Our NEOs, with the exception of Ms. Anthony, and other officers are participants in the plan, which is an exhibit to our 2020 Form 10-K. The terms of the plan, including the definition of a change in control event, were reviewed and determined to be consistent with healthcare industry market data from the Committee’s and management’s consultants. The plan includes a “double trigger” for the vesting of equity in the event of a change in control for all future awards to executives. The plan is reviewed annually for market competitiveness but no material benefit changes have been made since 2014.
Under the Change in Control Benefits Plan, participants are divided into tiers as designated by the Committee. Our current President and Chief Executive Officer and our Executive Vice Presidents are Tier 1 participants; Senior Vice Presidents are Tier 2 participants. Effective January 1, 2021, persons newly appointed as Executive Vice Presidents will participate at the Tier 2 level.
If a participant’s employment is terminated within 24 months following a change in control or during a potential change in control, either by the participant for good reason (as defined in the plan) or by Encompass Health without cause, then the participant shall receive a lump sum severance payment. Voluntary retirement is not a payment triggering event. For Tier 1 and 2 participants, the lump sum severance is 2.99 times and 2.0 times, respectively, the sum of the highest base salary in the prior three years and the average of actual annual incentives for the prior three years for the participant, plus a prorated annual incentive award for any incomplete performance period. In addition, except in the event of termination for cause or resignation for lack of good reason, the participant and the participant’s dependents continue to be covered by all life, healthcare, medical and dental insurance plans and programs, excluding disability, for a period of 36 months for Tier 1 participants and 24 months for Tier 2 participants.
Ms. Anthony’s senior management agreement does not contain change-in-control protections.
    If a change in control occurs as defined in the plan, outstanding equity awards vest as follows:

Stock Options	Restricted Stock
Outstanding options will only vest if the participant is terminated for good reason or without cause within 24 months of a change in control or if not assumed or substituted and, for Tier 1 and 2 participants, all options will remain exercisable for three and two years, respectively.	Restricted stock will only vest if the participant is terminated for good reason or without cause within 24 months of a change in control or if not assumed or substituted.
Note: For performance-based restricted stock, the Committee will determine the extent to which the performance goals have been met and vesting of the resulting restricted stock will only accelerate as provided above.

The Committee has the authority to cancel an award in exchange for a cash payment in an amount equal to the excess of the fair market value of the same number of shares of the common stock subject to the award immediately prior to the change in control over the aggregate exercise or base price (if any) of the award.

Tax Implications of Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), generally limits to $1 million per year income tax deductions available to publicly held corporations for compensation paid in years beginning after December 31, 2017 to the corporation’s CEO, CFO, certain other NEOs, and certain former NEOs (each a “Covered Executive”). Prior to 2018, this limitation on deductibility did not apply to qualifying “performance-based compensation” and did not apply to our CFO or former NEOs. In December 2017, the Tax Cuts and Jobs Act (“Tax Act”) was signed into law. Under the Tax Act, the exemption from Section 162(m)’s deduction limit for “performance-based compensation” was repealed, effective for taxable years beginning after December 31, 2017, and the limitation was extended to compensation paid to CFOs and certain former NEOs. As a result, most compensation in excess of $1 million paid to our Covered Executives is not deductible.
The Compensation Committee has considered the effect of Section 162(m) on the Company’s executive compensation program. The Compensation Committee exercises discretion in setting base salaries, structuring incentive compensation awards and in determining payments in relation to levels of achievement of performance goals. The Compensation Committee believes that the total compensation program for Covered Executives should be managed in accordance with the objectives outlined in the Company’s compensation philosophy and in the best overall interests of the Company’s stockholders. Accordingly, compensation paid by the Company may not be deductible because such compensation exceeds the limitations for deductibility under Section 162(m).

Summary Compensation Table
The table below shows the compensation of our named executive officers for services in all capacities in 2020, 2019, and 2018. For a discussion of the various elements of compensation and the related compensation decisions and policies, including the amount of salary and bonus in proportion to total compensation and the material terms of awards reported below, see “Compensation Discussion and Analysis” beginning on page 34 Except as discussed under “Severance Arrangements” and “Employment Agreement with April Anthony” on pages 50 and 54, respectively, the Company had no employment agreements or compensation arrangements in effect with its named executive officers in 2020, and there are no additional material terms, if any, of each NEO’s employment arrangement.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Mark J. Tarr	2020	953,077	—	3,893,034	857,191	1,134,000	87,825	6,925,127
President and Chief Executive Officer	2019	1,050,000	—	3,607,305	889,480	1,626,744	96,758	7,270,287
	2018	962,500	—	2,833,177	750,865	1,770,678	71,007	6,388,227
Douglas E. Coltharp	2020	635,385	—	1,449,671	319,170	535,500	47,411	2,987,137
Executive Vice President and Chief Financial Officer	2019	700,000	—	1,097,963	270,713	801,584	54,869	2,925,129
	2018	700,000	—	1,133,356	300,349	939,624	48,835	3,122,164
Barbara A. Jacobsmeyer	2020	620,000	—	1,211,485	266,742	497,250	26,963	2,622,440
Executive Vice President and President, Inpatient Hospitals	2019	650,000	—	892,115	219,960	700,544	26,206	2,488,825
	2018	550,000	—	667,840	176,999	651,420	17,900	2,064,159
April K. Anthony	2020	524,615	—	683,514	150,473	371,250	3,762	1,733,614
Chief Executive Officer, Home Health and Hospice	2019	347,006	—	1,908,293	100,656	173,503	2,898	2,532,356
	—	—	—	—	—	—	—	—
Patrick Darby	2020	524,615	—	683,514	150,473	371,250	1,828	1,731,680
Executive Vice President, General Counsel and Secretary	2019	550,000	—	647,100	159,535	555,720	2,905	1,915,260
	2018	475,000	—	576,858	152,862	507,072	3,046	1,714,838
(1)The stock awards for each year consist of performance-based restricted stock, or “PSUs,” and time-based restricted stock, or “RSAs,” as part of the long-term incentive plan for the given year. The amounts shown in this column are the grant date fair values computed in accordance with Accounting Standards Codification Topic 718, Compensation - Stock Compensation (“ASC 718”), assuming the most probable outcome of the performance conditions as of the grant dates (i.e., target performance). All of the values in this column are consistent with the estimate of aggregate compensation expense to be recognized over the applicable vesting period, excluding any adjustment for forfeitures. The assumptions used in the valuations are discussed in Note 14, Share-Based Payments, to the consolidated financial statements in our 2020 Form 10-K.
The values of the PSU awards at the varying performance levels for our current NEOs are set forth in the table below.

Name	Year	Threshold Performance Value ($)	Target Performance Value ($)	Maximum Performance Value ($)
Mark J. Tarr	2020	1,459,867	2,919,734	5,839,468
	2019	1,352,723	2,705,446	5,410,892
	2018	1,062,468	2,124,883	4,249,765
Douglas E. Coltharp	2020	543,617	1,087,233	2,174,466
	2019	411,761	823,456	1,646,913
	2018	425,061	850,017	1,700,033
Barbara A. Jacobsmeyer	2020	454,287	908,573	1,817,146
	2019	334,535	669,070	1,338,141
	2018	250,466	500,880	1,001,760
April K. Anthony	2020	256,308	512,615	1,025,230
	2019	153,078	306,156	612,312
Patrick Darby	2020	256,308	512,615	1,025,230
	2019	242,662	485,325	970,649
	2018	216,322	432,643	865,286
(2)The values of option awards listed in this column are the grant date fair values computed in accordance with ASC 718 as of the grant date. All of the values in this column are consistent with the estimate of aggregate compensation expense to be recognized over the three-year vesting period, excluding any adjustment for forfeitures. The assumptions used in the valuations are discussed in Note 14, Share-Based Payments, to the consolidated financial statements in our 2020 Form 10-K.
(3)The amounts shown in this column are bonuses earned under our senior management bonus plan in the corresponding year but paid in the first quarter of the following year.
(4)The items reported in this column for 2020 are described as set forth below. The amounts reflected in the “Dividend Rights” column are the aggregate values of dividends associated with outstanding restricted stock awards to the extent that the per share dividend rate increased beyond the rate in existence on the grant date of the awards. That is, the grant date fair values for awards granted prior to the increases in the dividend rate in October 2018 and 2019 may not have factored in those incremental dividend rights, so the aggregate amount of dividend rights equal to those incremental increases is included in this column. Both RSA and PSU awards accrue rights to cash dividends that are only paid if the awards vest. The dividend rights paid on or accruing to our equity awards are equivalent in value to the rights of common stockholders generally and are not preferential.

Name	Qualified 401(k) Match ($)	Nonqualified 401(k) Match ($)	Dividend Rights ($)	Other ($)
Mark J. Tarr	—	78,606	9,219	—
Douglas E. Coltharp	7,058	36,859	3,494	—
Barbara A. Jacobsmeyer	7,250	17,516	2,197	—
April Anthony	2,603	—	1,159	—
Patrick Darby	—	—	1,828	—
For SEC purposes, the cost of personal use of the Company aircraft, if any, is calculated based on the incremental cost to us. To determine the incremental cost, we calculate the variable costs based on usage which include fuel costs on a per hour basis, plus any direct trip expenses such as on-board catering, landing/ramp fees, crew hotel and meal expenses, and other miscellaneous variable costs. Since Company-owned aircraft are only used when there is a primary business purpose, the calculation method excludes the costs which do not change based on incremental non-business usage, such as pilots’ salaries, aircraft leasing expenses and the cost of maintenance not related specifically to trips.
Occasionally, our executives are accompanied by guests on the corporate aircraft for personal reasons when there is available space on a flight being made for business reasons. There is no incremental cost associated with that use of the aircraft when the guests do not comprise 50% or more of the passengers, except for a pro rata portion of catering expenses and our portion of employment taxes attributable to the income imputed to that executive for tax purposes.

Employment Agreement with April Anthony
Other than the compensation plans and programs described under “Compensation Discussion and Analysis,” the Company had only one agreement or arrangement in effect with its executives in 2020. On December 31, 2014, we entered into a management agreement with Ms. Anthony governing the terms of her employment as president and chief executive officer of our home health and hospice segment. As part of the acquisition of that business, Ms. Anthony and certain other members of that management team agreed to and did enter into amended and restated management agreements, each with an initial term of three years and subsequent one year automatic renewals, and related noncompetition/nonsolicitation agreements, pursuant to which they agreed not to compete in the business of providing home health or hospice care services or acquire any companies operating in those businesses during the two years following termination of employment. Ms. Anthony’s agreement, previously filed as an exhibit to our Annual Report on Form 10‑K, provided for her salary, bonus and benefit terms as well as severance benefits, including continuation of base salary and payment of COBRA premiums for up to one year upon termination for good reason or without cause, subject to a release of claims.
In October 2019, Ms. Anthony and Encompass Health entered into a new amended and restated management agreement to replace the 2014 agreement effective as of January 1, 2020. This latest agreement is an exhibit to our 2020 Form 10-K. Pursuant to this agreement, Ms. Anthony receives an annual base salary of no less than $550,000, subject to annual adjustments as determined by the Committee, and an annual bonus based on both the performance of the Company and her personal performance. It also provides that she will participate in the long-term incentive awards and programs and participate in and receive benefits under certain insurance, benefit and other plans. Under the terms of the agreement, Ms. Anthony’s target annual cash bonus opportunity is 75% of her base salary and target long-term incentive plan award value is 150% of her base salary. In the event we terminate her employment without cause or she terminates her employment for good reason, the agreement provides 12 months of base salary continuation and COBRA premium payments in addition to any unpaid annual bonus for any fiscal year completed prior to termination. This agreement has an initial term of three years and subsequent one year automatic renewals, and related noncompetition/nonsolicitation agreements, pursuant to which Ms. Anthony agreed not to compete with Encompass Health or acquire any companies operating in our businesses for a period of 12 months from the date of termination.

Grants of Plan-Based Awards During 2020

									All Other Stock Awards: Number of Shares of Stock or Unit(6) (#)	All Other Option Awards: Number of Securities Underlying Options(7) (#)	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)
		Date of Board Approval of Grant	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date		Threshold(3) ($)	Target(4) ($)	Maximum(5) ($)	Threshold (#)	Target (#)	Maximum (#)
Mark J. Tarr
Annual Incentive			630,000	1,260,000	2,520,000	—	—	—	—	—	—	—
PSU	2/20/2020	2/20/2020	—	—	—	17,683	35,365	70,730	—	—	—	2,919,734
Stock options	3/2/2020	2/20/2020	—	—	—	—	—	—	—	55,360	76.54	857,191
RSA	2/20/2020	2/20/2020	—	—	—	—	—	—	11,789	—	—	973,300
Douglas E. Coltharp
Annual Incentive			297,500	595,000	1,190,000	—	—	—	—	—	—	—
PSU	2/20/2020	2/20/2020	—	—	—	6,585	13,169	26,338	—	—	—	1,087,233
Stock options	3/2/2020	2/20/2020	—	—	—	—	—	—	—	20,613	76.54	319,170
RSA	2/20/2020	2/20/2020	—	—	—	—	—	—	4,390	—	—	362,438
Barbara A. Jacobsmeyer
Annual Incentive			276,250	552,500	1,105,000	—	—	—	—	—	—	—
PSU	2/20/2020	2/20/2020	—	—	—	5,503	11,005	22,010	—	—	—	908,573
Stock Options	3/2/2020	2/20/2020	—	—	—	—	—	—	—	17,227	76.54	266,742
RSA	2/20/2020	2/20/2020	—	—	—	—	—	—	3,669	—	—	302,913
April Anthony
Annual Incentive			206,250	412,500	825,000	—	—	—	—	—	—	—
PSU	2/20/2020	2/20/2020	—	—	—	3,105	6,209	12,418	—	—	—	512,615
Stock options	3/2/2020	2/20/2020	—	—	—	—	—	—	—	9,718	76.54	150,473
RSA	2/20/2020	2/20/2020	—	—	—	—	—	—	2,070	—	—	170,899
Patrick Darby
Annual Incentive			206,250	412,500	825,000	—	—	—	—	—	—	—
PSU	2/20/2020	2/20/2020	—	—	—	3,105	6,209	12,418	—	—	—	512,615
Stock options	3/2/2020	2/20/2020	—	—	—	—	—	—	—	9,718	76.54	150,473
RSA	2/20/2020	2/20/2020	—	—	—	—	—	—	2,070	—	—	170,899

Footnotes found on next page.

(1)The possible payments described in these three columns are cash amounts provided for by our 2020 Senior Management Bonus Plan as discussed under “Annual Incentives” beginning on page 43. Final payments under the 2020 program were calculated and paid in the first quarter of 2021 and are reflected in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”
(2)Awards which are designated as “PSU” are performance share units. As described in “PSU Awards in 2020” beginning on page 47, these awards vest and shares are earned based upon the level of attainment of performance objectives for the two-year period from January 1, 2020 ending December 31, 2021 and a one-year time-vesting requirement ending December 31, 2022. Each of the threshold, target and maximum share numbers reported in these three columns assume the performance objectives are each achieved at that respective level. Upon a change in control, the Compensation and Human Capital Committee will determine the extent to which the performance goals for PSUs have been met and what awards have been earned or if the goals should be modified on account of the change in control. The PSUs, and resulting restricted stock, accrue ordinary dividends during the service period, to the extent paid on our common stock, but the holders will not receive the cash payments related to these accrued dividends until the restricted stock resulting from performance attainment vests. The Compensation and Human Capital Committee will determine whether the restricted stock will be entitled to any extraordinary dividends, if any are declared and paid.
(3)The threshold amounts in this column assume: (i) the Company reached only threshold achievement on each of the quantitative objectives and (ii) the Compensation and Human Capital Committee, or board in the case of the CEO, exercised no discretion based on performance, resulting in payment of the minimum quantitative portion of the bonus. Then, following the procedures discussed under “Assessing and Rewarding 2020 Achievement of Objectives” beginning on page 45, we would multiply this amount by 50% (the threshold payout multiple) to arrive at the amount payable for threshold achievement of the quantitative objectives.
(4)The target payment amounts in this column assume: (i) the Company achieved exactly 100% of each of the quantitative objectives and (ii) the Compensation and Human Capital Committee, or board in the case of the CEO, exercised no discretion based on an individual’s performance. The target amount payable for each NEO is his or her base salary multiplied by the target cash incentive opportunity percentage set out in the table under “Establishing the Target Cash Incentive Opportunity” on page 45.
(5)The maximum payment amounts in this column assume the Company achieved at or above the maximum achievement level of each of the quantitative objectives, at which level no discretion can be applied to increase the payment. Thus, following the procedures discussed under “Assessing and Rewarding 2020 Achievement of Objectives” beginning on page 45, we would multiply the target amount by 200% (the maximum payout multiple) to arrive at the amount payable for maximum achievement.
(6)Awards which are designated as “RSA” are time-vesting restricted stock awards. The number of shares of restricted stock set forth will vest in three equal annual installments beginning on the first anniversary of the grant, provided that the officer is still employed. A change in control of the Company will also cause these awards to immediately vest. This restricted stock accrues ordinary dividends to the extent paid on our common stock, but the holders will not receive the cash payments related to these accrued dividends until the restricted stock vests. The Compensation and Human Capital Committee will determine whether the restricted stock will be entitled to any extraordinary dividends, if any are declared and paid.
(7)All stock option grants will vest, subject to the officer’s continued employment, in three equal annual installments beginning on the first anniversary of grant. A change in control of the Company will also cause options to immediately vest.

Potential Payments upon Termination of Employment
The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and arrangements to which the named executive officers currently employed with us would be entitled upon termination of employment by us without “cause” or by the executive for “good reason” or “retirement,” as those terms are defined below. There are no payments or benefits due in the event of a termination of employment by us for cause. As previously discussed, our Change in Control Benefits Plan does not provide cash benefits unless there is an associated termination of employment. Due to the numerous factors involved in estimating these amounts, the actual value of benefits and amounts to be paid can only be determined upon termination of employment. In the event an NEO breaches or violates the restrictive covenants contained in the awards under our 2008 Equity Incentive Plan, 2016 Omnibus Performance Incentive Plan, Executive Severance Plan, or the Changes in Control Benefits Plan or, in the case of Ms. Anthony, her employment agreement, certain of the amounts described below may be subject to forfeiture and/or repayment.
For additional discussion of the material terms and conditions, including payment triggers, see “Severance Arrangements” beginning on page 50 and “Employment Agreement with April Anthony” on page 54. An executive cannot receive termination benefits under more than one of the plans or arrangements identified below. Retirement benefits are governed by the terms of the awards under our 2008 Equity Incentive and 2016 Omnibus Performance Incentive Plans. The following table assumes the listed triggering events occurred on December 31, 2020.

Name/Triggering Event	Lump Sum Payments ($)(1)	Continuation of Insurance Benefits ($)	Accelerated Vesting of Equity Awards ($)(2)	Total Termination Benefits ($)
Mark J. Tarr
Executive Severance Plan
Without Cause/For Good Reason	3,150,000	47,919	9,335,375	12,533,294
Disability or Death	—	—	13,144,885	13,144,885
Change in Control Benefits Plan	8,824,980	47,919	13,700,761	22,573,660
Douglas E. Coltharp
Executive Severance Plan
Without Cause/For Good Reason	1,400,000	25,094	3,449,926	4,875,020
Disability or Death	—	—	4,791,870	4,791,870
Change in Control Benefits Plan	5,134,351	37,641	4,980,407	10,152,399
Barbara A. Jacobsmeyer
Executive Severance Plan
Without Cause/For Good Reason	1,300,000	34,920	2,331,829	3,666,749
Disability or Death	—	—	3,443,279	3,443,279
Change in Control Benefits Plan	4,196,091	52,380	3,596,131	7,844,602
April Anthony
Employment Agreement
Without Cause/For Good Reason	550,000	11,303	1,543,476	2,104,779
Disability or Death	—	—	3,046,302	3,046,302
Equity Incentive Plan	—	—	3,121,421	3,121,421
Patrick Darby
Executive Severance Plan
Without Cause/For Good Reason	1,100,000	31,854	1,800,571	2,932,425
Disability or Death	—	—	2,474,329	2,474,329
Change in Control Benefits Plan	3,442,333	47,780	2,573,761	6,063,874
(1)The Company automatically reduces payments under the Change in Control Benefits Plan to the extent necessary to prevent such payments being subject to “golden parachute” excise tax under Section 280G and Section 4999 of the Internal Revenue Code, but only to the extent the after-tax benefit of the reduced payments exceeds the after-tax benefit if such reduction were not made (“best payment method”). The lump sum payments shown may be subject to reduction under this best payment method.
(2)The amounts reported in this column reflect outstanding equity awards, the grant date value of which along with accrued dividends and dividend equivalents has been reported as compensation in 2020 or prior years. The value of the accelerated vesting of equity awards listed in this column has been determined based on the $82.69 closing price of our common stock on the last trading day of 2020. The Committee may, in its discretion, provide that upon a change in control: (x) equity awards be canceled in exchange for a payment in an amount equal to the fair market value of our stock immediately prior to the change in control over the exercise or base price (if any) per share of the award, and (y) each award be canceled without payment therefore if the fair market value of our stock is less than the exercise or purchase price (if any) of the award.
The amounts shown in the preceding table do not include payments and benefits to the extent they are provided on a nondiscriminatory basis to salaried employees generally upon termination of employment. The “Lump Sum Payments” column in the above table includes the estimated payments provided for under the plans described under “Severance Arrangements” beginning on page 50 and “Employment Agreement with April Anthony” on page 54. Additionally, the Executive Severance Plan and the Change in Control Benefits Plan provide that as a condition to receipt of any payment or benefits all participants must enter into a nonsolicitation, noncompete, nondisclosure, nondisparagement and release agreement.
As of December 31, 2020, none of our named executive officers qualified for retirement as defined below. However, the potential equity value accelerated upon retirement had each NEO been retirement eligible on December 31, 2020 is outlined in the table below.

Named Executive Officer	Accelerated Vesting of Equity Awards Due to Retirement (Assuming Retirement Eligible)($)
Mark J. Tarr	9,335,375
Douglas E. Coltharp	3,449,926
Barbara A. Jacobsmeyer	2,331,829
April Anthony	1,543,476
Patrick Darby	1,800,571

Definitions
“Cause” means, in general terms:
(i)evidence of fraud or similar offenses affecting the Company;
(ii)indictment for, conviction of, or plea of guilty or no contest to, any felony;
(iii)suspension or debarment from participation in any federal or state health care program;
(iv)an admission of liability, or finding, of a violation of any securities laws, excluding any that are noncriminal;
(v)a formal indication that the person is a target or the subject of any investigation or proceeding for a violation of any securities laws in connection with his employment by the Company, excluding any that are noncriminal; and
(vi)breach of any material provision of any employment agreement or other duties.
“Change in Control” means, in general terms:
(i)the acquisition of 30% or more of either the then-outstanding shares of common stock or the combined voting power of the Company’s then-outstanding voting securities; or
(ii)the individuals who currently constitute the board of directors, or the “Incumbent Board,” cease for any reason to constitute at least a majority of the board (any person becoming a director in the future whose election, or nomination for election, was approved by a vote of at least a majority of the directors then constituting the Incumbent Board shall be considered as though such person were a member of the Incumbent Board); or
(iii)a consummation of a reorganization, merger, consolidation or share exchange, where persons who were the stockholders of the Company immediately prior to such reorganization, merger, consolidation or share exchange do not own at least 50% of the combined voting power; or
(iv)a liquidation or dissolution of the Company or the sale of all or substantially all of its assets.
“Good Reason” means, in general terms:
(i)an assignment of a position that is of a lesser rank and that results in a material adverse change in reporting position, duties or responsibilities or title or elected or appointed offices as in effect immediately prior to the change, or in the case of a Change in Control ceasing to be an executive officer of a company with registered securities;
(ii)a material reduction in compensation from that in effect immediately prior to the Change in Control; or
(iii)any change in benefit level under a benefit plan if such change in status occurs during the period beginning 6 months prior to a Change in Control and ending 24 months after it; or
(iv)any change of more than 50 miles in the location of the principal place of employment.
“Retirement” means the voluntary termination of employment after attaining (a) age 65 or (b) in the event that person has been employed for 10 or more years on the date of termination, age 60.

Outstanding Equity Awards at December 31, 2020

Option Awards(1)				Stock Awards
Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Exercisable	Unexercisable
Mark J. Tarr
16,981	—	24.17	2/21/2023	55,515	4,590,535	30,468	2,519,399
21,034	—	31.97	2/24/2024	4,453	368,219	70,730	5,848,664
16,160	—	43.14	3/3/2025	9,194	760,252	—	—
21,187	—	34.99	2/26/2026	11,789	974,832	—	—
46,754	—	42.22	2/24/2027	—	—	—	—
34,365	17,182	53.79	3/1/2028	—	—	—	—
19,191	38,381	63.77	3/1/2029	—	—	—	—
—	55,360	76.54	3/2/2030	—	—	—	—
Douglas E. Coltharp
26,132	—	21.02	2/27/2022	22,209	1,836,462	9,275	766,950
14,859	—	24.17	2/21/2023	1,781	147,271	26,338	2,177,889
13,803	—	31.97	2/24/2024	2,798	231,367	—	—
10,181	—	43.14	3/3/2025	4,390	363,009	—	—
13,348	—	34.99	2/26/2026	—	—	—	—
45,830	—	39.67	10/28/2026	—	—	—	—
24,243	—	42.22	2/24/2027	—	—	—	—
13,746	6,873	53.79	3/1/2028	—	—	—	—
5,841	11,681	63.77	3/1/2029	—	—	—	—
—	20,613	76.54	3/2/2030	—	—	—	—
Barbara A. Jacobsmeyer
7,792	—	42.22	2/24/2027	13,087	1,082,164	7,536	623,152
8,101	4,050	53.79	3/1/2028	1,050	86,825	22,010	1,820,007
4,746	9,491	63.77	3/1/2029	2,274	188,037	—	—
—	17,227	76.54	3/2/2030	3,669	303,390	—	—
April Anthony
2,172	4,343	63.77	3/1/2029	1,040	85,998	3,449	285,198
—	9,718	76.54	3/2/2030	2,070	171,168	12,418	1,026,844
—	—	—	—	23,264	1,923,700	—	—
Patrick Darby
12,077	—	34.99	2/26/2026	11,304	934,728	5,466	451,984
12,338	—	42.22	2/24/2027	907	75,000	12,418	1,026,844
6,996	3,498	53.79	3/1/2028	1,649	136,356	—	—
3,442	6,884	63.77	3/1/2029	2,070	171,168	—	—
—	9,718	76.54	3/2/2030	—	—	—	—
(1)All options shown above vest in three equal annual installments beginning on the first anniversary of the grant date, except for those options granted to Mr. Coltharp on October 28, 2016 as a special retention grant. The special grant vested in its entirety on the third anniversary of the grant date.
(2)The expiration date of each option occurs 10 years after the grant date of each option.
(3)Except for Ms. Anthony, the first amount shown in this column is restricted stock awards resulting from the attainment of the related PSU awards’ performance objectives during the 2018-2019 performance period, and the second, third, and fourth amounts represent the annual grants of time-based restricted stock in February 2018, 2019, and 2020, respectively, each of which vest in three equal annual installments beginning on the first anniversary of the grant date. For Ms. Anthony, the first and second amounts shown in this column are the annual grants of time-based restricted stock in February 2019 and 2020 which vest in three equal annual installments beginning on the first anniversary of the grant date and the third amount shown in this column is a special retention grant of time-based restricted stock on May 3, 2019 which vests 50% on the second anniversary of the grant date and 50% on the third anniversary.
(4)The market value reported was calculated by multiplying the closing price of our common stock on the last trading day of 2020, $82.69, by the number of shares set forth in the preceding column.
(5)The PSU awards shown in this column are contingent upon the level of attainment of performance goals for the two-year period from January 1 of the year in which the grant is made. The determination of whether and to what extent the PSU awards are achieved will be made following the close of the two-year period. The first amount for each officer in this column represents the actual number of shares earned over the 2019-2020 performance period as officially determined by the board of directors in February 2021, which shares shall be restricted through December 31,

2021. The second amount for each officer in this column represents the number of shares to be earned assuming achievement of maximum performance during the 2020-2021 performance period on the normalized earnings per share and return on invested capital objectives. The actual number of restricted shares earned at the end of that performance period may be lower.
(6)The market value reported was calculated by multiplying the closing price of our common stock on the last trading day of 2020, $82.69, by the number of shares set forth in the preceding column.
Options Exercised and Stock Vested in 2020
The following table sets forth information concerning the exercise of options and the vesting of shares for our named executive officers in 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Mark J. Tarr	26,132	1,068,861	64,666	4,651,658
Douglas E. Coltharp	23,501	1,211,001	32,018	2,288,491
Barbara A. Jacobsmeyer	*	*	16,091	1,156,739
April Anthony	*	*	521	42,534
Patrick Darby	*	*	16,409	1,173,979
* No stock option exercises or stock award vestings in 2020.
Equity Compensation Plans
The following table sets forth, as of December 31, 2020, information concerning compensation plans under which our securities are authorized for issuance. The table does not reflect grants, awards, exercises, terminations, or expirations since that date. All share amounts and exercise prices have been adjusted to reflect stock splits that occurred after the date on which any particular underlying plan was adopted, to the extent applicable.

	Securities to be Issued		Weighted Average	Securities Available
Equity Plans	Upon Exercise		Exercise Price(1)	for Future Issuance
Approved by stockholders	2,532,030	(2)	$50.65	8,445,724	(3)
Not approved by stockholders	86,830	(4)		—
Total	2,618,860		$50.65	8,445,724
(1)This calculation does not take into account awards of restricted stock, restricted stock units, or performance share units.
(2)This amount assumes maximum performance by performance-based awards for which the performance has not yet been determined.
(3)This amount represents the number of shares available for future equity grants under the 2016 Omnibus Performance Incentive Plan approved by our stockholders in May 2016.
(4)This amount represents 86,830 restricted stock units issued under the 2004 Amended and Restated Director Incentive Plan.
2004 Amended and Restated Director Incentive Plan
The 2004 Amended and Restated Director Incentive Plan, or the “2004 Plan,” provided for the grant of common stock, awards of restricted common stock, and the right to receive awards of common stock, which we refer to as “restricted stock units,” to our non-employee directors. The 2004 Plan expired in March 2008 and was replaced by the 2008 Equity Incentive Plan. Some awards remain outstanding. Awards granted under the 2004 Plan at the time of its termination will continue in effect in accordance with their terms. Awards of restricted stock units were fully vested when awarded and will be settled in shares of common stock on the earlier of the six-month anniversary of the date on which the director ceases to serve on the board of directors or certain change in control events. The restricted stock units generally cannot be transferred. Awards are generally protected against dilution upon the issuance of stock dividends and in the event of a stock split, recapitalization, or other major corporate restructuring.

2008 Equity Incentive Plan
Originally approved in May 2008 by our stockholders, the 2008 Equity Incentive Plan, or the “2008 Plan,” provided for the grant of stock options, restricted stock, stock appreciation rights, deferred stock, other stock-based awards and cash-settled awards, including our senior management bonus plan awards, to our directors, executives and other key employees as determined by our board of directors or its Compensation and Human Capital Committee in accordance with the terms of the plan and evidenced by an award agreement with each participant. In May 2011, our stockholders approved the amendment and restatement of the 2008 Plan.
No additional awards will be made under the 2008 Plan. However, the awards outstanding under the 2008 Plan will remain in effect in accordance with their terms. The outstanding options have an exercise price not less than the fair market value of such shares of common stock on the date of grant and an expiration date that is ten years after the grant date. Awards are generally protected against dilution upon the issuance of stock dividends and in the event of a stock split, recapitalization, or other major corporate restructuring. Notwithstanding the foregoing, no option may be exercised and no shares of stock may be issuable pursuant to other awards under the 2008 Plan until we comply with our reporting and registration obligations under the federal securities laws, unless an exemption from registration is available with respect to such shares.
2016 Omnibus Performance Incentive Plan
In May 2016, our stockholders approved the 2016 Omnibus Performance Incentive Plan, or the “2016 Plan,” to provide for the grant of stock options, restricted stock, stock appreciation rights, deferred stock, other stock-based awards and cash-settled awards, including our senior management bonus plan awards, to our directors, executives and other key employees as determined by our board of directors or its Compensation and Human Capital Committee in accordance with the terms of the plan and evidenced by an award agreement with each participant. The 2016 Plan has an expiration date of May 9, 2026. Any awards outstanding under the 2016 Plan at the time of its termination will remain in effect in accordance with their terms. The aggregate number of shares of common stock available for issuance in connection with new awards under the 2016 Plan shown above is subject to equitable adjustment upon a change in capitalization of the Company or the occurrence of certain transactions affecting the common stock reserved for issuance under the plan. Any awards under the 2016 Plan must have a purchase price or an exercise price not less than the fair market value of such shares of common stock on the date of grant.

Deferred Compensation
Our board of directors has designated a benefits committee comprised of members of management as the plan administrator and “named fiduciary” within the meaning of section 402(a) of the Employee Retirement Income Security Act of 1974, as amended, for the following deferred compensation plans.
Retirement Investment Plans
Each of our named executive officers participates in one of two qualified 401(k) savings plans, the Encompass Health Retirement Investment Plan (the “RIP”) or the Encompass Home Health Savings Plan (the “HHSP”). The RIP allows eligible employees to contribute up to 100% of their their annual compensation (W-2 compensation excluding certain reimbursements, stock awards, and perquisites) on a pre-tax basis into their individual retirement accounts in the plan, subject to nondiscrimination rules and annual contribution limits. Inpatient rehabilitation employees who are at least 21 years of age are eligible to participate in the RIP and all contributions to the plan are in the form of cash. The employer matching contribution under the RIP is 50% of the first 6% of each participant’s elective deferrals, which vest 100% after three years of service. Participants are always fully vested in their own contributions.
The HHSP allows eligible employees to contribute up to 60% of their annual compensation on a pre-tax basis into their individual retirement accounts in the plan subject to the normal maximum limits set annually by the Internal Revenue Service. All home health and hospice full-time and part-time employees, unless eligible under an acquired plan, are eligible to participate in the HHSP and all contributions to the plan are in the form of cash. The employer matching contribution under the HHSP is 25% of the first 3% of each participant’s elective deferrals, which vest gradually over a six-year service period. Participants are always fully vested in their own contributions.
Participants may invest the amounts contributed to these plans in various investment vehicles, which do not include our common stock, managed by unrelated third parties. Generally, amounts contributed to these plans will be paid upon termination of employment, although in-service withdrawals may be made upon the occurrence of a hardship or the attainment of age 59.5. Distributions will be made in the form of a lump sum cash payment unless the participant is eligible for and elects a direct rollover to an eligible retirement plan.
Nonqualified Deferred Compensation Plan
We adopted a nonqualified deferred compensation plan, the Encompass Health Corporation Nonqualified 401(k) Plan, or the “NQ Plan,” in order to allow deferrals above what is limited by the IRS. Our named executive officers, except for Ms. Anthony, are eligible to participate in the NQ Plan, the provisions of which follow the 401(k) Plan. Participants may request, on a daily basis, to have amounts credited to their NQ Plan accounts track the rate of return based on one or more benchmark mutual funds, which are substantially the same funds as those offered under our 401(k) Plan.
Our eligible employees may elect to defer from 1% to 100% of compensation (W-2 compensation excluding certain reimbursements, stock awards, and perquisites) to the NQ Plan. We will make an employer matching contribution to the NQ Plan equal to 50% of the participant’s deferral contributions, up to 6% of such participant’s total compensation, less any employer matching contributions made on the participant’s behalf to the 401(k) Plan. In addition, we may elect to make a discretionary contribution to the NQ Plan with respect to any participant. We did not elect to make any discretionary contributions to the NQ Plan for 2020. All deferral contributions made to the NQ Plan are fully vested when made and are credited to a separate bookkeeping account on behalf of each participant. Employer matching contributions vest once the participant has completed three years of service.
Deferral contributions will generally be distributed, as directed by the participant, upon either a termination of service or the occurrence of a specified date. Matching and discretionary contributions are distributed upon termination of service. Distributions may also be elected by a participant in the event of an unforeseen emergency in which case participation in the NQ Plan will be suspended. Distributions will be made in cash in the form of a lump sum payment or annual installments over a two to fifteen year period, as elected by the participant. Any amounts that are payable from the NQ Plan upon a termination of employment are subject to the six month delay applicable to specified employees under section 409A of the Code.

The following table sets forth information as of December 31, 2020 with respect to the NQ Plan.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(4)
Mark J. Tarr	262,021	78,606	463,999	(5)	—	4,221,386
Douglas E. Coltharp	219,584	36,859	211,802	(6)	—	2,136,481
Barbara A. Jacobsmeyer	105,082	17,516	49,352	(7)	—	352,659
Patrick Darby	—	—	—		—	—
(1)All amounts in this column are included in the 2020 amounts represented as “Salary” and “Non-Equity Incentive Plan Compensation,” except $162,674 for Mr. Tarr, $120,238 for Mr. Coltharp, and $105,082 for Ms. Jacobsmeyer included in the 2019 amounts, in the Summary Compensation Table.
(2)All amounts in this column are included in the 2020 amounts represented as “All Other Compensation” except $48,802 for Mr. Tarr, $21,028 for Mr. Coltharp, and $17,516 for Ms. Jacobsmeyer included in the 2019 amounts, in the Summary Compensation Table.
(3)No amounts in this column are included, or are required to be included in the Summary Compensation Table.
(4)Other than the amounts reported in this table for 2020, the balances in this column were previously reported as “Salary,” “Non-Equity Incentive Plan Compensation” and “All Other Compensation” in our Summary Compensation Tables in previous years, except for the following amounts which represent the aggregate earnings, all of which are non-preferential and not required to be reported in the Summary Compensation Table: $1,160,741 for Mr. Tarr, $497,127 for Mr. Coltharp, and $77,452 for Ms. Jacobsmeyer.
(5)Represents earnings and (losses) from amounts invested in the following mutual funds: Vanguard Wellington Admiral Shares, Vanguard Total Bond Market Index Inst, Dodge & Cox Income, Vanguard Fed Money Market Fund, EuroPacific Growth R6, and Vanguard Inst Index.
(6)Represents earnings and (losses) from amounts invested in the following mutual funds: Vanguard Wellington Admiral Shares, Vanguard Total Bond Market Index Inst, Dodge & Cox Income, Vanguard MDCP Growth Index ADM, Vanguard Fed Money Market Fund, EuroPacific Growth R6, and Vanguard Inst Index.
(7)Represents earnings and (losses) from amounts invested in the following mutual funds: Vanguard Midcap Index Instl, Vanguard Wellington Admiral Shares, Vanguard Sm Cap Index Inst, Vanguard Equity Income Admiral, EuroPacific Growth R6, and Vanguard Inst Index.
CEO Pay Ratio
Mr. Tarr’s 2020 Summary Compensation Table (“SCT”) Total Compensation was $6,925,127. We used the 2020 Form W-2 Box 1 “Wages, Tips and Other Compensation” for employees to determine our median employee. We annualized pay amount for those who started employment with us during 2020. Our median employee’s 2020 SCT Total Compensation was $44,131. The ratio of CEO pay to median worker pay is 157:1.
The composition of our workforce greatly impacts this ratio. Approximately 35.4% of our workforce consists of employees working less than full-time, which is a common employment arrangement in the healthcare services sector. Flexible staffing arrangements that fit employees’ needs allow us to attract and retain well-qualified employees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review and Approval of Transactions with Related Persons
For purposes of this section, an executive officer or a member of the board of directors or any family member of an executive officer or board member is referred to as a “related party.” The board considers, in consultation with the Nominating/Corporate Governance Committee, whether a transaction between a related party and the Company presents any inappropriate conflicts of interest or impairs the “independence” of any director, or both. Additionally, the following are prohibited unless expressly approved by the disinterested members of the board of directors:
•transactions between the Company and any related party in which the related party has a material direct or indirect interest;
•employment by the Company of any sibling, spouse or child of an executive officer or a member of the board of directors, other than as expressly allowed under our employment policies; and
•any direct or indirect investment or other economic participation by a related party in any entity not publicly traded in which the Company has any direct or indirect investment or other economic interest.
Each independent director is required to promptly notify the chairman of the board of directors if any actual or potential conflict of interest arises between such member and the Company which may impair such member’s independence. If a conflict exists and cannot be resolved, such member is required to submit to the board of directors written notification of such conflict of interest and an offer of resignation from the board of directors and each of the committees on which such member serves. The board need not accept such offer of resignation; however, the submission of such offer of resignation provides the opportunity for the board to review the appropriateness of the continuation of such individual’s membership on the board.
Members of the board of directors must recuse themselves from any discussion or decision that affects their personal, business, or professional interest. The non-interested members of the board will consider and resolve any issues involving conflicts of interest of other members.
Transactions with Related Persons
Our policies regarding transactions with related persons and other matters constituting potential conflicts of interest are contained in our Corporate Governance Guidelines and our Standards of Business Ethics and Conduct which can be found on our website at https://investor.encompasshealth.com.
Since January 1, 2020, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer or holder of more than 5% of our voting securities, or an immediate family member of any of the foregoing, had or will have a direct or indirect material interest, except as described below. Additionally, none of our directors, nominees or executive officers is a party to any material proceedings adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.
The Home Health and Hospice Segment Ownership Structure
On December 31, 2014, we completed the previously announced acquisition of EHHI Holdings, Inc. (“EHHI”) and its home health and hospice business. In the acquisition, we acquired, for cash, all of the issued and outstanding equity interests of EHHI, other than equity interests contributed to Encompass Health Home Health Holdings, Inc. (“Holdings”), a subsidiary of Encompass Health and now indirect parent of EHHI, by individual sellers in exchange for shares of common stock of Holdings. Those sellers were members of EHHI management, including April Anthony, the chief executive officer, who is now an executive officer of Encompass Health. They contributed a portion of their shares of common stock of EHHI in exchange for shares of common stock of Holdings. As a result of that contribution, they acquired approximately 16.7% of the outstanding common stock of Holdings. At the time of this acquisition, we capitalized Holdings with a revolving intercompany note payable to Encompass Health in the amount of $385 million. The balance of the intercompany debt with Holdings changes from time to time based on principal repayments and borrowings to fund certain operational cash flow uses, including acquisitions, by Holdings.
Encompass Health and the employee stockholders of Holdings, including Ms. Anthony, were parties to a stockholders’ agreement (the “Stockholders’ Agreement”) that provided for, among other things, restrictions on share transfers, preemptive rights in connection with proposed transfers of shares, customary tag-along and drag-along rights, rights of the employee stockholders to require, in certain circumstances, Encompass Health or its designee to purchase the shares of stock held by them, and the right of Encompass Health to purchase the shares of stock held by those stockholders. Specifically, at any time after December 31, 2017, each employee stockholder had the right (but not the obligation) to have his or her shares of Holdings stock purchased by Encompass Health for a cash purchase price equal to the fair value. The Stockholders’ Agreement required the fair value of Holdings stock to be determined using the product of the trailing twelve-month Adjusted EBITDA measure for Holdings and a specified median market price multiple based on a basket of public home health companies and transactions with a value of $400 million or more, after adding cash and deducting indebtedness including the outstanding principal balance under any intercompany notes.
In February 2018 and again in July 2019, each employee stockholder exercised the right to sell one-third of his or her shares to Encompass Health, and Encompass Health settled the acquisition of those shares in cash, including an aggregate of $186.5 million of stock owned by Ms. Anthony. In January 2020, the Company received exercise notices for all remaining management owned shares, except for a portion of the shares owned by Ms. Anthony and another management investor. On February 18, 2020, Encompass Health settled the acquisition of those shares upon payment of approximately $162 million in cash, including $125.1 million payment to Ms. Anthony.
On February 20, 2020, we entered into an exchange agreement with Ms. Anthony, pursuant to which she had the right to exchange all of her remaining shares of Holdings stock, valued at approximately $45 million, for shares of common stock of Encompass Health by delivering notice to us. The other remaining management investor entered into the same form of exchange agreement. The exchange agreements provided that the number of Encompass Health shares to be delivered equaled the fair value of the shares of Holdings stock on the date of the exchange agreements divided by the last reported sales price of Encompass Health’s common stock on the date of delivery of the exchange notice.
On February 20, 2020, we also received the exchange notices from Ms. Anthony and the other remaining management investor. Based on the last sales price of our common stock on the NYSE on February 20, 2020 and the balance of the intercompany notes, the Company delivered an aggregate of approximately 561,000 Encompass Health shares, including 548,842 shares to Ms. Anthony, in exchange for all of the remaining management-owned Holdings stock. The total number of Encompass Health shares issued pursuant to the exchange agreements on March 6, 2020 represented less than 0.6% of the outstanding shares of Encompass Health common stock. Encompass Health now owns 100% of Holdings and EHHI, and the Stockholders’ Agreement is no longer in effect.
Employment Agreements
As part of the acquisition negotiation, Ms. Anthony and certain other employees of EHHI agreed to and did enter into amended and restated employment agreements, each with an initial term of three years and subsequent one year automatic renewals, and related noncompetition/nonsolicitation agreements, pursuant to which they agreed not to compete in the business of providing home health or hospice care services or acquire any companies operating in those businesses during the two years following termination of employment. Those agreements expired at the end of 2019, but in the fourth quarter of 2019, we executed updated forms of the agreements with terms of three years. Ms. Anthony’s updated agreement is described further under “Employment Agreement with April Anthony” on page 54 and is an exhibit to our Annual Report on Form 10‑K for the year ended December 31, 2020.
Pre-existing Agreement with an Affiliate
At the time of the acquisition, EHHI was party to a client service and license agreement (the “HCHB Agreement”) with Homecare Homebase, LLC (“HCHB”) for a home care management software product that includes multiple modules for collecting, storing, retrieving and disseminating home care patient health and health-related information by and on behalf of home health care agencies, point of care staff, physicians, patients and patient family members via hand-held mobile computing devices and desktop computers linked with a website hosted by HCHB. Ms. Anthony along with others created this software product and eventually sold it to HCHB. She currently serves as that company’s executive chairman. A term of our negotiated acquisition of EHHI was that Ms. Anthony be allowed to continue to dedicate a portion of her time to her duties with HCHB, which portion may not exceed that time commitment provided for in her pre-existing employment agreement with EHHI and may not materially interfere with her duties and responsibilities to the Encompass Health subsidiary going forward.
The HCHB Agreement continues until terminated by either party. Either party may terminate for a material breach or an insolvency event. We may terminate the HCHB Agreement for convenience upon 90-days notice. Beginning on December 19, 2026, HCHB may terminate the HCHB Agreement for convenience upon two-years notice.

Pursuant to the HCHB Agreement, we pay fees to HCHB based on, among other things, the software modules in use, the training programs, and the number of licensed users. In 2020, the aggregate fees paid to HCHB were approximately $5.8 million.
Our board of directors reviewed and approved, as part of the acquisition negotiation and approval, the terms of the HCHB Agreement, the Stockholders’ Agreement and Ms. Anthony’s continuing employment with HCHB. The board found the terms of the HCHB Agreement are no less favorable to Encompass Health than those that could be obtained in arm’s-length dealings by a third party.
On May 3, 2019, the board reviewed and approved an Innovation Project Development Agreement (the “IPDA”) with HCHB, as a supplement to the HCHB Agreement. Under the IPDA, HCHB will develop a scheduling tool and license it to us as part of the existing HCHB software. We will transfer to HCHB certain home health related technical and algorithmic data to aid development of the scheduling tool. In consideration of this transfer, we will receive a reduced licensing charge for the new scheduling tool and payments of royalty fees over the next seven years in the event HCHB licenses the scheduling tool to other providers. The value of the data and the licensing fees are not material to us.

DELINQUENT SECTION 16(a) REPORTS

In 2020, there was one late filing of a Form 4. The acquisition on March 6, 2020 of 548,842 shares of the Company’s common stock by Ms. Anthony in a single exchange transaction described above on page 65 was reported on a Form 4 filed with the SEC after that form’s due date. The transaction, however, was disclosed in advance by the Company on its Form 8-K, Item 8.01, filed with the SEC on February 21, 2020, and also disclosed in its Quarterly Report on Form 10-Q, Part II, Item 2, for the quarter ended March 31, 2020, and its Definitive Proxy Statement filed with the SEC on March 27, 2020.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of our common stock as of February 12, 2021 (unless otherwise noted), for (1) each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock, (2) each director, (3) each executive officer named in the Summary Compensation Table, and (4) all of our current directors and executive officers as a group. The address of our directors and executive officers is c/o Encompass Health Corporation, 9001 Liberty Parkway, Birmingham, Alabama 35242. We know of no arrangements, the operation of which may at a subsequent date result in the change of control of Encompass Health.

Name	Common Shares Beneficially Owned(1)		Percent of Class(2)
Greater Than 5% Beneficial Owners
Wellington Management Group LLP	10,690,467	(3)	10.8%
BlackRock, Inc.	10,638,887	(4)	10.7%
The Vanguard Group	8,998,232	(5)	9.1%

Directors and Executive Officers
April Anthony	748,165	(6)	*
Greg Carmichael	3,097		*
John W. Chidsey	120,118		*
Douglas E. Coltharp	334,916	(7)	*
Donald L. Correll	74,002		*
Yvonne M. Curl	75,239		*
Patrick Darby	82,329	(8)	*
Charles M. Elson	79,762		*
Joan E. Herman	29,295		*
Leo I. Higdon, Jr.	77,172		*
Barbara A. Jacobsmeyer	74,066	(9)	*
Leslye G. Katz	29,295		*
Patricia Maryland	3,097		*
John E. Maupin, Jr.	78,005		*
Nancy M. Schlichting	8,173		*
L. Edward Shaw, Jr.	95,871		*
Mark J. Tarr	590,669	(10)	*
Terrance Williams	3,097		*
All directors and executive officers as a group	2,680,096	(11)	2.7%
* Less than 1%.
(1)According to the rules adopted by the SEC, a person is a beneficial owner of securities if the person or entity has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or right, conversion of a security or otherwise. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power, with respect to all shares of stock listed as owned by that person.
(2)The percentage of beneficial ownership is based upon 99,265,706 shares of common stock outstanding as of February 12, 2021.
(3)Based on a Schedule 13G/A filed with the SEC on February 3, 2021, Wellington Management Group LLP (parent holding company/control person), Wellington Group Holdings LLP (parent holding company/control person), Wellington Investment Advisors Holdings LLP (parenting holding company/control person), and Wellington Management Company LLP (investment advisor)(the “IA”) reported, as of December 31, 2020, beneficial ownership of 10,690,467 shares, including shared voting power for up to 9,602,137 shares and shared investment power for up to 10,690,467 shares, except that the IA reported shared voting power for up to 9,300,128 shares and shared investment power for up to 9,978,818 shares. These holders are located at 280 Congress Street Boston, MA 02210.
(4)Based on a Schedule 13G/A filed with the SEC on January 27, 2021, BlackRock, Inc. (parent holding company/control person) reported, as of December 31, 2020, beneficial ownership of 10,638,887 shares, with sole voting for 10,303,856 shares and sole investment power for 10,638,887 shares. This holder is located at 55 East 52nd Street, New York, NY 10055.
(5)Based on a Schedule 13G/A filed with the SEC on February 10, 2021, The Vanguard Group (investment adviser) reported, as of December 31, 2020, beneficial ownership of 8,998,232 shares, with shared voting power for 71,402 shares, sole investment power for 8,846,236 shares, and shared investment power for 151,996 shares. This holder is located at 100 Vanguard Blvd., Malvern, PA 19355.

(6)Includes 7,583 shares issuable upon exercise of options.
(7)Includes 187,567 shares issuable upon exercise of options.
(8)Includes 45,033 shares issuable upon exercise of options.
(9)Includes 35,177 shares issuable upon exercise of options.
(10)Includes 230,498 shares issuable upon exercise of options.
(11)Includes 505,858 shares issuable upon exercise of options.

EXECUTIVE OFFICERS
The following table lists all of our executive officers. Each of our executive officers will hold office until his or her successor is elected and qualified, or until his earlier resignation or removal.

Name	Age	Position	Since
Mark J. Tarr	59	President and Chief Executive Officer; Director	12/29/2016
Douglas E. Coltharp	59	Executive Vice President and Chief Financial Officer	5/6/2010
Barbara A. Jacobsmeyer	55	Executive Vice President and President, Inpatient Hospitals	12/29/2016
April Anthony	54	Chief Executive Officer, Home Health and Hospice	12/31/2014
Patrick Darby	56	Executive Vice President, General Counsel and Secretary	2/18/2016
Elissa J. Charbonneau, D.O.	61	Chief Medical Officer	7/1/2015
Andrew L. Price	54	Chief Accounting Officer	10/22/2009
Edmund M. Fay	54	Senior Vice President and Treasurer	3/1/2008
There are no family relationships or other arrangements or understandings known to us between any of the executive officers listed above and any other person pursuant to which he or she was or is to be selected as an officer, other than any arrangements or understandings with persons acting solely as officers of Encompass Health.
Executive Officers Who Are Not Also Directors
Douglas E. Coltharp—Executive Vice President and Chief Financial Officer
Mr. Coltharp was named Executive Vice President and Chief Financial Officer on May 6, 2010. Prior to joining us, Mr. Coltharp served as a partner at Arlington Capital Advisors and Arlington Investment Partners, LLC, a boutique investment banking firm and private equity firm, from May 2007 to May 2010. Prior to that, he served 11 years as executive vice president and chief financial officer for Saks Incorporated and its predecessor organization. Prior to joining Saks in November 1996, Mr. Coltharp spent approximately 10 years with Nations Bank, N.A. and its predecessors in various positions of increasing responsibilities culminating in senior vice president and head of southeast corporate banking. He currently serves as a member of the board of directors of Under Armour, Inc.
Barbara A. Jacobsmeyer—Executive Vice President and President, Inpatient Hospitals
Ms. Jacobsmeyer was promoted to Executive Vice President of Operations, now titled as President, Inpatient Hospitals, on December 29, 2016 when Mr. Tarr was promoted to President and Chief Executive Officer. Previously, she served as a Regional President for our inpatient rehabilitation business since 2012 and prior to that held various management positions with us since joining Encompass Health in April 2007. In that time her roles included Regional Vice President and hospital chief executive officer. Prior to joining us, Ms. Jacobsmeyer served as chief operating officer for Des Peres Hospital in St. Louis, Missouri.

April Anthony—Chief Executive Officer, Home Health and Hospice
Ms. Anthony became an executive officer effective December 31, 2014 upon the acquisition of Encompass Home Health and Hospice by Encompass Health. Ms. Anthony has 28 years of experience in the home health industry. In 1992, she acquired and became chief executive officer of Liberty Health Services. She sold Liberty in 1996 and founded Encompass in 1998, where she has served as chief executive officer since. During her time in the home health industry, Ms. Anthony has overseen the design and development of an industry-leading, comprehensive information platform that allows home health providers, including Encompass, to process clinical, compliance, financial, and marketing information as well as analyze data and trends for management purposes using custom reports on a timely basis. Ms. Anthony founded Homecare Homebase, LLC in 2001 and served as its chief executive officer until January 2020 when she assumed the role of executive chairman of the board. See “Pre-existing Agreement with an Affiliate” beginning on page 65 for additional detail. She practiced as a certified public accountant with Price Waterhouse LLP prior to entering the home health industry. Mrs. Anthony serves as a director of First Financial Bankshares, Inc. In addition, Ms. Anthony serves on the boards of a privately-held company, Celtic Holdings CB, L.P., and two non-profit organizations, Encompass Cares Foundation and Abilene Christian University.
Patrick Darby—Executive Vice President, General Counsel and Secretary
Mr. Darby was named Executive Vice President, General Counsel and Secretary effective February 18, 2016.  Before joining us, Mr. Darby was a partner at the law firm Bradley Arant Boult Cummings LLP in Birmingham, Alabama, where he practiced from 1990 to 2016, and an adjunct professor at Cumberland School of Law, in Birmingham, Alabama.
Elissa J. Charbonneau, D.O.—Chief Medical Officer
Dr. Charbonneau, a board-certified physical medicine and rehabilitation physician, was named Chief Medical Officer on July 1, 2015. From January 2015 to June 2015, she served as Vice President of Medical Services at Encompass Health. From 2001 to 2014, she served as Medical Director of New England Rehabilitation Hospital of Portland, a joint venture between Maine Medical Center and Encompass Health, where she was a staff physician for several years. Dr. Charbonneau received her doctor of osteopathic medicine from New York College of Osteopathic Medicine, a master’s degree in natural sciences/epidemiology from the State University of New York at Buffalo, and a bachelor’s degree from Cornell University. She is a diplomat of the American Board of Physical Medicine and Rehabilitation and of the American Osteopathic Board of Rehabilitation Medicine.
Andrew L. Price—Chief Accounting Officer
Mr. Price was named Chief Accounting Officer in October 2009 and has held various management positions with us since joining Encompass Health in June 2004 including Senior Vice President of Accounting and Vice President of Operations Accounting. Prior to joining us, Mr. Price served as senior vice president and corporate controller of Centennial HealthCare Corp, an Atlanta-based operator of skilled nursing centers and home health agencies, from 1996 to 2004, and as a manager in the Atlanta audit practice of BDO Seidman, LLC. Mr. Price is a certified public accountant and member of the American Institute of Certified Public Accountants.
Edmund M. Fay—Senior Vice President and Treasurer
Mr. Fay joined Encompass Health in 2008 as Senior Vice President and Treasurer. Mr. Fay has more than 16 years of experience in financial services specializing in corporate development, mergers and acquisitions, bank treasury management, fixed income and capital markets products. Prior to joining us, he served in various positions at Regions Financial Corporation, including executive vice president of strategic planning/mergers and acquisitions. Previously, he held vice president positions at Wachovia Corporation and at J.P. Morgan & Company, Inc.

GENERAL INFORMATION
Other Business
We know of no other matters to be submitted at the annual meeting. By submitting the proxy, the stockholder authorizes the persons named on the proxy to use their discretion in voting on any matter brought before the annual meeting.
Notice of Internet Availability of Proxy Materials
To conserve resources and save expense, we have elected to make our proxy materials available to our stockholders over the internet rather than mailing paper copies of those materials to each stockholder. However, we mail hard copies of proxy materials in the event a stockholder requests that we do so, as described below. On March 26, 2021, we began mailing to our stockholders, and also made available online at www.proxyvote.com, a Notice of Internet Availability of Proxy Materials directing stockholders to a website for access to this Proxy Statement, our 2020 Form 10-K, and instructions on how to vote via the internet or by telephone. If you received the Notice of Internet Availability only and would like to receive a paper copy of the proxy materials, please follow the instructions printed on the Notice of Internet Availability to request that a paper copy be mailed to you. Stockholders who do not receive the Notice of Internet Availability will receive a paper or electronic copy of our proxy materials.
Annual Report to Stockholders
A copy of our 2020 Form 10-K is being mailed concurrently with this proxy statement to stockholders who have requested hard copies previously and are entitled to notice of and to vote at the annual meeting. Our annual report to stockholders is not incorporated into this proxy statement and will not be deemed to be solicitation material. A copy of our 2020 Form 10-K is available without charge from the “Investors” section of our website at
https://investor.encompasshealth.com. Our 2020 Form 10-K is also available in print to stockholders without charge and upon request, addressed to Encompass Health Corporation, 9001 Liberty Parkway, Birmingham, Alabama 35242, Attention: Investor Relations.
Proposals for 2022 Annual Meeting of Stockholders
All stockholder proposals must be sent by mail or courier service and addressed to Encompass Health Corporation, 9001 Liberty Parkway, Birmingham, Alabama 35242, Attention: Corporate Secretary. Electronic mail and facsimile delivery are not monitored routinely for stockholder submissions, so timely delivery cannot be insured.
Any proposals that our stockholders wish to have included in our proxy statement and form of proxy for the 2022 annual meeting of stockholders must be received by us no later than the close of business on November 26, 2021, and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act in order to be considered for inclusion in the 2022 proxy statement and form of proxy.
You may also submit a proposal without having it included in our proxy statement and form of proxy, but we need not submit such a proposal for consideration at the annual meeting if it is considered untimely or does not include the information required by Section 2.9 of our Bylaws. In accordance with Section 2.9, to be timely your proposal must be delivered to or mailed and received at our principal executive offices on or after January 6, 2022 and not later than February 7, 2022; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after anniversary date of this year’s annual meeting, your proposal, in order to be timely, must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. Section 2.9 also requires, among other things, that the proposal must set forth a brief description of the business to be brought before the annual meeting and the reasons for conducting that business. A stockholder proposing business for the annual meeting must update and supplement the notice information required by Section 2.9 of our Bylaws so that it is true and correct as of the record date(s) for determining the stockholders entitled to receive notice of and to vote at the annual meeting. Any stockholder that intends to submit a proposal should read the entirety of the requirements in Section 2.9 of our Bylaws which can be found in the “Corporate Governance” section of our website at https://investor.encompasshealth.com.

Appendix A

Reconciliations of Non-GAAP Financial Measures to GAAP Results
To help our readers understand our past financial performance, our future operating results, and our liquidity, we supplement the financial results we provide in accordance with generally accepted accounting principles in the United States of America (“GAAP”) with certain non-GAAP financial measures, including our leverage ratio and Adjusted EBITDA. Our management regularly uses our supplemental non-GAAP financial measures to understand, manage, and evaluate our business and make operating decisions. We believe our leverage ratio and Adjusted EBITDA, as defined in our credit agreement, are measures of our ability to service our debt and our ability to make capital expenditures.
The leverage ratio is defined as the ratio of consolidated total debt to Adjusted EBITDA for the trailing four quarters. Additionally, the leverage ratio is a standard measurement used by investors to gauge the creditworthiness of an institution. Our credit agreement also includes a maximum leverage ratio financial covenant which allows us to deduct up to $300 million of cash on hand from consolidated total debt.
We use Adjusted EBITDA on a consolidated basis as a liquidity measure. We believe this financial measure on a consolidated basis is important in analyzing our liquidity because it is the key component of certain material covenants contained within our credit agreement, which is discussed in more detail in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, “Liquidity and Capital Resources,” and Note 10, Long-term Debt, to the consolidated financial statements included in our Annual Report on Form 10‑K for the year ended December 31, 2020 (the “2020 Form 10-K”). These covenants are material terms of the credit agreement. Noncompliance with these financial covenants under the credit agreement — its interest coverage ratio and its leverage ratio — could result in our lenders requiring us to immediately repay all amounts borrowed. If we anticipated a potential covenant violation, we would seek relief from our lenders, which would have some cost to us, and such relief might be on terms less favorable to those in our existing credit agreement. In addition, if we cannot satisfy these financial covenants, we would be prohibited under the credit agreement from engaging in certain activities, such as incurring additional indebtedness, paying common stock dividends, making certain payments, and acquiring and disposing of assets. Consequently, Adjusted EBITDA is critical to our assessment of our liquidity.
In general terms, the credit agreement definition of Adjusted EBITDA therein, referred to as “Adjusted Consolidated EBITDA,” allows us to add back to consolidated net income interest expense, income taxes, and depreciation and amortization and then add back to consolidated net income (1) all unusual or nonrecurring items reducing consolidated net income (of which only up to $10 million in a year may be cash expenditures), (2) any losses from discontinued operations, (3) non-ordinary course fees, costs and expenses incurred with respect to any litigation or settlement, (4) share-based compensation expense, (5) costs and expenses associated with changes in the fair value of marketable securities, (6) costs and expenses associated with the issuance or prepayment debt and acquisitions, and (7) any restructuring charges not in excess of 20% of Adjusted Consolidated EBITDA. We also subtract from consolidated net income all unusual or nonrecurring items to the extent they increase consolidated net income.
The calculation of Adjusted EBITDA under the credit agreement does not require us to deduct net income attributable to noncontrolling interests or gains on fair value adjustments of hedging and equity instruments, disposal of assets and development activities. It also does not allow us to add back losses on fair value adjustments of hedging instruments or unusual or nonrecurring cash expenditures in excess of $10 million. These items and amounts, in addition to the items falling within the credit agreement’s “unusual or nonrecurring” classification, may occur in future periods, but can vary significantly from period to period and may not directly relate to, or be indicative of, our ongoing liquidity or operating performance. Accordingly, the Adjusted EBITDA calculation presented here includes adjustments for them.
Adjusted EBITDA is not a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Therefore, Adjusted EBITDA should not be considered a substitute for net income or cash flows from operating, investing, or financing activities. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in Note 1, Summary of Significant Accounting Policies, to the consolidated financial statements accompanying the 2020 Form 10-K.
1

Reconciliation of Net Income to Adjusted EBITDA

	For the Year Ended December 31,
	2020	2019	2018	2017	2016
	(In Millions)
Net income	$368.8	$445.8	$375.4	$350.2	$318.1
Loss (income) from discontinued operations, net of tax, attributable to Encompass Health	—	0.6	(1.1)	0.4	—
Provision for income tax expense	103.8	115.9	118.9	145.8	163.9
Interest expense and amortization of debt discounts and fees	184.2	159.7	147.3	154.4	172.1
Loss on early extinguishment of debt	2.3	7.7	—	10.7	7.4
Professional fees—accounting, tax, and legal	—	—	—	—	1.9
Government, class action, and related settlements	2.8	—	52.0	—	—
Loss on disposal or impairment of assets	11.6	11.1	5.7	4.6	0.7
Depreciation and amortization	243.0	218.7	199.7	183.8	172.6
Stock-based compensation expense	29.5	114.4	85.9	47.7	27.4
Net income attributable to noncontrolling interests	(84.6)	(87.1)	(83.1)	(79.1)	(70.5)
Transaction costs	—	2.1	1.0	—	—
Gain on consolidation of joint venture formerly accounted for under the equity method of accounting	(2.2)	(19.2)	—	—	—
SARs mark-to-market impact on noncontrolling interests	—	(5.0)	(2.6)	—	—
Change in fair market value of equity securities	(0.4)	(0.8)	1.9	—	—
Tax reform impact of noncontrolling interests	—	—	—	4.6	—
Payroll taxes on SARs exercise	1.5	1.0	—	—	—
Adjusted EBITDA	$860.3	$964.9	$901.0	$823.1	$793.6
2

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

	For the Year Ended December 31,
	2020	2019	2018	2017	2016
	(In Millions)
Net cash provided by operating activities	$704.7	$635.3	$762.4	$658.3	$640.2
Professional fees—accounting, tax, and legal	—	—	—	—	1.9
Interest expense and amortization of debt discounts and fees	184.2	159.7	147.3	154.4	172.1
Equity in net income of nonconsolidated affiliates	3.5	6.7	8.7	8.0	9.8
Net income attributable to noncontrolling interests in continuing operations	(84.6)	(87.1)	(83.1)	(79.1)	(70.5)
Amortization of debt-related items	(7.2)	(4.5)	(4.0)	(8.7)	(13.8)
Distributions from nonconsolidated affiliates	(3.8)	(6.6)	(8.3)	(8.6)	(8.5)
Current portion of income tax expense	51.4	75.9	128.0	85.0	31.0
Change in assets and liabilities	7.3	180.1	(46.0)	7.4	30.1
Tax reform impact of noncontrolling interests	—	—	—	4.6	—
Cash used in (provided by) operating activities of discontinued operations	0.2	4.4	(0.8)	0.6	0.7
Transaction costs	—	2.1	1.0	—	—
SARs mark-to-market impact on noncontrolling interests	—	(5.0)	(2.6)	—	—
Change in fair market value of equity securities	(0.4)	(0.8)	1.9	—	—
Payroll taxes on SARs exercise	1.5	1.0	—	—	—
Other	3.5	3.7	(3.5)	1.2	0.6
Adjusted EBITDA	$860.3	$964.9	$901.0	$823.1	$793.6
For the year ended December 31, 2020, net cash used in investing activities was $407.5 million and primarily resulted from capital expenditures. Net cash used in financing activities during the year ended December 31, 2020 was $145.9 million and primarily resulted from the issuance of senior notes in May and October 2020 offset by the redemption of the Company's 5.75% Senior Notes due 2024, the purchase of one-third of the rollover shares held by members of the home health and hospice management team, dividends paid common stock, and distributions paid to noncontrolling interests of consolidated affiliates.
For the year ended December 31, 2019, net cash used in investing activities was $657.4 million and primarily resulted from the acquisition of Alacare and capital expenditures. Net cash provided by financing activities during the year ended December 31, 2019 was $48.2 million and primarily resulted from the issuance of $1.0 billion of senior notes offset by repayments on the Company’s revolving credit facility and 5.75% Senior Notes due 2024, the purchase of one-third of the rollover shares held by members of the home health and hospice management team, dividends paid common stock, distributions paid to noncontrolling interests of consolidated affiliates, and repurchases of common stock.
For the year ended December 31, 2018, net cash used in investing activities was $424.5 million and resulted primarily from capital expenditures and the acquisition of Camellia Healthcare. Net cash used in financing activities during the year ended December 31, 2018 was $321.2 million and resulted primarily from cash dividends paid on common stock, net debt payments, distributions to noncontrolling interests of consolidated affiliates, and purchasing one-third of the Rollover Shares held by members of the home health and hospice management team.
For the year ended December 31, 2017, net cash used in investing activities was $283.0 million and resulted primarily from capital expenditures and acquisitions of businesses. Net cash used in financing activities during the year ended December 31, 2017 was $359.9 million and resulted primarily from net debt repayments associated with the Company’s credit agreement, cash dividends paid on common stock, distributions to noncontrolling interests of consolidated affiliates, and repurchases of common stock in the open market.
For the year ended December 31, 2016, net cash used in investing activities was $229.9 million and resulted primarily from capital expenditures and acquisitions of businesses offset by the proceeds from the disposal of the home health pediatric assets. Net cash used in financing activities during the year ended December 31, 2016 was $416.4 million and resulted primarily from the redemption of the Company’s 7.75% Senior Notes due 2022, cash dividends paid on common stock, repurchases of common stock in the open market, and distributions to noncontrolling interests of consolidated affiliates.
3

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D38191-P51435 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ENCOMPASS HEALTH CORPORATION

The Board of Directors recommends you vote FOR the following:

Nominees:	For	Against	Abstain
1a. Greg D. Carmichael	☐	☐	☐
1b. John W. Chidsey	☐	☐	☐
1c. Donald L. Correll	☐	☐	☐
1d. Yvonne M. Curl	☐	☐	☐
1e. Charles M. Elson	☐	☐	☐
1f. Joan E. Herman	☐	☐	☐
1g. Leo I. Higdon, Jr.	☐	☐	☐
1h. Leslye G. Katz	☐	☐	☐
1i. Patricia A. Maryland	☐	☐	☐
1j. John E. Maupin, Jr.	☐	☐	☐
1k. Nancy M. Schlichting	☐	☐	☐
1l. L. Edward Shaw, Jr.	☐	☐	☐
1m. Mark J. Tarr	☐	☐	☐
1n. Terrance Williams	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2021.	☐	☐	☐
3. An advisory vote to approve executive compensation.	☐	☐	☐

NOTE: In their discretion, the proxies named on the reverse side of the card may vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

D38192-P51435

ENCOMPASS HEALTH CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
THURSDAY, MAY 6, 2021
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Patrick Darby and Douglas E. Coltharp, and each of them, as attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Encompass Health Corporation that the undersigned would be entitled to vote if personally present at the 2021 Annual Meeting of Stockholders at 11:00 A.M. Central Time, on Thursday, May 6, 2021, and at any postponement or adjournment thereof, with all powers that the undersigned would have if personally present there.

This proxy, when properly executed, will be voted as specified by the undersigned on the reverse side. If no choice is specified, the proxy will be voted as to all shares of the undersigned: FOR the election of all nominees for director listed on the reverse side and FOR Proposals 2 and 3. The proxies are hereby authorized to vote all shares of the undersigned in their discretion upon such other matters as may properly come before the meeting or any postponement or adjournment thereof.

Continued and to be signed on reverse side